   As filed with the Securities and Exchange Commission on February 17, 1994
                                                   Registration No. 33-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                        OCTEL COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                              Delaware                                3661                               77-0029449
                    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
                 of incorporation or organization)         Classification Code Number)               Identification No.)

                        Octel Communications Corporation
                                890 Tasman Drive
                        Milpitas, California 95035-7439
                                 (408) 321-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 GARY A. WETSEL
                            CHIEF FINANCIAL OFFICER
                        Octel Communications Corporation
                                890 Tasman Drive
                        Milpitas, California 95035-7439
                                 (408) 321-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                  Barry E. Taylor, Esq.                                      Eric J. Lapp, Esq.
                 Donna M. Petkanics, Esq.                                 Diane Holt Frankle, Esq.
                   Mark E. Bonham, Esq.                                       Heayoon Woo, Esq.
            Wilson, Sonsini, Goodrich & Rosati                          Gray Cary Ware & Freidenrich
                 Professional Corporation                                    400 Hamilton Avenue
                   Two Palo Alto Square                               Palo Alto, California 94301-1809
               Palo Alto, California 94306                                  Phone: (415) 328-6561
                  Phone: (415) 493-9300                                      Fax: (415) 327-3699
                   Fax: (415) 858-4485

     Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective and certain other conditions under the Reorganization Agreement are met or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                 Proposed     Proposed maximum
                                                                  maximum          aggregate         Amount of
   Title of each class of securities to be    Amount to be    offering price       offering        registration
                 registered                    registered       per unit(1)        price(1)             fee
- ----------------------------------------------------------------------------------------------------------------
  Common Stock, $0.001 par value  . . . . .     5,309,295          $28.25         $149,987,612         $51,720
================================================================================================================


(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Common Stock as reported on The Nasdaq National Market on February 11, 1994 in accordance with Rule 457 under the Securities Act of 1933.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING THE LOCATION IN THE PROSPECTUS OF THE
                   INFORMATION REQUIRED BY PART I OF FORM S-4

                    S-4 Item Number and Caption                                 Prospectus
                    ----------------------------                                ----------
A.    INFORMATION ABOUT THE TRANSACTION

      1.  Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus  . . . . . .  Facing Page; Cross Reference Sheet; Outside Front Cover Page of
                                                               Prospectus

      2.  Inside Front and Outside Back Cover Pages of
          Prospectus  . . . . . . . . . . . . . . . . . . . .  Table of Contents; Available Information; Incorporation of Certain
                                                               Documents by Reference

      3.  Risk Factors, Ratio of Earnings to Fixed Charges
          and Other Information   . . . . . . . . . . . . . .  Summary; Selected Historical and Unaudited Pro Forma Financial Data;
                                                               Risk Factors; The Merger; The Reorganization Agreement

      4.  Terms of the Transaction  . . . . . . . . . . . . .  Summary; The Merger; The Reorganization Agreement; Rights of Holders
                                                               of Octel Common Stock and VMX Common Stock

      5.  Pro Forma Financial Information   . . . . . . . . .  Selected Historical and Unaudited Pro Forma Financial Data; Unaudited
                                                               Pro Forma Combined Condensed Financial Information

      6.  Material Contacts With the Company Being Acquired  . Summary; The Merger; The Reorganization Agreement

      7.  Additional Information Required for Reoffering
          by Persons and Parties Deemed to Be Underwriters  . .              *

      8.  Interests of Named Experts and Counsel  . . . . . . .              *

      9.  Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities  . . .              *





__________________________________

* Omitted because inapplicable or answer is negative.

MEB2OU.R8(5P3)
02/16/94

                    S-4 Item Number and Caption                    Prospectus
                    ----------------------------                   ----------
B.    INFORMATION ABOUT THE REGISTRANT

      10. Information With Respect to S-3 Registrants   .   Available Information; Incorporation of Certain Documents by
                                                            Reference; Summary; The Merger; Octel Communications Corporation;
                                                            Market Price and Dividend Information

      11. Incorporation of Certain Information by
           Reference . . . . . . . . . . . . . . . . . . .  Incorporation of Certain Documents by Reference

      12. Information With Respect to S-2 or S-3
            Registrants  . . . . . . . . . . . . . . . . .         *

      13. Incorporation of Certain Information by
            Reference   . . . . . . . . . . . . . . . . .          *

      14. Information With Respect to Registrants
            Other Than S-3 or S-2 Registrants . . . . . .          *

C.    INFORMATION ABOUT THE COMPANY BEING ACQUIRED

      15. Information With Respect to S-3 Companies . . .   Available Information; Incorporation of Certain Documents by
                                                            Reference; The Merger; VMX, Inc.; Market Price and Dividend
                                                            Information

      16. Information With Respect to S-2 or S-3
            Companies  . . . . . . . . . . . . . . . . . .            *

      17. Information With Respect to Companies Other
          than S-2 or S-3 Companies  . . . . . . . . . . .            *

D.    VOTING AND MANAGEMENT INFORMATION

      18. Information if Proxies, Consents or
          Authorizations Are to Be Solicited   . . . . . .     Facing Page; Outside Front Cover Page; Summary; The Meetings; The
                                                               Merger; The Reorganization Agreement; Octel Communications
                                                               Corporation; VMX, Inc.; Additional Matters for Consideration by Octel
                                                               Stockholders

      19. Information if Proxies, Consents or Authorizations
          Are not to Be Solicited or in an Exchange Offer   .         *





MEB2OU.R8(5P3)
02/16/94

                        OCTEL COMMUNICATIONS CORPORATION
                                890 Tasman Drive
                            Milpitas, CA 95035-7439


                                                      ____________________, 1994


Dear Stockholder:

       You are cordially invited to attend the Special Meeting of Stockholders of Octel Communications Corporation ("Octel") to be held at _______ a.m., local time, on _________________, 1994, at ______________________________, California
_________.

       At this meeting, you will be asked to consider and vote upon the following proposals:

              1. To approve the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 29, 1994, among Octel, Octel Acquisition Corporation ("Merger Sub") and VMX, Inc. ("VMX"), and to approve the merger (the "Merger") of Merger Sub with and into VMX pursuant to the Reorganization Agreement and the issuance of shares of Octel Common Stock in the Merger. As a result of the Merger, VMX stockholders will receive one share of Octel Common Stock for every five shares of their VMX Common Stock, and VMX will become a wholly owned subsidiary of Octel.

              2. To approve an amendment to Octel's 1985 Incentive Stock Plan increasing the number of shares of Common Stock reserved for issuance by 3.0 million shares. As of the date of this Joint Proxy Statement/Prospectus, all shares of Common Stock currently reserved for issuance under Octel's 1985 Incentive Stock Plan are subject to outstanding options.

              3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

       YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE REORGANIZATION AGREEMENT AND THE ISSUANCE OF SHARES OF OCTEL COMMON STOCK AND FOR THE RESERVATION OF ADDITIONAL SHARES FOR ISSUANCE PURSUANT TO THE 1985 INCENTIVE STOCK PLAN. THE ACTIONS PROPOSED HEREIN ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNER'S SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF OCTEL COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

       Details of the proposed Merger and other important information concerning Octel and VMX appear in the accompanying Joint Proxy
Statement/Prospectus.  Please give this material your careful attention.

       Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                        Sincerely,


                                        Robert Cohn
                                        Chairman, President and Chief Executive
                                          Officer





MEB2OU.R8(5P3)
02/16/94

                        OCTEL COMMUNICATIONS CORPORATION


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD _______________, 1994


TO THE STOCKHOLDERS OF OCTEL COMMUNICATIONS CORPORATION:

       NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Octel Communications Corporation ("Octel"), a Delaware corporation, will be held at ________ a.m., local time, on ____________, 1994, at
__________________________________________________, California _________, to
consider and vote upon the following proposals:

              1. To approve the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 29, 1994, among Octel, Octel Acquisition Corporation ("Merger Sub") and VMX, Inc. ("VMX"), and to approve the merger (the "Merger") of Merger Sub with and into VMX pursuant to the Reorganization Agreement and the issuance of shares of Octel Common Stock in the Merger. As a result of the Merger, VMX stockholders will receive one share of Octel Common Stock for every five shares of their VMX Common Stock, and VMX will become a wholly owned subsidiary of Octel. Based upon the number of shares of Octel and VMX Common Stock outstanding as of January 29, 1994, there will be approximately 23.4 million shares of Octel Common Stock outstanding upon consummation of the Merger.

              2. To approve an amendment to Octel's 1985 Incentive Stock Plan increasing the number of shares of Common Stock reserved for issuance by 3.0 million shares. As of the date of this Joint Proxy Statement/Prospectus, all shares of Common Stock currently reserved for issuance under Octel's 1985 Incentive Stock Plan are subject to outstanding options.

              3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

       The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

       Only stockholders of record at the close of business on ________, 1994 are entitled to notice of and to vote at the meeting.

       All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. The actions proposed herein are not matters that can be voted on by brokers holding shares for beneficial owners without the owner's specific instructions. Accordingly, all beneficial owners of Octel Common Stock are urged to return the enclosed proxy card marked to indicate their votes. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                                            Sincerely,


                                            Derek S. Daley
                                            Secretary
Milpitas, California
_______________, 1994





MEB2OU.R8(5P3)
02/16/94

                                   VMX, INC.
                                2115 O'Nel Drive
                            San Jose, CA 95131-2032

                                                          ________________, 1994

Dear Stockholder:

       You are cordially invited to attend the Special Meeting of Stockholders of VMX, Inc. ("VMX") to be held at _______ a.m., local time, on _______, 1994, at ______________________________, California _________.

       At this meeting, you will be asked to consider the following proposals:

              1. To approve the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 29, 1994, among Octel Communications Corporation ("Octel"), Octel Acquisition Corporation ("Merger Sub") and VMX, and to approve the merger (the "Merger") of Merger Sub with and into VMX pursuant to the Reorganization Agreement. As a result of the Merger, VMX stockholders will receive one share of Octel Common Stock for every five shares of their VMX Common Stock, and VMX will become a wholly owned subsidiary of Octel.

              2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

       YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT. THE ACTIONS PROPOSED HEREIN ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNER'S SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF VMX COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

       Details of the proposed Merger and other important information concerning Octel and VMX appear in the accompanying Joint Proxy
Statement/Prospectus.  Please give this material your careful attention.

       Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                        Sincerely,


                                        Patrick S. Howard
                                        President and Chief Executive Officer





MEB2OU.R8(5P3)
02/16/94

                                   VMX, INC.


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD _______________, 1994


TO THE STOCKHOLDERS OF VMX, INC.:

       NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of VMX, INC. ("VMX"), a Delaware corporation, will be held at ________ a.m., local time, on ____________, 1994, at ________________, California _________, to
consider and vote upon the following proposals:

              1. To approve the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 29, 1994, among Octel Communications Corporation ("Octel"), Octel Sub, Inc. ("Merger Sub") and VMX, and to approve the merger (the "Merger") of Merger Sub with and into VMX pursuant to the Reorganization Agreement. As a result of the Merger, VMX stockholders will receive one share of Octel Common Stock for every five shares of their VMX Common Stock and VMX will become a wholly owned subsidiary of Octel. Based upon the number of shares of Octel and VMX Common Stock outstanding as of January 29, 1994, there will be approximately 23.4 million shares of Octel Common Stock outstanding upon consummation of the Merger.

              2. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

       The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus accompanying this Notice.

       Only stockholders of record at the close of business on ________, 1994 are entitled to notice of and to vote at the meeting.

       All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. The actions proposed herein are not matters that can be voted on by brokers holding shares for beneficial owners without the owner's specific instructions. Accordingly, all beneficial owners of VMX Common Stock are urged to return the enclosed proxy card marked to indicate their votes. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

                                            Sincerely,


                                            Bruce C. Pollock
                                            Secretary

San Jose, California
_____________, 1994





MEB2OU.R8(5P3)
02/16/94

                             SUBJECT TO COMPLETION
                            DATED FEBRUARY 17, 1994
      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.

[OCTEL LOGO]                                                    [VMX LOGO]]
                        OCTEL COMMUNICATIONS CORPORATION

                                      AND

                                   VMX, INC.

                             JOINT PROXY STATEMENT


                        OCTEL COMMUNICATIONS CORPORATION

                                   PROSPECTUS


       This Joint Proxy Statement/Prospectus is being furnished to holders of Common Stock ("Octel Common Stock"), par value $0.001 per share, of Octel Communications Corporation ("Octel"), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of Octel (the "Octel Board") for use at the special meeting of stockholders of Octel (the "Octel Special Meeting") to be held at _______ a.m., local time on ________, 1994, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Octel Special Meeting of Stockholders. The Octel Special Meeting will be held at ____________________________________.

       This Joint Proxy Statement/Prospectus is also being furnished to holders of common stock ("VMX Common Stock"), par value $0.05 per share, of VMX, Inc. ("VMX"), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors of VMX (the "VMX Board") for use at the special meeting of the stockholders of VMX (the "VMX Special Meeting") to be held at _________ a.m., local time, on ________, 1994, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of VMX Special Meeting of Stockholders. The VMX Special Meeting will be held at __________________________________________________.

       This Joint Proxy Statement/Prospectus constitutes a prospectus of Octel with respect to up to [5,309,295] shares of Octel Common Stock to be issued in connection with the merger (the "Merger") of Octel Acquisition Corporation ("Merger Sub"), a Delaware corporation, with and into VMX pursuant to the Agreement and Plan of Reorganization, dated as of January 29, 1994 among Octel, Merger Sub and VMX (the "Reorganization Agreement"). All information contained in this Joint Proxy Statement/Prospectus relating to Octel has been supplied by Octel, and all information contained herein relating to VMX has been supplied by VMX.

       SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH OCTEL AND VMX STOCKHOLDERS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





MEB2OU.R8(5P3)
02/16/94

       This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of Octel and VMX on or about ____________, 1994.

       The date of this Joint Proxy Statement/Prospectus is ____________, 1994.





MEB2OU.R8(5P3)
02/16/94

                             AVAILABLE INFORMATION

       Octel and VMX are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the New York Regional Office, 75 Park Place, New York, New York 10007, and the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549. In addition, material filed by Octel and material filed by VMX can be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

       Octel has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Reorganization Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by Octel with the Commission are incorporated by reference in this Proxy Statement/Prospectus:

       1. Octel's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.

       2. Octel's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1993 and December 31, 1993.

       3. The description of Octel's capital stock contained in Octel's Registration Statement on Form 8-B filed with the Commission on February 12, 1990.

       4. The description of Octel's Common Share Purchase Rights associated with Common Stock contained in Octel's Registration Statement on Form 8-A filed with the Commission on August 1, 1990.

       All documents filed by Octel pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meeting of Stockholders of Octel shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

       THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATED TO OCTEL (WITHOUT EXHIBITS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM OCTEL COMMUNICATIONS CORPORATION, 890 TASMAN DRIVE, MILPITAS, CALIFORNIA 95035-7439 ATTN: INVESTOR RELATIONS (TELEPHONE (408) 321-6571). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY REQUEST SHOULD BE MADE PRIOR TO __________________, 1994.





MEB2OU.R8(5P3)
02/16/94                                -i-

       The following documents filed by VMX with the Commission are incorporated by reference in this Proxy Statement/Prospectus:

       1. VMX's Annual Report on Form 10-K for the fiscal year ended June 30, 1993.

       2. VMX's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1993 and December 31, 1993.

       3. The description of VMX's capital stock contained in VMX's Registration Statement on Form 8-A filed with the Commission on October 25, 1984, as amended on December 27, 1984.

       4. The description of VMX's Common Stock Purchase Rights associated with Common Stock contained in VMX's Registration Statement on Form 8-A filed with the Commission on February 27, 1990.

       All documents filed by VMX pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meeting of the stockholders of VMX shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

       THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATED TO VMX (WITHOUT EXHIBITS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM VMX, INC., 2115 O'NEL DRIVE, SAN JOSE, CALIFORNIA 95131-2032 ATTN:
INVESTOR RELATIONS (TELEPHONE (408) 441-1144). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETINGS, ANY REQUEST SHOULD BE MADE PRIOR TO _____________, 1994.


       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE MATTERS REFERRED TO HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY OCTEL OR BY VMX. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                   TRADEMARKS

       Octel(R), Octel Communications(R), the Octel logo, Aspen(R), Branch(R), Maxum(R), OctelNet(R), Sierra(R) and Smooth Operator(R) are registered trademarks of Octel, and OctelForms(TM), TransAct(TM), FaxCall(TM), InfoTex(TM), VTrees(TM), RTG (Ready-To-Go)(TM) and Co- Operator(TM) are trademarks of Octel. VMX(R), D.I.A.L.(R), VMX/16(R), VMXoffice(R), Voice Message Exchange(R), Voice Message Service(R), Voicenet(R) and D.I.A.L.PRO(R) are registered trademarks of VMX, and VMXworks(TM), Message Desk(TM), Worksolutions(TM), VMX Desktop(TM) for Windows, VMXmail(TM), e-Mailworks(TM), Fax Mail Plus(TM), Toolworks(TM), IntraMessaging(TM), Teamworks(TM), Adaptive Integration(TM), Application Controlled Messaging(TM), Call Flow Language(TM), Asyncworks(TM), Entryworks(TM), Hostworks(TM), SNAworks(TM), Helpworks(TM) and Personal Assistance(TM) are trademarks of VMX. This Joint Proxy Statement/Prospectus also contains registered and unregistered trademarks of persons and entities other than Octel and VMX.





MEB2OU.R8(5P3)
02/16/94                             -ii-

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    i

TRADEMARKS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   ii

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

   The Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   Operations Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
   Date and Place of the Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
   Purpose of the Meetings; The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
   Stockholders Entitled to Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
   Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
   Dissenters' Rights of Dissenting VMX Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
   Recommendations; Fairness Opinions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
   Reasons for the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
   Interests of Certain Persons   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
   Effective Time of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
   Conditions to the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
   Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
   Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
   Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
   Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

   Selected Historical Financial Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
   Selected Unaudited Pro Forma Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
   Comparative Per Share Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

   Uncertainties Relating to the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
   Risks Relating to Both Octel and VMX   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
   Risk Factors Concerning Octel's Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
   Risk Factors Concerning VMX's Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

THE MEETINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   Matters to be Considered at the Meetings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   Record Dates; Voting at the Meetings; Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16





MEB2OU.R8(5P3)
02/16/94                             -iii-

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                           PAGE
                                                                                                                           ----
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

   Description  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   Background of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   Reasons for the Merger; Recommendations of the Boards of Directors   . . . . . . . . . . . . . . . . . . . . . . . . .   20
   Operations Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
   Fairness Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
   Certain Federal Income Tax Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
   Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   Interests of Certain Persons   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
   Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
   Rights of Dissenting VMX Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

THE REORGANIZATION AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

   Effective Time of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
   Conversion of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
   Treatment of VMX Stock Options and Employee Stock Purchase Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
   Resale of Octel Common Stock by VMX Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
   Business of VMX Pending the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
   Solicitation of Alternative Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
   Business of Octel Pending the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
   Corporate Structure and Related Matters After the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
   Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
   Conditions to the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
   Termination; Amendment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
   Confidentiality Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

OCTEL COMMUNICATIONS CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

   Business of Octel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
   Security Ownership of Certain Beneficial Owners and Management   . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
   Directors and Executive Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
   Option Grants to Certain Additional Directors and Executive Officers Since June 30, 1993   . . . . . . . . . . . . . .   50

VMX, INC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

   Business of VMX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
   Security Ownership of Certain Beneficial Owners and Management   . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
   Options Granted to Certain Executive Officers Since June 30, 1993  . . . . . . . . . . . . . . . . . . . . . . . . . .   60
   Certain Transactions Since June 30, 1993   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

   Octel-VMX Unaudited Pro Forma Combined Condensed Balance Sheet   . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
   Octel-VMX Unaudited Pro Forma Combined Condensed Statements of Income  . . . . . . . . . . . . . . . . . . . . . . . .   63





MEB2OU.R8(5P3)
02/16/94                             -iv-

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                           PAGE
                                                                                                                           ----
   Octel-VMX Notes to Unaudited Pro Forma Combined Condensed Financial Statements   . . . . . . . . . . . . . . . . . . .   64

RIGHTS OF HOLDERS OF
                                                     OCTEL COMMON STOCK AND VMX COMMON STOCK  . . . . . . . . . . . . . .   67
   Comparison of Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
   Indemnification of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

MARKET PRICE AND DIVIDEND INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

   Octel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
   VMX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

ADDITIONAL MATTERS FOR CONSIDERATION BY OCTEL STOCKHOLDERS:  APPROVAL OF
  AMENDMENT TO THE 1985 INCENTIVE STOCK PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71

   General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
   Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
   Purposes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
   Administration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
   Eligibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
   Terms of Options   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
   Options Outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
   Capital Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
   Amendment and Termination of the Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
   Tax Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75

PART II
                                                     INFORMATION NOT REQUIRED IN PROSPECTUS   . . . . . . . . . . . . . . II-1
   Item 20.  Indemnification of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-1
   Item 21.  Exhibits and Financial Statement Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-1
   Item 22.  Undertakings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-2

SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-4


ANNEX A  -  Agreement and Plan of Reorganization
ANNEX B  -  Fairness Opinion of Hambrecht & Quist Incorporated
ANNEX C  -  Form of Fairness Opinion to be rendered by Unterberg Harris





MEB2OU.R8(5P3)
02/16/94                                 -v-

                                    SUMMARY

       The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and is qualified in its entirety by reference to the full text of this Joint Proxy Statement/Prospectus, the exhibits hereto and the documents incorporated by reference herein. Stockholders are urged to read this Joint Proxy Statement/Prospectus and the accompanying exhibits in their entirety. See "Risk Factors" for certain information that should be considered by the stockholders of both Octel and VMX.

THE COMPANIES

       Octel. Octel Communications Corporation designs, manufactures and markets voice information processing systems that use the touch-tone telephone as the terminal and the fax machine as the printer. These multi-functional, specialized computers and personal computer-based systems allow users to access, manage and integrate multiple forms of information--voice, image and data--across the world-wide telephone network in a single call from any touch-tone telephone in the world. Users with a mailbox on a voice information processing system, referred to as subscribers, can send or retrieve voice messages, receive and forward faxes, and send or retrieve data stored in computers. Octel sells its systems to organizations of all sizes and to providers of voice information services. Through Tigon Corporation ("Tigon"), a wholly owned subsidiary acquired in October 1992, Octel also provides voice information processing-related services to telephone companies and large corporations.

       Octel's customers use voice information processing technology as an information resource to address a number of objectives, including enhanced business competitiveness, improved customer service, increased operating flexibility, greater employee productivity, higher revenues, and reduced operating costs. Organizations can realize specific hard-dollar savings from the technology because voice messages tend to be shorter than normal telephone conversations and the need for callbacks is reduced by the ability of callers to leave detailed messages. Further, users may retrieve data and documents without human intervention, 24 hours per day. In addition, the staff required for telephone answering and message taking may be reduced, routine inquiries and requests can be handled automatically and callers may route their own calls to desired extensions, even after hours, rather than relying on a company operator to handle calls. Finally, with the recently announced fax processing capabilities, subscribers can efficiently store, retrieve and redirect fax documents using any touch-tone telephone. Octel's proprietary OctelNet software allows customers to network a large number of systems together and send messages seamlessly across systems. Telephone companies and cellular providers purchase Octel systems to provide some of these same features to their business and residential customers.

       Octel focuses on two principal customer markets: Customer Premise Equipment ("CPE") customers and Voice Information Services ("VIS") providers. Octel addresses these markets both in the United States and internationally. Octel's voice information processing system product line has a number of characteristics that Octel believes are important to organizations of all sizes:

       . Integration of multimedia (voice, fax and data) technologies . Broad range of features
       . Broad product line
       . Upgradability
       . Reliability and maintenance
       . Broad range of PBX and Centrex integration
       . Networking
       . Simple system management

       Octel provides a broad family of voice information processing systems, with extensive features, telephone switch integrations and networking capabilities. Products range from two-port systems for as few as 20 subscribers to 432-port systems for up to 60,000 subscribers in certain VIS applications. Octel's products provide customers with the flexibility to configure a voice information processing system to meet their particular needs for ports and message storage capacity.





MEB2OU.R8(5P3)
02/16/94                               -1-

       Octel Communications Corporation is located at 890 Tasman Drive, Milpitas, California 95035-7439 and its telephone number at that address is
(408) 321-2000.  References to Octel include Octel and its subsidiaries.

       VMX. VMX, Inc. was incorporated in Delaware in 1978 under the name Electronic Communications Systems, Inc. In 1982, its name was changed to VMX, Inc. In July 1988, VMX acquired all of the outstanding capital stock of OPCOM, a California corporation (the "OPCOM Merger") in a merger accounted for as a pooling of interests. In March 1993, VMX acquired all of the outstanding capital stock of Rhetorex, Incorporated ("Rhetorex"), a California corporation, in a merger accounted for as a pooling of interests (the "Rhetorex Merger").
In April 1993, utilizing technology rights acquired from The Vmail Company, Ltd., VMX formed its Client/Server Software Division. VMX designs and manufactures Integrated Voice Processing ("IVP") systems which provide customer solutions that combine voice, data and image for business communications.

       VMX focuses on customer premise equipment, or CPE, applications with a broad range of voice processing systems and software products that permit the creation of communication solutions specifically designed to each particular organization's requirements. VMX's objective is to integrate several communications technologies such as voice mail, voice response, audiotext, fax, text-to-speech and speech recognition with computers in a way that gives users flexibility in both the choice of media (voice, fax, e-mail) and choice of the access method (telephone or computer terminal).

       VMX sees an opportunity to leverage its experience in developing voice processing solutions, and its expertise in bridging the gap between voice and data, into the emerging market of IVP at the desktop. As more and more customers have selected VMX's high-performance VMX 200/300 IVP platform and sophisticated applications, VMX has launched the next stage in its product evolution, bringing IVP functionality to the desktop and the client/server platform.

       VMX's products consist of hardware and software and provide a broad range of call and message processing features that integrate with most PBXs and offer worldwide networking capabilities. VMX's product line of voice processing systems consists of the VMX 300 system, the VMX 200 system, and the VMX 100 system, each of which utilizes VMX's D.I.A.L. voice processing software. Additionally, VMX offers VMXworks, a family of software products including packaged applications, templates and other software development tools for creating customer specific applications. Through its Rhetorex subsidiary, VMX designs and produces high-performance voice processing components and software for PC computers.

       Depending on the system and combination of feature options chosen, VMX systems are designed to achieve some or all of the following functions:

       . Call processing
       . Call answering
       . Voice mail
       . Voice response
       . Fax processing
       . Mixed media applications

       VMX's business and marketing strategy emphasizes the use of VMX systems as a primary means by which organizations communicate with their customers. A key component of this strategy is effective implementation of VMX systems to provide customer-specific communication solutions. Consequently, VMX has established direct sales and application support offices in major metropolitan centers and has developed a broad network of specialized value-added resellers
(VARs) who are responsible for the sale, implementation and application support of VMX systems in other assigned territories.

       VMX, Inc. is located at 2115 O'Nel Drive, San Jose, California 95131-2032 and its telephone number at that address is (408) 441-1144. References to VMX include VMX and its subsidiaries.





MEB2OU.R8(5P3)
02/16/94                               -2-

OPERATIONS FOLLOWING THE MERGER

       Following the Merger, Octel and VMX intend to integrate certain operations of the two companies, which is expected to create more efficient operations. The combined company expects to continue offering the full product lines of both Octel and VMX subsequent to the Merger. Research and development, engineering and support operations will be co-located. In the near term, however, certain research and development activities focused on future products or new technologies will operate independently. The companies expect that the distribution channels for the products of the two companies will remain unchanged subsequent to the Merger. Certain direct sales activities will be combined and some management consolidation will occur subsequent to the Merger.

DATE AND PLACE OF THE MEETINGS

       The Octel Special Meeting will be held on _______________, 1994 at ____ a.m., local time, at [the offices of Octel Communications Corporation], ______________________, California.

       The VMX Special Meeting will be held on _____________, 1994, at ____ a.m., local time, [at the offices of VMX, Inc.], _________________________,
California.

PURPOSE OF THE MEETINGS; THE MERGER

       The Octel Special Meeting. At the Octel Special Meeting, the stockholders of Octel will be asked to consider and vote upon the proposals (i) to approve the Reorganization Agreement (included as Annex A to this Joint Proxy Statement/Prospectus and incorporated herein by reference), pursuant to which, among other things, Merger Sub will be merged with and into VMX, with VMX as the surviving corporation, and VMX will become a wholly owned subsidiary of Octel, and to approve the Merger and the issuance of shares of Octel Common Stock in the Merger; (ii) to approve an amendment to Octel's 1985 Incentive Stock Plan increasing the number of shares of Common Stock reserved for issuance by 3.0 million shares (as of the date of this Joint Proxy Statement/Prospectus, all shares of Common Stock currently reserved for issuance under Octel's 1985 Incentive Stock Plan are subject to outstanding options); and (iii) to transact such other business as may properly come before the Octel Special Meeting or any adjournments or postponements thereof.

       As a result of the Merger, each five shares of VMX Common Stock will be converted into the right to receive one share of Octel Common Stock (the right to receive one share of Octel Common Stock for every five shares of VMX Common Stock is referred to herein as the "Exchange Ratio") and VMX will become a wholly owned subsidiary of Octel. No fractional shares of Octel Common Stock will be issued, and cash will be paid in lieu of any such fractional shares.

       The VMX Special Meeting. At the VMX Special Meeting, the stockholders of VMX will consider and vote upon the proposals (i) to approve the Reorganization Agreement and to approve the Merger and (ii) to transact such other business as may properly come before the VMX Special Meeting or any adjournments or postponements thereof.

STOCKHOLDERS ENTITLED TO VOTE

       The close of business on ________, 1994 is the record date for determination of holders of Octel Stock entitled to vote at the Octel Special Meeting. At that date, __________ shares of Octel Common Stock were outstanding. As of such date the Octel Common Stock was held by approximately __________ holders of record. As of such date, directors and executive officers of Octel and their affiliates may be deemed to be beneficial owners of approximately ___% of the outstanding shares of Octel Common Stock.

       The close of business on ________, 1994 is the record date for determination of holders of VMX Common Stock entitled to vote at the VMX Special Meeting. At that date, _________ shares of VMX Common Stock were outstanding. As of such date, directors and executive officers of VMX and their affiliates may be deemed to be beneficial owners of approximately ___% of the outstanding shares of VMX Common Stock.





MEB2OU.R8(5P3)
02/16/94                                -3-

       The directors and executive officers of Octel and VMX have indicated that they intend to vote the shares of Common Stock of their respective companies held by them for approval of the Merger.

VOTE REQUIRED

       Octel. Approval of the Reorganization Agreement and the Merger and approval of the amendment to Octel's 1985 Incentive Stock Plan will each require the affirmative vote of the holders of a majority of the outstanding shares of Octel Common Stock present (in person or by proxy) at the Octel Special Meeting that are entitled to vote on the proposal and are voted for or against the proposal. The approval of the Reorganization Agreement and the Merger by Octel's stockholders is required by the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on The Nasdaq National Market.

       VMX. Approval of the Reorganization Agreement and the Merger under Delaware law will require the affirmative vote of the holders of a majority of the outstanding shares of VMX Common Stock entitled to vote at the VMX Special Meeting.

       Effect of Abstentions and "Broker Non-Votes." Shares that abstain from the vote will not be counted as votes for or against the respective proposals. With respect to broker non-votes, there is case law to the effect that, while such shares may be counted for determining the presence or absence of a quorum for the transaction of business at a meeting, broker non-votes should not be counted for purposes of determining the number of shares voting with respect to the particular proposal(s) on which the broker has expressly not voted. Accordingly, broker non-votes will not be counted as voting shares with respect to the proposals. The actions proposed herein are not matters that can be voted on by brokers holding shares for beneficial owners without the owner's specific instructions. Accordingly, all beneficial owners of Octel and VMX Common Stock are urged to return the enclosed proxy card marked to indicate their votes.

DISSENTERS' RIGHTS OF DISSENTING VMX STOCKHOLDERS

       Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as VMX, whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Because VMX's Common Stock is traded on such a system, The Nasdaq National Market, stockholders of VMX will not have appraisal rights with respect to the Merger.

RECOMMENDATIONS; FAIRNESS OPINIONS

       The Board of Directors of Octel has approved the Reorganization Agreement and recommends that holders of Octel Common Stock vote for the approval of the Reorganization Agreement, approval of the Merger and the issuance of Octel Common Stock in the Merger. In making its recommendation with respect to the Merger, the Board has considered, among other things, the opinion of Hambrecht & Quist Incorporated ("Hambrecht & Quist"), Octel's financial advisor, delivered on January 29, 1994 and updated as of the date of this Joint Proxy Statement/ Prospectus to the effect that the Exchange Ratio is fair from a financial point of view to Octel.

       The Board of Directors of VMX has approved the Reorganization Agreement and recommends that holders of VMX Common Stock vote for the approval of the Reorganization Agreement and approval of the Merger. In making its recommendation, the Board has considered, among other things, the oral opinion of Unterberg Harris ("Unterberg Harris"), VMX's financial advisor, delivered on January 29, 1994 and updated in writing as of the date of this Joint Proxy Statement/Prospectus to the effect that the consideration to be received by the stockholders of VMX pursuant to the Merger is fair from a financial point of view to the VMX stockholders.

       Copies of the opinions of Hambrecht & Quist and Unterberg Harris which set forth the assumptions made, matters considered and scope of their review are attached to this Joint Proxy Statement/Prospectus as Annexes B and C, respectively, and should be read in their entirety. The Reorganization Agreement does not require that such opinions





MEB2OU.R8(5P3)
02/16/94                              -4-
be updated prior to the Effective Time of the Merger. See "The Merger--Fairness Opinions," which also contains a discussion of the fees to be paid to Hambrecht & Quist and Unterberg Harris and the conditions under which such fees are payable. Hambrecht & Quist and Unterberg Harris assisted in negotiating the Exchange Ratio, but the Exchange Ratio was established by the Boards of Directors of Octel and VMX. With the exception of $200,000 paid to Hambrecht & Quist and $25,000 paid to Unterberg Harris, the fees to be paid to each of Hambrecht & Quist and Unterberg Harris are generally contingent upon the consummation of the Merger.

REASONS FOR THE MERGER

       The Boards of Directors of Octel and VMX considered a number of potential joint benefits resulting from the Merger, including broader distribution capabilities domestically and internationally with a combined presence in 42 countries, a combined installed base of over 30,000 systems providing potential incremental revenue opportunities, the ability to focus resources on emerging technologies and the potential for improving operational expertise and efficiency.

       The VMX Board believes that the Merger will provide the VMX stockholders with the opportunity to receive, on a tax-free basis, Octel Common Stock that will enable them to participate in opportunities for growth in the combined company after the Merger.

       Each Board of Directors has recognized that the potential benefits of the Merger may not be realized. Risks associated with the Merger include the need to integrate certain of the operations, facilities and personnel, of the two companies, and the dilution caused by the issuance of shares of Octel Common Stock in the Merger. See "Risk Factors."

       For a discussion of the factors considered by the respective Boards of Directors in reaching their decisions to recommend the Merger, see "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

INTERESTS OF CERTAIN PERSONS

       In December 1993, VMX entered into two-year Employment Agreements with ten of its senior executives. These Agreements provide for severance payments to such employees upon termination by VMX without cause, including upon termination without cause following a change of control such as the Merger. Octel has expressed an interest in negotiating new employment agreements with such persons. If such new agreements are not negotiated, the current agreements will be assumed by Octel at the Effective Time.

       Pursuant to the terms of the Reorganization Agreement, __________, currently a director of VMX, will become a member of the Board of Directors of Octel.

EFFECTIVE TIME OF THE MERGER

       As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, Merger Sub and VMX will file certificates of merger with the Secretary of State of Delaware. The Merger will become effective upon such filings (the "Effective Time"). It is anticipated that, assuming all conditions are met, the Merger will occur on or before _____________, 1994.

CONDITIONS TO THE MERGER

       Consummation of the Merger is subject to the satisfaction of a number of conditions, including but not limited to (i) the approval of the Reorganization Agreement by the requisite vote of the stockholders of both Octel and VMX; (ii) the absence of any restrictive court orders, legal restraints or prohibitions, or pending governmental proceedings, preventing or making illegal the consummation of the Merger; (iii) the continuing accuracy of the representations and warranties made in the Reorganization Agreement on and as of the Effective Time; (iv) the absence of any material adverse change in the operations of either Octel or VMX; and (v) the receipt of Octel and VMX of certain opinions regarding legal, tax and accounting matters. See "The Reorganization Agreement--Conditions to the Merger."





MEB2OU.R8(5P3)
02/16/94                               -5-

TERMINATION

       The Reorganization Agreement may be terminated and the Merger may be abandoned prior to the Effective Time either before or after its approval by the stockholders of Octel or VMX or both, under the circumstances specified in the Reorganization Agreement, including by mutual written agreement of Octel and VMX and termination by either party if the Merger is not consummated by June 30, 1994.

       Under certain circumstances either Octel or VMX may be required to pay a termination fee and to reimburse the other party for its expenses if the Reorganization Agreement is terminated. See "The Reorganization
Agreement--Termination; Amendment" and "--Fees and Expenses."

SURRENDER OF CERTIFICATES

       If the Merger becomes effective, Octel will mail a letter of transmittal with instructions to all holders of record of VMX Common Stock as of the Effective Date for use in surrendering their stock certificates in exchange for certificates representing Octel Common Stock and a cash payment in lieu of fractional shares, if any. Certificates should not be surrendered until the letter of transmittal is received.

ACCOUNTING TREATMENT

       The Merger is expected to be accounted for as a pooling of interests, and it is a condition to Octel's obligation to consummate the Merger that Octel shall have received an opinion of KPMG Peat Marwick to the effect that such accounting treatment is appropriate.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The Merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, holders of VMX Common Stock will not recognize gain or loss for federal income tax purposes by reason of the conversion of VMX Common Stock to Octel Common Stock, except for cash received in lieu of fractional shares, if any. See "The Merger--Certain Federal Income Tax Consequences."

       The Merger will not have any tax consequences to holders of Octel securities.

REGULATORY MATTERS

       Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Justice Department (the "Antitrust Division") and specified waiting period requirements have been satisfied. [The applicable waiting period under the HSR Act with respect to the Merger expired on March 10, 1994.] Based on information available to them, Octel and VMX believe that the Merger will not violate federal or state antitrust laws.





MEB2OU.R8(5P3)
02/16/94                               -6-

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

       The following selected historical financial information of Octel and VMX gives effect to the Merger and has been derived from their respective historical consolidated financial statements. This information should be read in conjunction with such consolidated financial statements and the notes thereto, certain of which are incorporated by reference in this Joint Proxy Statement/Prospectus. No dividends have been declared or paid on Octel Common Stock or VMX Common Stock.

SELECTED HISTORICAL FINANCIAL DATA

                                                               Year Ended June 30,                        Six Months Ended
                                           ------------------------------------------------------------       December 31,
                                            1989          1990         1991        1992         1993             1993
                                           -------      --------   --------    ---------      --------    ----------------
                                                               (In thousands, except per share amounts)
 Octel Statement of Income Data:
    Net revenue  . . . . . . . . . .       $87,179      $127,815   $160,327     $188,848      $249,549          $143,821
    Operating income . . . . . . . .        16,048        21,783     21,816       24,696        29,680            12,406
    Net income . . . . . . . . . . .        11,798        17,684     17,714       21,356        22,553            10,502
    Net income per share . . . . . .         $0.78         $1.04      $1.00        $1.14         $1.18             $0.55
    Shares used to compute net income
       per share . . . . . . . . . .        15,142        16,964     17,705       18,771        19,137            18,991
 Octel Balance Sheet Data:
    Working capital  . . . . . . . .       $49,502      $100,316   $116,507     $139,252      $118,702          $110,970
    Total assets . . . . . . . . . .        79,679       144,335    168,366      208,860       247,378           255,358
    Long-term obligations  . . . . .            39           127         --           --         1,318             1,241
    Stockholders' equity . . . . . .        61,806       121,245    142,718      171,648       191,642           200,963

                                                                                                       Six Months
                                                                Year Ended June 30,                      Ended
                                              -----------------------------------------------------   December 31,
                                                 1989       1990       1991       1992      1993          1993
                                              ---------  ---------  ---------  ---------  ---------  --------------
                                                            (In thousands, except per share amounts)
 VMX Statement of Income Data:
    Net revenue  . . . . . . . . . . . . . .   $46,308    $59,589    $58,413    $75,214    $90,463       $49,524
    Income (loss) from operations  . . . . .    (2,831)       830     (5,074)     4,854      7,464         4,775
    Net income (loss)  . . . . . . . . . . .    (1,551)     2,123     (4,211)     5,051      7,036         3,982
    Net income (loss) per share  . . . . . .    $(0.06)     $0.08     $(0.17)     $0.19      $0.26         $0.14
    Shares used to compute net income (loss)
       per share . . . . . . . . . . . . . .    24,515     25,816     25,311     26,669     27,541        27,943

 VMX Balance Sheet Data:
    Working capital  . . . . . . . . . . . .   $20,903    $24,465    $18,579    $22,919    $28,321       $31,284
    Total assets . . . . . . . . . . . . . .    34,028     38,473     36,414     43,095     50,050        54,292
    Long-term obligations  . . . . . . . . .       928        648      1,057      1,072        667           566
    Stockholders' equity . . . . . . . . . .    25,745     29,216     25,206     30,783     38,084        42,791





MEB2OU.R8(5P3)
02/16/94                                 -7-

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

       The following selected unaudited pro forma financial information of Octel and VMX is derived from the unaudited pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto which are included in this Joint Proxy Statement/Prospectus. For pro forma purposes, Octel's financial statements for the three fiscal years ended June 30, 1991, 1992 and 1993 and the six-month period ended December 31, 1993, have been combined with the financial statements of VMX for the three fiscal years ended June 30, 1991, 1992 and 1993 and the six-month period ended December 31, 1993. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position.





                                                                                           Six Months
                                                            Year Ended June 30,               Ended
                                                    -------------------------------------  December 31,
                                                       1991         1992         1993          1993
                                                    -----------  ----------   ----------   ------------
                                                          (In thousands, except per share data)
 Unaudited Statement of Income Data:
    Net revenue  . . . . . . . . . . . . . . . . .    $218,309     $262,262    $337,984  $192,839
    Operating income . . . . . . . . . . . . . . .      16,560       29,131      36,726    17,360
    Net income . . . . . . . . . . . . . . . . . .      13,321       25,988      29,171    14,800
    Net income per share . . . . . . . . . . . . .       $0.57        $1.06       $1.17     $0.60
    Shares used to compute net income per share  .      23,204       24,424      24,869    24,749


                                                          December 31, 1993
                                                    ------------------------------    Pro Forma
                                                        Octel            VMX        Adjustments(1)    Combined
                                                    -----------       ---------     --------------    --------
 Unaudited Balance Sheet Data:
    Working capital  . . . . . . . . . . . . . . .     $110,970         $31,284        $(19,884)      $122,370
    Total assets . . . . . . . . . . . . . . . . .      255,358          54,292          (3,386)       306,264
    Long-term obligations  . . . . . . . . . . . .        1,241             566              --          1,807
    Total stockholders' equity . . . . . . . . . .      200,963          42,791         (23,084)       220,670

- ------------------
(1) Octel and VMX estimate that they will incur direct transaction costs of approximately $3.4 million associated with the Merger, which will be charged to operations during the quarter ending June 30, 1994. In addition, it is expected that following the Merger, Octel will incur a restructuring charge to operations, currently estimated to be between $15 and $20 million in the quarter ending June 30, 1994 to reflect costs associated with integrating the two companies. The Unaudited Pro Forma Combined Condensed Balance Sheet, from which the above selected balance sheet data is derived, gives effect to estimated direct transaction costs and a $20 million restructuring charge as if such costs and charge had been incurred as of December 31, 1993. These costs and charge are not reflected in the Unaudited Pro Forma Combined Condensed Statements of Income. See Octel and VMX Pro Forma Combined Condensed Financial Information and the accompanying Notes thereto.





MEB2OU.R8(5P3)
02/16/94                                 -8-

COMPARATIVE PER SHARE DATA

       The following table sets forth certain historical per share data of Octel and VMX and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis assuming that one share of Octel Common Stock is issued in exchange for each five shares of VMX Common Stock in the Merger. This data should be read in conjunction with the selected financial data, the unaudited pro forma combined condensed financial statements and the separate historical financial statements of Octel and VMX and notes thereto, incorporated by reference herein or included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                                            Six Months
                                                              Year Ended June 30,              Ended
                                                       -------------------------------     December 31,
                                                        1991          1992       1993          1993
                                                       ------        ------     ------     ------------
 HISTORICAL--OCTEL
      Net income  . . . . . . . . . . . . . . . . .     $1.00        $1.14       $1.18       $0.55
      Book value  . . . . . . . . . . . . . . . . .     $8.31        $9.72      $10.62      $11.10



                                                                                            Six Months
                                                              Year Ended June 30,             Ended
                                                       -------------------------------     December 31,
                                                        1991          1992       1993          1993
                                                       ------        ------     ------     ------------
 HISTORICAL--VMX
     Net income (loss) . . . . . . . . . . . . . .    $(0.17)       $0.19       $0.26       $0.14

     Book value  . . . . . . . . . . . . . . . . .     $0.99        $1.20       $1.46       $1.62

                                                                                            Six Months
                                                              Year Ended June 30,             Ended
                                                       -------------------------------     December 31,
                                                        1991          1992       1993          1993
                                                       ------        ------     ------     ------------
 UNAUDITED PRO FORMA COMBINED NET INCOME PER
 SHARE:
     Pro forma net income per Octel share  . . . .     $0.57        $1.06       $1.17          $0.60
     Equivalent Pro forma net income per VMX share     $0.11        $0.21       $0.23          $0.12

                                                          June 30, 1993              December 31, 1993
                                                          -------------              -----------------
 UNAUDITED PRO FORMA COMBINED BOOK VALUE PER
 SHARE:
     Pro forma book value per Octel share  . . . .           $9.85                      $9.44
     Equivalent pro forma book value per VMX share           $1.97                      $1.89

       On January 28, 1994, the last full trading day preceding the public announcement by Octel and VMX of the execution of the Reorganization Agreement, the closing price of Octel Common Stock on The Nasdaq National Market was $27.75 and the closing price of VMX Common Stock on The Nasdaq National Market was $4.19. The equivalent market price per share of VMX Common Stock, based upon the Exchange Ratio, would have been $5.55.





MEB2OU.R8(5P3)
02/16/94                               -9-

                                  RISK FACTORS

       The following risk factors should be considered by holders of VMX Common Stock in evaluating whether to approve the Reorganization Agreement and thereby become holders of Octel Common Stock and by holders of Octel Common Stock in evaluating whether to approve the Reorganization Agreement and the issuance of Octel Common Stock in the Merger. These factors should be considered in conjunction with the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus.

UNCERTAINTIES RELATING TO THE MERGER

       Integration of Certain Operations. The integration of certain operations following the Merger will require the dedication of management resources which will temporarily distract attention from the day-to-day business of the combined company. Following the Merger, Octel intends to seek to reduce expenses by eliminating duplicative facilities, employees, marketing programs and other expenses. There can be no assurance that Octel will be able to reduce expenses in this fashion, that there will not be high costs associated with such activities, that such reductions will not result in a decrease in revenues or that there will not be other material adverse effects of such activities. Because Octel and VMX intend to continue to enhance and support the product lines of both companies subsequent to the Merger, neither company anticipates that the announcement of the Merger will have a significant effect on sales of their systems in the near term. However, there can be no assurance that distributors and potential customers will continue their current buying patterns without regard to the announced Merger, and any significant delay or reduction in orders could have an adverse effect on the combined Company's near-term business and results of operations. Octel and VMX estimate that they will incur direct transaction costs of approximately $3.4 million associated with the Merger, which will be charged to operations during the quarter ending June 30, 1994. In addition, it is expected that following the Merger, Octel will incur a restructuring charge to operations, currently estimated to be between $15 and $20 million, in the quarter ending June 30, 1994 to reflect costs associated with integrating the two companies. This amount is a preliminary estimate only and is therefore subject to change.
There can be no assurance that Octel will not incur additional charges in subsequent quarters to reflect costs associated with the Merger or that management will be successful in their efforts to integrate the operations of the two companies.

RISKS RELATING TO BOTH OCTEL AND VMX

       Fluctuations in Operating Results. A variety of factors may cause period-to-period fluctuations in the operating results of Octel, VMX and the combined company. Such factors include, but are not limited to, the integration of the operations of Octel and VMX noted above, product mix, competitive pricing pressures, materials costs, revenue and expenses related to new products and new versions or upgrades of existing products, as well as delays in customer purchases in anticipation of the introduction of new products or new versions or upgrades of existing products by Octel, VMX or their competitors. Octel's and VMX's customers generally order on an as-needed basis, and therefore backlog at the beginning of a fiscal period represents only a small percentage of the product sales anticipated in the period. This lack of backlog impairs Octel's and VMX's ability to plan production and inventory levels. In addition, a majority of revenue in each quarter generally results from orders received and shipments made during the last month of the quarter, with a disproportionate amount occurring in the latter half of that month. As a result, Octel and VMX establish their respective production, inventory and operating expenditure levels based on anticipated revenue levels. Thus, if sales do not occur when expected, expenditure levels could be disproportionately high and operating results for that quarter and potentially future quarters would be adversely affected. In addition, both Octel and VMX have from time-to-time experienced certain seasonal slow-downs, in part related to the international nature of their customer base, which have typically affected VMX's operating results in the quarter ending March 31 and the operating results of both companies in the quarter ending September 30. Furthermore, VMX's operating results have occasionally been affected by the timing and amount of technology license fees received.

       Competition. The voice processing industry is highly competitive and competition is expected to intensify. Principal existing competitors of Octel and VMX include American Telephone and Telegraph, Inc. ("AT&T"), Northern





MEB2OU.R8(5P3)
02/16/94                                                              -10-

Telecom, Inc. ("Northern Telecom"), ROLM Systems, a Siemens company ("ROLM"), Active Voice, AVT, Boston Technology, Inc., Centigram Communications Corporation ("Centigram") and Digital Sound Corporation. AT&T, Northern Telecom and ROLM have considerably greater financial, technical, marketing and sales resources than Octel and VMX. New or enhanced products can be expected from these and other companies, including large domestic and international telecommunications and computer hardware and software companies, as well as smaller independent voice processing companies. Octel and VMX expect to encounter substantial competition from existing competitors, as well as from new market entrants.

       Octel and VMX expect some of the Regional Bell Operating Companies to begin offering competitive voice information processing products and systems if, as expected, the "line of business" restrictions on manufacturing telecommunications equipment are lifted. Such companies would be significant competitors and would likely enjoy competitive advantages arising out of their position in the telephone industry. Also, personal computer voice information processing applications are converging with Octel's and VMX's traditional Customer Premise Equipment (CPE) business. PC-based solutions offer increasingly competitive functionality and price performance to many of the companies' current system products, and competition from PC-based voice and fax processing companies is expected to intensify upon the successful adoption of the Signal Computing System Architecture (SCSA) developed by Dialogic Corp.
The companies also expect that computer software vendors such as Novell, Inc., Lotus Development Corporation and Microsoft Corporation will continue to develop enhanced messaging and networking software with voice and data information processing applications.

       Technological Changes. The market for voice processing products is subject to rapid technological change and therefore requires a high level of expenditures for research and development. Current competitors or new market entrants may introduce new products with features that could adversely affect the competitive position of Octel's or VMX's systems with respect to some or all of their current applications. Octel and VMX may be required to incur significant expenditures to develop new products or enhance existing products or features, especially within the area of integrated multi-media applications which is new to both companies' customers. Although there is evidence of market acceptance of the integration of voice, fax and data, and Octel and VMX believe that their applications are competitive with offerings by other companies, there can be no assurance of a high level of customer demand for these applications. In order to maintain a competitive position, Octel and VMX must continue to enhance their existing products and to develop and market new products successfully, and there is no assurance that they will be able to do so.

       Octel's and VMX's ability to develop and market products and services that successfully adapt to current market needs may have an impact on the results of operations. A portion of future revenues will come from new products and services. Octel cannot determine the ultimate effect that new products and services from Octel and VMX will have on revenues, earnings or stock price.

       Octel and VMX release performance enhancements and new features for their products on an ongoing basis. Because of the increasing complexity of such products, these efforts have continued to increase in technical difficulty. Products as complex as Octel's and VMX's often contain undetected errors or "bugs" when first released which are discovered only after the product has been used by many different customers and in varying applications. Because of the importance of product reliability, Octel and VMX have from time to time temporarily delayed product shipments to complete "debugging" efforts. Identifying and correcting errors and making required design modifications typically is expensive, can be time-consuming and can be expected to become more difficult as products increase in complexity. Despite intensive testing, there can be no assurance that errors will not be discovered in the future, causing delays in product introductions and shipments or requiring design modifications which could adversely affect operating results.

       International Business. Except for Canada and Australia, most countries are behind the United States in the degree of development of their CPE voice processing market. The sale of voice information processing systems and services in most countries is subject to various regulatory requirements, including electrical equipment safety requirements, telephone network connection regulations and integration with PBXs. Meeting these regulatory requirements can require modifications to system hardware and software. Additional software and documentation





MEB2OU.R8(5P3)
02/16/94                              -11-
changes, such as conversion of voice prompts to foreign languages, are also required in non-English-speaking countries. The process of making necessary system modifications and obtaining government approvals in countries outside of the United States is often complex and time- consuming. Subject to such regulations and required product changes, as well as to differences in culture and business practices and the availability of touch-tone telephones, Octel and VMX believe that the international market will experience growth similar to that of North America. The speed and extent of this eventual development is difficult to predict.

       Product Protection and Intellectual Property. While Octel and VMX attempt to protect their proprietary technology through patents, copyrights and trade secrets, both Octel and VMX believe that their success will depend more upon innovation, technological expertise and distribution strength. There can be no assurance that Octel and VMX will be able to protect their technology or that competitors will not be able to develop similar technology independently. No assurance can be given that patents will issue from any applications filed by Octel or VMX or that, if patents do issue, the claims allowed will be sufficiently broad to protect Octel's and VMX's technology. In addition, no assurance can be given that any patents issued to Octel and VMX will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to Octel and VMX.

       In addition, Octel and VMX from time to time receive letters from third parties, including some of their competitors, alleging infringement of such parties' patent rights by the products of Octel or VMX. While such letters are prevalent in their industry and Octel and VMX have been able to license necessary patents or technology on commercially reasonable terms in the past, there can be no assurance that Octel or VMX would prevail in any litigation to enjoin Octel or VMX from selling their products on the basis of such alleged infringement or that Octel or VMX would be able to license any valid and infringed patents on reasonable terms. See "Octel Communications Corporation-- Business of Octel--Patents, Copyrights, Trademarks and Technology Licenses" and "VMX, Inc.--Business of VMX--Patents, Trademarks and Licenses."

       Dependence on Key Personnel and Management of Change. Octel's and VMX's success depends upon the continued contributions of key personnel, many of whom would be difficult to replace. If certain of these people were to leave Octel or VMX, operating results could be adversely affected. The success of the combined companies depends on the ability of Octel and VMX to attract and retain skilled employees, and on the ability of their officers and key employees to manage change successfully through the implementation of appropriate management information systems and controls. Additionally, the management of the combined companies must continue to motivate the employees, particularly those in sales, in light of organizational and structural changes in connection with the Merger.

       Volatility of Stock Prices. As is frequently the case with the stock of high technology companies, the market price of each of Octel's and VMX's stock has been, and Octel's stock may continue to be, volatile. Factors such as quarterly fluctuations in results of operations, announcements of technological innovations or the introduction of new products by Octel, VMX or their competitors, and macroeconomic conditions generally, may have a significant impact on the market price of the stock of Octel. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market price for many high-technology companies and which, on occasion, have been unrelated to the operating performance of such companies. Past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods. Any shortfall in revenue or earnings from the levels anticipated by securities analysts could have an immediate and significant effect on the trading price of Octel's Common Stock in any given period. Additionally, Octel may not learn of such shortfalls until late in a fiscal quarter, which could result in an even more immediate and adverse effect on the trading price of Octel's Common Stock. These broad market fluctuations may adversely affect the market price of the stock of Octel. Such stock price volatility may provoke the initiation of securities litigation, which may divert substantial management resources and may have an adverse affect on the management of business operations. See "Market Price and Dividend Information."





MEB2OU.R8(5P3)
02/16/94                              -12-

RISK FACTORS CONCERNING OCTEL'S BUSINESS

       Dependence on Distributors. Octel sells, markets and supports its products through distributors, a direct sales force and OEMs. Octel believes that its network of distributors represents an important part of its overall sales strategy and that the loss of, or changes in the relationship with or performance by, one or more distributors could have a material adverse effect on its revenues and operating results. There can be no assurance that Octel will be able to continue relying on several major distributors which are affiliated with or controlled by Northern Telecom, one of Octel's principal competitors. In September 1992, Octel's distribution agreement with Tel Plus (an entity owned by Siemens) expired, and as a result, Tel Plus no longer carries Octel's products. Octel's distributors purchase products at discounts and, accordingly, Octel's operating margins can vary depending upon the mix between distributor and direct sales in any particular period. Octel anticipates this mix will fluctuate in future operating periods.

       International VIS Business. Although the deployment of voice information services in countries outside the United States has been limited, Octel has had some early successes in selling to international VIS customers. While there can be no assurance that Octel's products will receive the same response internationally that they have received in the United States and Canada, sales in countries outside the United States increased as a percentage of total revenue in fiscal 1993 principally due to large, multi-system purchases by telephone companies in Canada and Italy. Octel believes that an important factor in continuing its success will be its ability to increase sales to customers in the international market. The sale of voice information processing systems to international VIS customers is subject to various regulatory requirements and the development of hardware and software components compatible with local specifications in areas such as language support and telephone network connectivity. Moreover, the process of making necessary system modifications and obtaining government approvals in countries outside the United States is often complex and time-consuming.

       Manufacturing. Although Octel generally uses standard parts and components for its products, certain components, including power supplies, disk drives and certain semiconductors, are presently available only from a single source or from limited sources. Octel has been able to obtain adequate supplies of these components in a timely manner from existing sources or, when necessary, from alternative sources. There can be no assurance, however, that such supplies will be available in the future or, if such supplies are available, that they will be available at reasonable prices. The inability to develop alternative sources if and as required in the future, or to obtain sufficient sole unlimited source components as required, would adversely affect Octel's net operating results.

RISK FACTORS CONCERNING VMX'S BUSINESS

       Dependence on Distributors. In the U.S. and Canada, VMX sells, markets and supports its products through value-added resellers (VARs), its own direct sales force and OEMs. VMX believes that its VAR network represents an important part of its overall sales and distribution strategy. While VMX is not dependent on any single VAR, the loss of, or changes in the relationship with or performance by several VARs could, nevertheless, have a material adverse effect on VMX's revenues and operating results.

       Internationally, VMX sells its products through distributors and through its direct sales force in the United Kingdom. VMX's international distributors represent an important part of its overall international sales strategy and the loss of, or changes in the relationship with or performance by, one or more international distributors could have a material adverse effect on its revenues and operating results.

       Manufacturing. VMX has an agreement with Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE") whereby MKE manufactures the VMX 100 system for VMX. This agreement expires on January 27, 1995 and can be extended by mutual written agreement. Although MKE is currently the single source supplier for the VMX 100 system, VMX retains manufacturing rights in the event MKE is unable to supply VMX's requirements of VMX 100 systems. Furthermore, VMX has not experienced and has no reason to expect any significant delays in delivery of materials from





MEB2OU.R8(5P3)
02/16/94                              -13-
either subcontractors, components vendors or MKE. However, there can be no assurance that interruption in the supply due to supply shortages will not occur in the future. Any such interruptions could adversely affect VMX's business.

       Emerging Market. VMX has identified client/server voice messaging using LAN-based e-mail networks as an emerging opportunity. Significant resources have been spent and are planned for the future in the areas of research and development, distribution channel development and support and training relating to this opportunity. Identification of and relationships with distributors of these products are in their initial stages. There can be no assurance that the demand for client/server based voice messaging capabilities will develop at the rate anticipated by VMX. Furthermore, there can be no assurance that VMX will be successful in developing the specialized distribution channel it believes is required to achieve its revenue and profit objectives in this area.





MEB2OU.R8(5P3)
02/16/94                                -14-

                                  THE MEETINGS

GENERAL

       This Joint Proxy Statement/Prospectus is being furnished to holders of Octel Common Stock in connection with the solicitation of proxies by the Octel Board for use at the Octel Special Meeting to be held at ___________________ at ____ a.m., local time, on ________, 1994, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Octel Special Meeting of Stockholders.

       This Joint Proxy Statement/Prospectus is also being furnished to holders of VMX Common Stock in connection with the solicitation of proxies by the VMX Board for use at the VMX Special Meeting to be held at ________________ at ____ a.m., local time, on ________, 1994, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders.

MATTERS TO BE CONSIDERED AT THE MEETINGS

       Octel. At the Octel Special Meeting, stockholders of record of Octel as of the close of business on ________, 1994 will be asked to consider and vote upon proposals (i) to approve the Reorganization Agreement and the Merger and the issuance of shares of Octel Common Stock in the Merger; (ii) to approve an amendment to Octel's 1985 Incentive Stock Plan increasing the number of shares of Common Stock reserved for issuance by 3.0 million shares (as of the date of this Joint Proxy Statement/Prospectus, all shares of Common Stock currently reserved for issuance under Octel's 1985 Incentive Stock Plan are subject to outstanding options) and (iii) to transact such other business as may properly come before the Octel Special Meeting or any adjournments or postponements thereof.

       VMX. At the VMX Special Meeting, stockholders of record of VMX as of the close of business on ________, 1994 will be asked to consider and vote upon proposals (i) to approve the Reorganization Agreement and the Merger and (ii) to transact such other business as may properly come before the VMX Special Meeting or any adjournments or postponements thereof.

       RECOMMENDATIONS OF BOARDS OF DIRECTORS. THE OCTEL BOARD HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT, THE MERGER AND THE ISSUANCE OF SHARES OF OCTEL COMMON STOCK IN THE MERGER AND RECOMMENDS A VOTE BY THE STOCKHOLDERS OF OCTEL FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND THE MERGER AND THE ISSUANCE OF SHARES OF OCTEL COMMON STOCK IN THE MERGER. THE OCTEL BOARD HAS ALSO UNANIMOUSLY APPROVED THE AMENDMENT TO THE 1985 INCENTIVE STOCK PLAN AND RECOMMENDS A VOTE BY STOCKHOLDERS OF OCTEL FOR APPROVAL OF SUCH AMENDMENT.

       THE VMX BOARD HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE BY THE STOCKHOLDERS OF VMX FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER BY THE STOCKHOLDERS OF VMX.

RECORD DATES; VOTING AT THE MEETINGS; VOTE REQUIRED

       Octel. The Octel Board has fixed ________, 1994 as the record date for the determination of the stockholders of Octel entitled to vote at the Octel Special Meeting. Only holders of record of Octel Stock on the record date will be entitled to notice of, and to vote at, the Octel Special Meeting. As of ___________, 1994, there were __________ shares of Octel Common Stock outstanding and entitled to vote which were held by approximately ______ holders of record. Each record holder of Octel Common Stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Octel at the Octel Special Meeting. The presence, in person or by properly executed proxy, of the holders of shares of Octel Stock entitled to vote at the Octel Special Meeting representing a majority of the outstanding voting stock of Octel is necessary to constitute a quorum at the Octel Special Meeting.





MEB2OU.R8(5P3)
02/16/94                              -15-

       Approval of the Reorganization Agreement and the Merger and approval of the amendment to Octel's 1985 Incentive Stock Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Octel Common Stock present (in person or by proxy) at the Octel Special Meeting that are entitled to vote on the proposals and are voted for or against the proposals. The approval of the Reorganization Agreement and the Merger by Octel's stockholders is required by the rules of the National Association of Securities Dealers, Inc. governing corporations with securities listed on The Nasdaq National Market.

       As of ___________, 1994, directors, executive officers and affiliates of Octel may be deemed to be beneficial owners of approximately ___% of the outstanding voting shares of Octel Common Stock. Each of the directors and executive officers of Octel plans to vote or direct the vote of all shares of Octel Common Stock over which he or she has voting control in favor of the Reorganization Agreement, the Merger and the issuance of shares of Octel Common Stock in the Merger.

       As of the date of this Joint Proxy Statement/Prospectus, VMX owns no shares of Octel Common Stock.

       VMX. The VMX Board has fixed ________, 1994 as the record date for the determination of the stockholders of VMX Common Stock entitled to vote at the VMX Special Meeting. Only holders of record of VMX Stock on the record date will be entitled to notice of, and to vote at, the VMX Special Meeting. As of ___________, 1994, there were _________ shares of VMX Common Stock outstanding and entitled to vote which were held by approximately ______ holders of record. Each record holder of VMX Common Stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of VMX at the VMX Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of VMX Common Stock entitled to vote at the VMX Special Meeting is necessary to constitute a quorum at the VMX Special Meeting.

       The approval of the Reorganization Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of VMX Common Stock entitled to vote at the VMX Special Meeting.

       As of ___________, 1994, directors and executive officers of VMX and their affiliates may be deemed to be beneficial owners of approximately ___% of the outstanding voting shares of VMX Common Stock. Pursuant to the Reorganization Agreement, each of the directors and executive officers of VMX has granted Octel a proxy to vote, with some limitations, all shares of VMX Common Stock over which he or she has voting control in favor of the Reorganization Agreement and the Merger.

       As of the date of this Joint Proxy Statement/Prospectus, Octel owns no shares of VMX Common Stock.

       At each of the Octel Special Meeting and the VMX Special Meeting, shares that abstain from the vote will not be counted as votes for or against the proposals. With respect to broker non-votes, there is case law to the effect that, while such shares may be counted for determining the presence or absence of a quorum for the transaction of business at a meeting, broker non-votes should not be counted for purposes of determining the number of shares voting with respect to the particular proposal(s) on which the broker has expressly not voted. Accordingly, broker non-votes will not be counted as voting shares with respect to the proposals.

PROXIES

       This Joint Proxy Statement/Prospectus is being furnished to holders of Octel Common Stock and holders of VMX Common Stock in connection with the solicitation of proxies by and on behalf of the Boards of Directors of Octel and VMX for use at the Octel Special Meeting and the VMX Special Meeting, respectively (each, a "Meeting").





MEB2OU.R8(5P3)
02/16/94                               -16-

       All shares of Octel Common Stock and shares of VMX Common Stock that are entitled to vote and are represented at the respective Meeting by properly executed proxies received prior to or at the respective Meeting and not duly and timely revoked will be voted at such Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted:

         (i) in the case of the Octel Special Meeting, FOR the approval of the Reorganization Agreement and the Merger and the issuance of shares of Octel Common Stock in the Merger and FOR the amendment to Octel's 1985 Incentive Stock Plan;

        (ii) in the case of the VMX Special Meeting, FOR the approval of the Reorganization Agreement and the Merger.

       If any other matters are properly presented for consideration at either Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone either Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have discretion to vote on such matters in accordance with their best judgment.

       Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Octel or VMX, as the case may be, at or before the taking of the vote at the relevant Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Octel or VMX, as the case may be, before the taking of the vote at the relevant Meeting or
(iii) attending the relevant Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered, in the case of holders of Octel Common Stock, to Octel Communications Corporation, 890 Tasman Drive, Milpitas, California 95035-7439,
Attention: Secretary, and in the case of holders of VMX Common Stock, to VMX, Inc., 2115 O'Nel Drive, San Jose, California 95131-2032, Attention: Secretary, or hand-delivered to the Secretary of Octel or VMX, as the case may be, at or before the taking of the vote at the relevant Meeting.

       All expenses of this solicitation, including the cost of preparing and mailing this Joint Proxy Statement/Prospectus, will be borne equally by Octel and VMX. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Octel and VMX in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not receive any additional compensation for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Octel has retained ___________ at an estimated cost of $________, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. VMX has also retained __________ at an estimated cost of $________, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Octel and VMX will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.





MEB2OU.R8(5P3)
02/16/94                              -17-

                                   THE MERGER

DESCRIPTION

       Under the Reorganization Agreement, Merger Sub, a wholly owned subsidiary of Octel formed for this purpose, will merge with and into VMX, and VMX will continue as the surviving corporation. At the Effective Time of the Merger, (i) each five outstanding shares of VMX Common Stock (other than those shares to be canceled) will be converted into the right to receive one share (the "Exchange Ratio") of Octel Common Stock, (ii) each share of VMX Common Stock owned by Merger Sub, Octel or any wholly owned subsidiary of Octel or of VMX will be canceled and (iii) each outstanding share of Common Stock of Merger Sub will be converted into one share of Common Stock of VMX, as the surviving corporation. VMX will become a wholly owned subsidiary of Octel.

BACKGROUND OF THE MERGER

       Octel and VMX have been involved in a variety of legal disputes since Octel's inception in 1984. In December 1992 Octel and VMX commenced negotiations to settle one such dispute, a declaratory relief action which had been filed by Octel against VMX in 1987. During the course of these negotiations in April 1993, Robert Cohn, Chairman of Octel, Derek Daley, General Counsel of Octel, David Ladd, Executive Vice President of VMX and Bruce Pollock, Executive Vice President and Chief Financial Officer of VMX, met to discuss possible terms of settlement. Following that meeting, a brief discussion was held among Messrs. Cohn, Ladd and Pat Howard, President and Chief Executive Officer of VMX, as to the possibility and desirability of reopening discussions about potential partnerships between the two companies. Both parties agreed that, in concept, such discussions were desirable.
However, the parties also agreed that any discussions should be postponed until the declaratory relief action was resolved. Settlement discussions continued through September and resulted in an agreement, effective September 24, 1993, in which the companies agreed to cross license their respective patent portfolios and terminate the litigation.

       In early October 1993, Mr. Howard contacted Doug Chance, then President and Chief Executive Officer of Octel. They agreed to begin discussions about the possibility of a business combination. Mr. Chance advised the Octel Board of such matters at a regularly scheduled Octel Board meeting on October 14, 1993. On October 15, 1993, Gary Wetsel, Executive Vice President and Chief Financial Officer of Octel and Mr. Pollock met to discuss the format for these discussions and agreed that to facilitate the exchange of relevant information, the two companies should enter into a confidentiality agreement. Effective October 19, 1993, Octel and VMX entered into a confidentiality agreement providing for the exchange of nonpublic information. VMX also agreed not to hold other acquisition discussions with other entities for a period of one month. At this time, Octel engaged Hambrecht & Quist as a financial advisor. Also at this stage, Mr. Chance notified the Octel Board of this conversation and, with their agreement, authorized Mr. Wetsel to open preliminary discussions.

       From October 25, 1993 through November 8, 1993, the senior management of the two companies held three formal meetings and had a number of telephone conversations. The parties made presentations to each other concerning each company's business and their respective views of the strategic benefits of a combination. The management of the two companies also discussed the potential impact of a combination on their respective businesses and the risks it would pose. Participating in these discussions at various times were, on behalf of
Octel: Mr. Chance, Mr. Wetsel, Michael West, Executive Vice President, Dennis McGinn, Executive Vice President and Peter Olson, Executive Vice President; on behalf of VMX were: Mr. Howard, Mr. Pollock, Mr. Ladd, Ed Mattiuz, Executive Vice President and Chief Operating Officer, Raymond Glynn, Executive Vice President and John Niedermaier, Vice President and Corporate Controller.

       On November 11, 1993, as part of a regularly scheduled board meeting, Mr. Howard briefed the VMX Board regarding the possibility of combining with Octel and recommended that the Board authorize VMX management to continue the discussions with Octel. Following discussions, the VMX Board gave its approval for further discussions.





MEB2OU.R8(5P3)
02/16/94                              -18-

       On November 18, 1993, the Octel Board of Directors, as part of a regularly scheduled board meeting, heard presentations from management, supported by their financial and legal advisors, Hambrecht & Quist and Wilson, Sonsini, Goodrich & Rosati, respectively, concerning the results of their evaluation of VMX and the status of the discussions. Following discussion, the Board authorized management to continue discussions with VMX. It was also agreed that, given the return of Mr. Cohn to the positions of President and CEO, the pace of the discussions would be somewhat slowed.

       From that time, through the first two weeks of January, a number of additional meetings were held between the managements of the two companies. These discussions were similar in nature to those held in late October and early November. Mr. Cohn participated directly in these discussions in his new role. Preliminary discussions also commenced among Wilson, Sonsini, Goodrich & Rosati, Hambrecht & Quist and Unterberg Harris, financial advisors of VMX. During this time, Wilson, Sonsini, Goodrich & Rosati prepared and provided to VMX and its legal and financial advisors an initial draft of the Reorganization Agreement.

       On December 22, 1993, at a telephonic meeting with the VMX Board of Directors, Mr. Howard reported to the VMX Board on the status of preliminary discussions with Octel concerning a possible acquisition but indicated that serious negotiations were not expected to commence until January 1994. The VMX Board also considered and approved employment agreements for ten senior executives which provided severance payments in various circumstances, including a termination without cause following a change in control.

       During the third week of January, preliminary discussions regarding the Exchange Ratio and terms of the Reorganization Agreement were held between Hambrecht & Quist and Unterberg Harris.

       On the evening of January 21, 1994, Messrs. Cohn, Wetsel, and West for Octel and Messrs. Howard, Ladd and Pollock for VMX, along with their respective financial advisors, met to begin negotiation of the Exchange Ratio.
Discussions between the financial advisors and managements of the two companies continued from time to time through January 26, 1994. No agreement as to the Exchange Ratio or the final terms of the Reorganization Agreement were reached during these discussions. During this period, Mr. Howard communicated with the VMX Board on a regular basis through the use of VMX's voice mail system and through telephone conversations.

       On January 27, 1994, Messrs. Cohn and Howard had a telephone conversation and reached tentative agreement on the Exchange Ratio to be presented to their respective Board of Directors. Also on January 27, 1994, the Octel Board, as part of a regularly scheduled board meeting, heard presentations from management and their financial and legal advisors concerning the results of the further evaluation of VMX, the status of the Merger discussions, the proposed terms of the Reorganization Agreement and the potential impact of the Merger on Octel. The Octel Board then authorized management to complete the negotiations and enter into a definitive Reorganization Agreement with VMX on the terms presented and discussed at the Octel Board meeting.

       Also on January 27, 1994, the VMX Board of Directors, as part of a special board meeting, heard extensive presentations from senior management concerning the potential risks and benefits from a merger with Octel and the status of discussions. The Company's financial advisors reviewed with the Board their preliminary financial analysis regarding a proposed merger and the Company's legal advisors reviewed the terms of the Reorganization Agreement. The VMX Board authorized management to continue discussions with Octel.

       On January 28, 1994, Messrs. Wetsel and Pollock, along with their respective legal and financial advisors, met in the offices of Wilson, Sonsini, Goodrich & Rosati and reached agreement on the remaining terms of the Reorganization Agreement, subject to VMX Board approval.

       On January 29, 1994, the VMX Board of Directors met and the VMX's senior management reported on the status of discussions. Management again made presentations to the VMX Board regarding the risks and benefits of the Merger along with other alternatives that had been considered. The Company's legal advisors reviewed the terms of the





MEB2OU.R8(5P3)
02/16/94                               -19-

Reorganization Agreement as agreed the previous day, and the Company's financial advisors provided the Board with the financial analysis which formed the basis of their oral opinion that the proposed transaction was fair to the stockholders of VMX from a financial point of view. The VMX Board authorized management to enter into the Reorganization Agreement with Octel. Later that day, the parties executed the definitive Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

       The Boards of Directors of VMX and Octel each recommend that the stockholders of the respective companies vote FOR the approval and adoption of the Reorganization Agreement and approval of the Merger, for the reasons set forth below.

   Joint Reasons for the Merger

       Octel and VMX have identified several potential benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits include:

       . Broader distribution both domestically and internationally, resulting in a combined presence in 42 countries, which increases the potential market for each company's products.

       . A combined installed base of more than 30,000 systems and over 17,000 customers providing incremental revenue opportunities from upgrades, replacements, increased usage of two-way messaging, value added services and new applications.

       . The ability to share technical expertise and focus resources on emerging technologies.

       . The ability to improve marketing efforts in the CPE market through concentration of resources.

       . The ability to improve efficiency through consolidation of duplicative functions.


   Octel's Reasons for the Merger

       The Octel Board of Directors believes that the following are additional reasons for stockholders of Octel to vote FOR approval and adoption of the Reorganization Agreement and approval of the Merger:

       . Octel has been working to provide worldwide product availability to its multi-national customers. VMX currently has products approved for sale in approximately 20 countries in which Octel products are not approved. The Merger is expected to provide Octel's customers broader product availability, and with the addition of Octel's networking protocols to the VMX products, aid customers in networking VMX systems with Octel's.

       . Octel provides customer-specific application solutions to its customers. VMX provides similar solutions to its customers through the VMXworks application development tools and associated applications. VMXworks has capabilities Octel's products do not, such as a broader set of pre-programmed applications, application templates and an ability to customize features. VMX has also developed greater specialized sales and support capabilities for these applications than has Octel. The merger is expected to facilitate access to these products for Octel customers and expertise once the VMXworks product is provided on Octel systems.

       . With the Merger, Octel will gain participation in two potentially fast growing product areas, component voice boards and voice-integrated e-mail.





MEB2OU.R8(5P3)
02/16/94                              -20-

       In the course of its deliberations during two Board meetings held on November 18, 1993 and January 27, 1994, the Octel Board of Directors reviewed with Octel's management a number of additional factors relevant to the Merger, including the strategic overview and prospects for Octel, its products and its finances. The Octel Board also considered, among other matters, (i) information concerning Octel's and VMX's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the financial condition, results of operations and businesses of VMX and Octel before and after giving effect to the Merger, (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Octel Common Stock and VMX Common Stock; (iv) the consideration to be received by VMX stockholders in the Merger and the relationship between the market value of Octel Common Stock to be issued in exchange for each share of VMX Common Stock and Octel's per share reported earnings, earnings before interest and taxes and certain other measures; (v) a comparison of selected recent acquisition and merger transactions in the telecommunications and other technology industries; (vi) the belief that the terms of the Reorganization Agreement, including the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; (vii) the ability of Octel to devote management time and energy to the integration and assimilation of VMX should the Merger be consummated; (viii) the fact that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of Octel as a result thereof; (ix) a financial presentation by Hambrecht & Quist, including the oral opinion of Hambrecht & Quist rendered on January 27, 1994 stating that the transaction was fair from a financial point of view to Octel (which was subsequently delivered in writing on January 29, 1994); (x) the impact of the Merger upon Octel's customers and employees and (xi) reports from management, financial advisors and legal advisors as to the results of their due diligence investigation of VMX. The Board of Directors of Octel also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to (i) the risk that the benefits sought to be achieved in the Merger will not be achieved and (ii) the other risks described above under "Risk Factors."

       In view of the wide variety of factors considered by the Octel Board, the Octel Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in approving the Reorganization Agreement and Merger.

   VMX's Reasons for the Merger

       The business reasons described in "Joint Reasons for the Merger" above were highly significant to the VMX Board because VMX stockholders will have the opportunity to participate in the future operations of Octel after the Merger. The VMX Board believes that the following are additional reasons for stockholders of VMX to vote FOR approval and adoption of the Reorganization Agreement and approval of the Merger:

       . VMX has been working to introduce products for solutions for voice-integrated e-mail and other software-intensive applications. VMX believes this is an emerging opportunity with substantial growth potential. The VMX Board believes that the Merger will permit the combined company to provide greater resources dedicated to this and other emerging opportunities.

       . VMX has had increased success in selling to Fortune 500 enterprise accounts. Octel has built a stronger position with enterprise account customers and the Merger is expected to facilitate the increased penetration of those accounts with VMX products, especially VMXworks application development tools for customer-specific integrated voice processing solutions.

       . Finally, VMX has exclusively focused on products which serve the Customer Premise Equipment (CPE) segment of the voice processing industry and has not directly participated in the Voice Information Services segment of this industry. Octel has successfully participated in both market segments and has begun to develop relationships with key public telephone service providers ("PTTs") in many countries worldwide. In many emerging international markets, VMX believes these relationships will be of increasing importance, even when





MEB2OU.R8(5P3)
02/16/94                              -21-
         competing for CPE opportunities. The Merger is expected to provide VMX with an opportunity for enhanced CPE sales based on Octel's relationships with the local PTTs in many emerging international markets.

       In the course of its deliberations during two Board meetings held on January 27 and January 29, 1994, the VMX Board of Directors reviewed with VMX's management a number of additional factors relevant to the Merger, including the strategic overview and prospects for VMX, its products and its finances. The VMX Board also considered, among other matters, (i) information concerning Octel's and VMX's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the financial condition, results of operations and businesses of Octel and VMX before and after giving effect to the Merger, (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Octel Common Stock and VMX Common Stock; (iv) the consideration to be received by VMX stockholders in the Merger and the relationship between the market value of Octel Common Stock to be issued in exchange for each share of VMX Common Stock and VMX's per share reported earnings, earnings before interest and taxes and certain other measures; (v) a comparison of selected recent acquisition and merger transactions in the telecommunications and electronics industries; (vi) the belief that the terms of the Reorganization Agreement, including the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;
(vii) the ability of VMX to consider and negotiate other acquisition proposals and to terminate the Reorganization Agreement for a superior proposal, subject to the payment of a fee to Octel; (viii) the fact that the Merger is expected to be accounted for as a pooling of interests and that no goodwill is expected to be created on the books of Octel as a result thereof; (ix) a financial presentation by Unterberg Harris, including the oral opinion of Unterberg Harris rendered at the January 29, 1994 meeting of the VMX Board that the consideration to be received by VMX stockholders pursuant to the Merger was fair to VMX stockholders from a financial point of view as of such date; (x) the commitment by Unterberg Harris to supplement such oral opinion with a written opinion dated as of the date of this Joint Proxy Statement/Prospectus;
(xi) that VMX would be represented on the Octel Board; (xii) the impact of the Merger upon VMX's customers and employees and (xiii) reports from management, financial advisors and legal advisors as to the results of their due diligence investigation of Octel.

       The Board of Directors of VMX also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, (i) the loss of control over the future operations of VMX following the Merger; (ii) the risk that the benefits sought to be achieved in the Merger will not be achieved and (iii) the other risks described above under "Risk Factors." The Board of Directors of VMX discussed with management the prospects for combinations with companies other than Octel and the possibility that the benefits described above could be achieved through any such combination, as well as the risks and benefits of a stand-alone strategy.

       In view of the wide variety of factors considered by the VMX Board, the VMX Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, the Board of Directors of VMX determined unanimously that the Reorganization Agreement and Merger were in the best interests of VMX and its stockholders and that VMX should proceed with the Merger and the Reorganization Agreement.

OPERATIONS FOLLOWING THE MERGER

       Following the Merger, Octel and VMX intend to integrate certain operations of the two companies, which is expected to create more efficient operations. The combined company expects to continue offering the full product lines of both Octel and VMX subsequent to the Merger. Research and development, engineering and support operations will be co-located. In the near term, however, certain research and development activities focused on future products or new technologies will operate independently. The companies expect that the distribution channels for the products of the two companies will remain unchanged subsequent to the Merger. Certain direct sales activities will be combined and some management consolidation will occur subsequent to the Merger.





MEB2OU.R8(5P3)
02/16/94                              -22-

FAIRNESS OPINIONS

       Octel. Octel engaged Hambrecht & Quist to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view to Octel of the consideration to be paid to VMX's shareholders in connection with the Merger. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on January 27, 1994 to Octel's Board of Directors that, as of such date, the consideration to be paid by Octel is fair to Octel from a financial point of view. A COPY OF HAMBRECHT & QUIST'S OPINION DATED JANUARY 29, 1994, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATION OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS ANNEX B TO THE JOINT PROXY STATEMENT/PROSPECTUS. OCTEL STOCKHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. No limitations were placed on Hambrecht & Quist by the Board of Directors of Octel with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

       In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available financial statements of Octel for recent years and interim periods to date and certain other relevant financial and operating data of Octel made available to Hambrecht & Quist from published sources and the internal records of Octel;
(ii) discussed with certain members of the management of Octel and Octel's Board of Directors the business, financial condition and prospects of Octel;
(iii) reviewed certain financial and operating information, including certain projections, relating to Octel; (iv) discussed with certain members of the management of Octel and Octel's Board of Directors the proposed Merger; (v) reviewed the publicly available financial statements of VMX for recent years and interim periods to date and certain other relevant financial and operating data of VMX made available to Hambrecht & Quist from published sources and the internal records of VMX; (vi) reviewed certain financial and operating information, including certain projections, provided by the management of VMX and discussed such projections with certain members of the management of VMX;
(vii) reviewed the recent reported prices and trading activity for Octel's and VMX's Common Stock and compared such information and certain financial information of Octel and VMX with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable to those of Octel and VMX; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;
(ix) reviewed the Reorganization Agreement and (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

       Hambrecht & Quist did not independently verify any of the information concerning Octel or VMX considered in connection with their review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Octel or VMX, nor did it conduct a physical inspection of the properties and facilities of Octel or VMX. With respect to the financial forecasts and projections made available to Hambrecht & Quist and used in its analyses, Hambrecht & Quist, on the advice of the management of Octel and VMX, assumed that their projections reflected the best currently available estimates and judgments of the expected future financial performance of Octel and VMX. Hambrecht & Quist also assumed that neither Octel nor VMX was a party to any pending transactions, including external financings, recapitalizations or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses or disclosed in this Joint Proxy Statement/Prospectus. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

       The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to Octel's Board of Directors. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist





MEB2OU.R8(5P3)
02/16/94                              -23-
believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Octel Board of Directors and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Octel and VMX. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

       Analysis of Publicly Traded Comparable Companies. Hambrecht & Quist compared selected historical and projected financial, operating and stock market data of Octel and VMX to publicly traded companies that Hambrecht & Quist deemed to be comparable to Octel and VMX. Such data and ratios included market capitalization, market capitalization to historical revenue, market capitalization to historical and projected net income, market capitalization to historical book value, price per share to historical and projected earnings per share, and earnings per share growth rates. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash) to the earnings before interest and taxes ("EBIT"). Companies used for such comparisons included Aspect Telecommunications, Boston Technology, Brite Voice Systems, Brooktrout Technology, Centigram Communications, Comverse Technology, Digital Sound Corporation, Intervoice Inc. and Microlog Corp. Based on the analysis of publicly traded comparable companies, VMX's implied equity value ranged from approximately $171 million to approximately $309 million.

       Discounted Cash Flow Analysis. Hambrecht & Quist analyzed the theoretical valuation of VMX based on the unlevered discounted cash flow of the projected financial performance estimates of VMX. To estimate the total present value of VMX's business, before giving effect to its capital structure, Hambrecht & Quist discounted to present value the business as reflected in the financial performance estimates using discount rates ranging from 15% to 25%. The terminal value was based on multiples of 12, 14 and 16 times projected EBIT for fiscal 1999. These multiples were based on multiples resulting from analysis of publicly traded comparable companies and analysis of selected merger and acquisition transactions. Based on the discounted cash flow analysis, VMX's implied equity value ranged from approximately $149 million to approximately $309 million.

       Analysis of Selected Merger and Acquisition Transactions. Hambrecht & Quist compared the proposed Merger with selected comparable merger and acquisition transactions. Hambrecht & Quist determined that the exchange ratio of five shares of VMX for each one share of Octel represented a 32.5% premium over the last sale price of VMX as of the market close on January 28, 1994. This analysis included 12 comparable communication and computer company transactions and 14 other technology transactions. In examining these transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered. Multiples analyzed included consideration offered to historical revenue, to historical cash flow from operations, to historical earnings before depreciation, interest and taxes, to historical net cash flow from operations, to historical income, to historical book value and to historical net operating assets. Based on the analysis of selected merger and acquisition transactions, VMX's implied equity value ranged from approximately $141 million to approximately $196 million.

       Pro Forma Analysis. Hambrecht & Quist analyzed the pro forma impact of the proposed Merger on Octel earnings per share, consolidated capitalization and financial ratios using the exchange ratio of one share of Octel for each five shares of VMX. In conducting its analysis, Hambrecht & Quist relied upon the financial projections provided by the management of Octel and VMX, respectively, including potential benefits resulting form the Merger as estimated by the management of Octel. The analysis indicated that the pro forma ownership percentage of VMX shareholders (adjusted to take into account options assumed to be exercised as a result of the Merger) would be approximately 23%. The analysis indicated that earnings per share of the pro forma combined company would be lower in the first fiscal year after the Merger and higher thereafter than comparable projections for Octel as a stand-alone company.





MEB2OU.R8(5P3)
02/16/94                              -24-

       Contribution Analysis. Hambrecht & Quist analyzed the contribution of each of Octel and VMX to certain financial statement categories of the pro forma combined company, including revenue, gross profit, operating income, and net income. This contribution analysis was then compared to the above stated pro forma ownership percentage of VMX's shareholders (adjusted to take into account options assumed to be exercised as a result of the Merger) in the pro forma combined company.

       Stock Trading History Analysis. Hambrecht & Quist examined the trading history in terms of both price and volume for Octel and VMX during the periods from January 19, 1993 to January 26, 1994 for the Common Stock of Octel and VMX.

       No company or transaction used in the above analyses is identical to Octel or VMX or the Merger. Accordingly, an analysis of the results of the foregoing is not purely quantitative; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

       The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Annex B to this Joint Proxy Statement/Prospectus.

       Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Hambrecht & Quist is familiar with Octel, having acted as managing underwriter of its initial public offering in February 1988 and its secondary public offering in August 1989. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Octel and receives customary compensation in connection therewith, and also provides research coverage for Octel. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Octel for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Octel.

       Based upon Octel's existing relationship with Hambrecht & Quist and Hambrecht & Quist's reputation as an investment bank and financial advisor, Octel and Hambrecht & Quist entered into an engagement letter dated October 28, 1993. Octel has agreed to pay Hambrecht & Quist a fee equal to one percent of all consideration paid in connection with its services as financial advisor to Octel in connection with the Merger, including the rendering of a fairness opinion. Such transaction fee, with the exception of $200,000 previously paid to Hambrecht & Quist at the time of the delivery of its fairness opinion, is payable upon consummation of the Merger. Octel also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

       VMX. Unterberg Harris has delivered its written opinion to the VMX Board to the effect that, as of ____________, 1994, the consideration to be received by holders of shares of VMX Common Stock pursuant to the Reorganization Agreement is fair from a financial point of view of such holders. Such opinion confirmed the oral opinion given by Unterberg Harris to the VMX Board on January 29, 1994. No limitations were imposed by the VMX Board upon Unterberg Harris with respect to the investigations made or the procedures followed by it in rendering its opinions.

       THE FULL TEXT OF THE OPINION OF UNTERBERG HARRIS, TO BE DATED ___________, 1994, IS ATTACHED HERETO AS ANNEX C. VMX STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY UNTERBERG HARRIS. THE SUMMARY OF THE OPINION OF UNTERBERG HARRIS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO





MEB2OU.R8(5P3)
02/16/94                            -25-

THE FULL TEXT OF SUCH OPINION. UNTERBERG HARRIS' OPINION WAS PREPARED FOR THE VMX BOARD AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES OF VMX COMMON STOCK PURSUANT TO THE REORGANIZATION AGREEMENT AND MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VMX STOCKHOLDER AS TO HOW TO VOTE AT THE VMX SPECIAL MEETING.

       In arriving at its opinion, Unterberg Harris reviewed the Reorganization Agreement and financial and other information that was publicly available or furnished to Unterberg Harris by VMX and Octel and their respective representatives, including financial forecasts and other information provided during discussions with the management and representatives of VMX and Octel.
In addition, Unterberg Harris compared certain financial and securities data of VMX and Octel with various other publicly traded companies in the telecommunications industries, reviewed the historical stock prices and trading volumes of VMX Common Stock and Octel Common Stock, reviewed prices and premiums, if any, paid in other business combinations and conducted such other financial studies, analyses and investigations as Unterberg Harris deemed appropriate for purposes of rendering its opinions.

       In rendering its opinions, Unterberg Harris assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources and that was provided to it by VMX and Octel or their representatives. With respect to the financial projections supplied to it, Unterberg Harris assumed that such projections were reasonably prepared and that they reflected the most accurate currently available estimates and judgments of the management and representatives of VMX and Octel as to the future operating and financial performance of their respective companies. Unterberg Harris did not make any independent evaluation or appraisal of the assets, liabilities, patents or intellectual property of VMX or Octel, nor was any such appraisal or evaluation provided to Unterberg Harris. Unterberg Harris assumed that the Merger would be accounted for as a pooling of interests in rendering its opinions.

       Unterberg Harris' opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the dates of its opinions. It should be understood that, although subsequent developments may affect its opinion, Unterberg Harris does not have any obligation to update, review or reaffirm its opinion.

       The following presentation summarizes certain financial analyses performed by Unterberg Harris in arriving at its opinion to be dated ____________, 1994, which analyses Unterberg Harris discussed with the Board of Directors of VMX.

       Comparable Companies Analyses. Unterberg Harris compared selected historical and projected operating information, stock market data and financial ratios for VMX (based on the financial terms of the Merger) to selected historical and projected operating information, stock market data and financial ratios of Octel and of certain other publicly traded communications companies. These companies included Aspect Telecommunications Corporation, Boston Technology, Inc., Centigram Communications Corporation, Comverse Technology, Inc., Digital Sound Corporation, Digital Systems International, Inc., Electronic Information Systems, Inc., InterVoice, Inc. and Syntellect, Inc. Such data and ratios include multiples of net market value (defined as market value of equity adjusted by adding long-term debt and subtracting cash and short-term investments) to historical revenues, market value to historical and projected net income and earnings per share and market value to book value. An analysis of net market value to latest twelve months revenues yielded a range of 0.29 times to 4.48 times revenues with a median of 2.32 times revenues compared to 1.52 times for VMX in this transaction. An analysis of current stock price to latest twelve months earnings per share yielded a range of 13.4 times to 60.0 times earnings with a median of 21.3 times earnings, compared to
19.8 times earnings for VMX in this transaction. An analysis of current stock price to projected fiscal 1994 earnings per share yielded a range of 11.6 times to 33.3 times earnings with a median of 19.5 times earnings, compared to 15.4 times earnings for VMX in this transaction. An analysis of current stock price to projected calendar 1994 earnings per share yielded a range of 10.0 times to
30.6 times earnings with a median of 17.2 times earnings, compared to 13.2 times earnings for VMX in this transaction. An analysis of market value to book value yielded a range of 0.59 times to 8.05 times book value with a median of 2.96 times book value, compared to 3.79 times book value for VMX. Unterberg





MEB2OU.R8(5P3)
02/16/94                               -26-

Harris indicated that the multiples calculated for VMX based on the financial terms of the Merger were within the range of multiples for the comparable companies analyzed and below the median for both multiples of revenue and earnings per share and above the median for multiples of book value. Prior to the proposed Merger, VMX stock was trading at the low end of the range of comparable companies.

       Unterberg Harris compared selected historical and projected operating and financial ratios for Octel to the corresponding data and ratios of the same comparable group of publicly traded voice processing companies. An analysis of net market value to latest twelve months revenues yielded a range of 0.29 times to 4.48 times revenues with a median of 2.32 times revenues, compared to 1.65 times revenues for Octel. An analysis of current stock price to latest twelve months earnings per share yielded a range of 13.4 times to 60.0 times earnings with a median of 21.3 times earnings, compared to 21.0 times earnings for Octel. An analysis of current stock price to projected fiscal 1994 earnings per share yielded a range of 11.6 times to 33.3 times earnings with a median of
19.5 times earnings, compared to 19.5 times earnings for Octel. An analysis of current stock price to projected calendar 1994 earnings per share yield a range of 10.0 times to 30.6 times earnings with a median of 17.2 times earnings, compared to 17.9 times earnings for Octel. An analysis of market value to book value yielded a range of 0.59 times to 8.05 times book value with a median of
2.96 times book value, compared to 2.65 times book value for Octel. Unterberg Harris indicated that the multiples calculated for Octel were within the range of multiples for comparable companies and close to the median in terms of multiples of earnings per share but below the median for multiples of revenue and of book value.

       Comparable Transaction Analysis. Unterberg Harris reviewed certain mergers and acquisitions involving technology companies. In examining these transactions, Unterberg Harris analyzed certain income statement and balance sheet parameters of the acquired companies relative to the consideration paid. Multiples analyzed included net transaction value (defined as transaction value adjusted by adding long- term debt and subtracting cash and short-term investments) to latest twelve month revenues and transaction value to latest twelve months net income and book value. Merger and acquisition transactions analyzed by Unterberg Harris included the acquisition by Chipcom Corporation of Artel Communications Corp., ECI Telecom, Inc.'s acquisition of Telematics International, Inc., Network Systems Corporation's acquisition of Bytex Corporation, Welsh, Carson, Anderson & Stowe's acquisition of DCA, Inc., Electronic Information Systems, Inc.'s acquisition of International Telesystems Corp., VMX's acquisition of Rhetorex, Inc., Silicon Graphics, Inc.'s acquisition of MIPS Computer Systems, Inc. and Network Systems Corporation's acquisition of Vitalink Communications Corporation. In certain cases, complete financial data was not publicly available for these transactions and only partial information was used in such instances. An analysis of market value to latest twelve months revenues yielded a range of 0.17 times to 6.30 times revenues with a median of 1.19 times revenues, compared to 1.52 times revenues for VMX in this transaction. An analysis of market value to latest twelve months net income yielded a range of 11.2 times to 116.2 times net income with a median of 21.8 times, compared to 19.8 times net income for VMX in this transaction. An analysis of market value to book value yielded a range of 0.26 times to 12.11 times book value with a median of 3.15 times book value, compared to 3.79 times book value for VMX in this transaction. Unterberg Harris indicated that the multiples calculated for VMX based on the financial terms of the Merger were within the range for multiples of comparable transactions analyzed, above the median for multiples of revenues and book value and slightly below the median for multiples of net income.

       Acquisition Premiums Analysis. Unterberg Harris analysis also indicated that the average percentage premium of offer prices to trading prices one day prior to the announcement date was 37.6% for the group of public technology merger and acquisition transactions reviewed and the average percentage premium of offer prices to trading prices one month prior to the announcement date was 47.6%. Unterberg Harris also looked at premiums paid in selected technology transactions where the consideration paid was in the form of the acquiring company's stock. This analysis indicated an average percentage premium of offer prices to trading prices one day prior to the date of announcement of such transactions was 26.2% and an average percentage premium to trading prices one month prior to the announcement date was 41.7%. The offer price for VMX based on the Exchange Ratio and Octel's closing stock price as of January 28, 1994 (one day prior to the date of announcement) represented a premium to VMX's closing stock price one day prior to the date of announcement of 32.5%. The offer price, as calculated above, represented a 41.6% premium to VMX's closing stock price one month prior to the date of announcement.





MEB2OU.R8(5P3)
02/16/94                               -27-

       Stock Price Analysis. Unterberg Harris also examined the history of the trading prices and volume for VMX Common Stock and Octel Common Stock separately, in relation to each other, in relation to The Nasdaq National Market composite index and in relation to certain other publicly traded companies. The analysis showed that, when evaluated on an indexed basis, the daily per share price of VMX Common Stock for the last 90-day trading period ranged from 96.7 to 124.1 while the daily price per share for Octel over the same period ranged from 94.0 to 114.0. The composite daily per share price of a selected group of comparable companies, when evaluated on an indexed basis, for the same period ranged from 88.6 to 102.4 while The Nasdaq National Market composite ranged from 95.4 to 102.7 during that period. For the last two years, the analysis showed that, on an indexed basis, the weekly per share price of VMX Common Stock ranged from 71.4 to 171.4 while the weekly per share price of Octel Common Stock over the same period ranged from 59.6 to 120.8.
The composite weekly price of a selected group of comparable companies, when evaluated on an indexed basis, ranged from 79.0 to 194.1 while The Nasdaq National Market Weekly composite ranged from 88.3 to 128.1. Unterberg Harris indicated that for the last 90 days of trading, VMX's stock price, on an indexed basis, showed a greater percentage increase than Octel's stock price and the indices analyzed. For the last two years, VMX's stock price, on an indexed basis, showed a greater percentage increase than The Nasdaq National Market composite index and Octel, but a lower percentage increase than the comparable group index.

       Pro Forma Analysis. Unterberg Harris analyzed certain pro forma effects (excluding transaction costs) resulting from the Merger. Although the analysis indicated, absent potential synergies, approximately 1.5% dilution on the earnings per share of Octel (adjusted to exclude non-operating charges to income) for the latest twelve months ending December 31, 1993, the analysis indicated that the Merger would have no dilutive effect for the fiscal year ending June 30, 1994. The results of such pro forma combination analysis are not necessarily indicative of future operating results or financial condition for the combined company. Unterberg Harris also analyzed the contribution of VMX and Octel to the pro forma combined company in light of the VMX stockholders' ownership of the combined company being approximately 23.1%.
This analysis showed VMX contributing 25.4% of revenues for the latest twelve-month period and 26.6% for the June 1993 fiscal year, 20.9% in pretax income for the latest twelve-month period and 18.9% for the June 1993 fiscal year, 23.9% in net income for the latest twelve-month period and 23.8% for the fiscal year ended June 1993 (21.3% for the latest twelve-month period and 18.9% for fiscal 1993 when net income is adjusted to assume both companies pay a comparable tax rate). Based on projections for the year ending June 30, 1994, VMX's relative contribution to revenues is projected to be 25.5%, contribution to pretax 24.1% and net income 26.5% (24.1% of net income when adjusted for comparable tax rates). In addition, VMX contributed 19.2% of the combined company's cash balances, 17.5% of total assets and 17.6% of stockholders' equity as of December 31, 1993.

       The summary above does not purport to be a complete description of the analyses performed by Unterberg Harris in connection with its fairness opinion. The preparation of a fairness opinion involves various subjective business determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, Unterberg Harris believes that its analyses must be considered as a whole and that selecting portions of its analyses and considering individual factors without considering all analyses and factors could create an incomplete and misleading view of the evaluation process underlying its opinion. With respect to comparable companies analyses and comparable transactions analyses, a particular analysis performed by Unterberg Harris is not necessarily indicative of actual values, which may be significantly higher or lower than suggested by such analyses. The analyses are not appraisals and do not necessarily reflect the prices for which businesses actually could be sold or actual values or future results that might be achieved. Unterberg Harris' analyses were prepared solely as part of Unterberg Harris' review of the fairness of the consideration to be received by VMX's stockholders in connection with the Merger from a financial point of view and were provided to the VMX Board in connection with the delivery of Unterberg Harris' opinion. In addition, Unterberg Harris' opinion and presentation to the VMX Board was only one of many factors taken into consideration by the VMX Board in making its determination to approve the Merger.

       Pursuant to the terms of the engagement by VMX of Unterberg Harris as its financial advisor in connection with the Merger, upon consummation of the Merger, Unterberg Harris will receive a fee in an amount equal to 0.5% of the





MEB2OU.R8(5P3)
02/16/94                              -28-
aggregate value of the consideration received by VMX stockholders plus the fair market value of the options outstanding at the date of the Merger based on the closing price of Octel's Common Stock at the closing date of the transaction. Based on the closing price of Octel's Common Stock on ____________, 1994, such fee would have aggregated approximately $____________. Unterberg Harris has received a retainer of $25,000 which will be credited against the total fee to be paid at closing and Unterberg Harris will be reimbursed for out-of-pocket expenses in connection with the engagement. In the event the Reorganization Agreement is terminated due to a material adverse change to Octel or other breach of the representations and warranties or covenants by Octel, Unterberg Harris shall be paid a fee equal to 25% of the 0.5% fee payable upon consummation of the Merger.

       The terms of the fee arrangement were negotiated at arm's length between VMX and Unterberg Harris and approved by the VMX Board. The VMX Board, in making its recommendation with respect to the Merger and the Merger Agreement, was aware of the foregoing fee arrangement. The VMX Board believed that the contingent nature of Unterberg Harris' fee with respect to the Merger is not an uncommon manner in which financial advisors are compensated in corporate merger and acquisition transactions and also believe that any financial incentive that could be viewed to exist as a result did not preclude Unterberg Harris from rendering independent and objective advice.

       Unterberg Harris has provided various financial advisory and investment banking services to VMX since 1990 for which it has received customary compensation. Unterberg Harris is a market maker for VMX Common Stock. Unterberg Harris, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting, private offerings of securities and valuations for corporate reorganization and other purposes. The VMX Board selected Unterberg Harris to act as financial advisor on the basis of Unterberg Harris' reputation as an investment bank, VMX's prior relationship with Unterberg Harris and Unterberg Harris' familiarity with VMX.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The following addresses the material federal income tax considerations of the Merger that are applicable to holders of VMX Common Stock, and can be relied upon by such holders. This section reflects the opinions of counsel attached as Exhibits 8.1 and 8.2 to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part (the "Exhibit Opinions"). The Exhibit Opinions each include an opinion to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") (a "Reorganization"). The Exhibit Opinions, which are based on certain assumptions and subject to certain limitations and qualifications as noted in the opinions, were delivered by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation and Gray Cary Ware & Freidenrich, A Professional Corporation.

       VMX stockholders should be aware that this section does not deal with all federal income tax considerations that may be relevant to particular VMX stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the Code's alternative minimum tax provisions, who are foreign persons or who acquired their VMX Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options or rights to purchase VMX Common Stock in anticipation of the Merger. Finally, no foreign, state or local tax considerations are addressed herein. Accordingly, VMX STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

       The following discussion is based on the companies' respective counsels' interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the





MEB2OU.R8(5P3)
02/16/94                              -29-
statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Octel, VMX and their respective stockholders.

       Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the companies' respective counsels are of the opinion that:

       (a) No gain or loss will be recognized by the holders of VMX Common Stock upon the receipt of Octel Common Stock solely in exchange for such VMX Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares).

       (b) The aggregate tax basis of the Octel Common Stock so received by VMX stockholders in the Merger (including any fractional share of Octel Common Stock not actually received) will be the same as the aggregate tax basis of the VMX Common Stock surrendered in exchange therefore.

       (c) The holding period of the Octel Common Stock so received by each VMX stockholder in the Merger will include the period for which the VMX Common Stock surrendered in exchange therefor was considered to be held, provided that the VMX Common Stock so surrendered is held as a capital asset at the time of the Merger.

       (d) Cash payments received by holders of VMX Common Stock in lieu of a fractional share will be treated as if such fractional share of Octel Common Stock had been issued in the Merger and then redeemed by Octel. A VMX stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

       (e) None of Octel, Merger Sub or VMX will recognize material amounts of gain solely as a result of the Merger.

       Neither Octel nor VMX has requested a ruling from the IRS in connection with the Merger. However, it is a condition of the respective obligations of Octel and VMX to consummate the Merger that such parties receive confirming tax opinions from their respective legal counsel to the effect that for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. The Exhibit Opinions are not intended to satisfy this closing condition. These closing opinions, which are collectively referred to herein as the "Tax Opinions," neither bind the IRS nor preclude the IRS from adopting a contrary position. As with the Exhibit Opinions, the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of Octel, VMX, Merger Sub and stockholders of VMX, including representations in certain certificates to be delivered to counsel by the respective managements of Octel, VMX and Merger Sub and certain stockholders of VMX. Of particular importance will be certain assumptions and representations relating to the "continuity of interest" requirement.

       To satisfy the "continuity of interest" requirement, VMX stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Common Stock of VMX in anticipation of the Merger or (ii) the Octel Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the VMX stockholders, as a group, would no longer have a significant equity interest in the VMX business being conducted by Octel after the Merger. VMX stockholders will generally be regarded as having a significant equity interest as long as the Octel Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the VMX stockholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization.

       A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a VMX stockholder recognizing gain or loss with respect to each share of Common Stock of VMX surrendered equal to the difference between the stockholder's basis in such share and





MEB2OU.R8(5P3)
02/16/94                              -30-
the fair market value, as of the Effective Time of the Merger, of the Octel Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Octel Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

       Even if the Merger qualifies as a Reorganization, a recipient of shares of Octel Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Common Stock of VMX). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a VMX stockholder was treated as receiving (directly or indirectly) consideration other than Octel Common Stock in exchange for the stockholder's Common Stock of VMX. Such other consideration is generally referred to as "boot."

ACCOUNTING TREATMENT

       The Merger is expected to be treated as a "pooling of interests" for accounting purposes. This accounting method permits the recorded assets and liabilities of both Octel and VMX to be carried forward to the surviving corporation at their recorded historical amounts and no recognition of goodwill in the combination is required of either Octel or VMX.

       It is a condition of Octel's obligation to consummate the Merger that, among other things, Octel receive an opinion from KPMG Peat Marwick, the independent auditors of Octel and VMX, to the effect that, based upon certain material facts and certain representations and warranties described in such opinion, the Merger will qualify for treatment as a pooling of interests.

INTERESTS OF CERTAIN PERSONS

       Employment Agreements. In December 1993, the VMX Board approved two-year Employment Agreements with 10 executives, including Patrick S. Howard, the President and Chief Executive Officer, four Executive Vice Presidents, two Corporate Vice Presidents and three other Vice Presidents (the "VMX Employment Agreements").

       The VMX Employment Agreements provide varying amounts of severance pay to such employees depending on the respective employees' position with VMX upon termination by VMX without cause, including a termination without cause following a change of control of VMX. Such severance pay ranges up to a maximum of 12 to 36 times the respective employee's monthly base salary, in lieu of all other post-termination severance payments upon a change of control such as the Merger. The VMX Employment Agreements limit the amount payable such that the amount cannot exceed the amount which would subject VMX to special federal excise taxes for "parachute payments." Furthermore, no acceleration of vesting of options is provided in the event of a termination following a change of control.

       Following a change of control, constructive termination giving rise to the obligation to pay severance is deemed to have occurred if, without the employee's written consent, the employee is assigned duties, responsibilities, position or salary and benefits substantially inconsistent with such employee's position and compensation prior to the change of control.

       Octel has expressed an interest in negotiating new employment agreements with such persons. If such new agreements are not negotiated, the current agreements will be assumed by Octel at the Effective Time.

       In addition, pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, Octel has agreed to appoint _________________, a member of the Board of Directors of VMX, to the Board of Directors of Octel.





MEB2OU.R8(5P3)
02/16/94                             -31-

REGULATORY MATTERS

       Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and specified waiting period requirements have been satisfied. On February 8, 1994, Octel and VMX each filed Premerger Notification and Report Forms pursuant to the HSR Act with the Department of Justice and the FTC with respect to the Merger. [On March 10, 1994, the waiting period under the HSR Act expired.] At any time before or after consummation of the Merger, the FTC, the Antitrust Division, state attorneys general or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Octel or VMX.

       Based on information available to them, Octel and VMX believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Octel and VMX would prevail or would not be required to accept certain conditions, possibly including certain divestitures or hold-separate arrangements, in order to consummate the Merger.

RIGHTS OF DISSENTING VMX STOCKHOLDERS

       Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as VMX, whose securities are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Because VMX's Common Stock is traded on such a system, The Nasdaq National Market, stockholders of VMX will not have appraisal rights with respect to the Merger.





MEB2OU.R8(5P3)
02/16/94                             -32-

                          THE REORGANIZATION AGREEMENT

       The following paragraphs summarize, among other things, the material terms of the Reorganization Agreement, which is attached hereto as Annex A and incorporated by reference herein. The summary should be read in conjunction with, and is qualified in its entirety by, the Reorganization Agreement. Stockholders of Octel and VMX are urged to read the Reorganization Agreement in its entirety for a more complete description of the Merger.

EFFECTIVE TIME OF THE MERGER

       As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Reorganization Agreement, the parties thereto will file a certificate of merger with the Secretary of State of Delaware. The Merger will become effective upon such filing (the "Effective Time").

CONVERSION OF SHARES

       At the Effective Time, each five outstanding shares of VMX Common Stock (other than shares owned by Merger Sub, Octel or any subsidiary of Octel or VMX) will be converted into the right to receive one share (the "Exchange Ratio") of Octel Common Stock. Merger Sub will merge with and into VMX, and VMX will be the surviving corporation and a wholly owned subsidiary of Octel. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the surviving corporation.

       As promptly as practicable after the Effective Time, Octel will send to each stockholder of record of VMX as of the Effective Time transmittal materials for use in exchanging certificates of VMX Common Stock for certificates of Octel Common Stock. The transmittal materials will contain information and instructions with respect to the surrender of VMX Common Stock certificates in exchange for new certificates representing Octel Common Stock and cash in payment for any fractional shares resulting from the exchange. Certificates should not be surrendered until the Letter of Transmittal is received. Pending delivery to Octel of VMX Common Stock certificates, any dividends on the Octel Common Stock to be issued as a result of the Merger that are payable prior to the delivery of such certificates will be held by Octel. Such dividends will be paid, without interest, to the persons entitled thereto upon delivery of such VMX Common Stock certificates to Octel.

       No fraction of a share of Octel Common Stock will be issued, but in lieu thereof each holder of shares of Octel Common Stock who would otherwise be entitled to a fraction of a share of Octel Common Stock (after aggregating all fractional shares of Octel Common Stock to be received by such holder) shall receive from Octel an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Octel Common Stock for the ten most recent days that Octel Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on The Nasdaq National Market.

TREATMENT OF VMX STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

       At the Effective Time, each outstanding option to purchase shares of VMX Common Stock (each a "VMX Stock Option") under VMX's 1981 ECS Stock Option Plan, 1983 Stock Option Plan, Employee Stock Purchase Plan, 1986 Stock Option Plan, VMX Inc./OPCOM 1982 Stock Option Plan, 1989 Stock Option Plan, 1989 Restated Nonstatutory Stock Option Plan and Nonstatutory Stock Option Plan and any other plan pursuant to which, as of January 27, 1994, options to purchase 5,438,266 shares of VMX Common Stock were outstanding (the "VMX Stock Option Plans"), whether vested or unvested, will be assumed by Octel. Each VMX Stock Option so assumed by Octel under the Reorganization Agreement shall continue to have, and be subject to, the same terms and conditions set forth in VMX Stock Option Plans immediately prior to the Effective Time, except that (i) such VMX Stock Option will be exercisable for that number of whole shares of Octel Common Stock equal to the product of the number of shares of VMX Common Stock that were issuable upon exercise of such VMX Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Octel Common Stock, and (ii) the per





MEB2OU.R8(5P3)
02/16/94                              -33-
share exercise price for the shares of Octel Common Stock issuable upon exercise of such assumed VMX Stock Option will be equal to the quotient determined by dividing the exercise price per share of VMX Common Stock at which such VMX Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

       After the Effective Time, Octel will issue to each holder of an outstanding VMX Stock Option a document evidencing the foregoing assumption of such VMX Stock Option by Octel.

       It is the intention of the parties that VMX Stock Options assumed by Octel qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the VMX Stock Options qualified as incentive stock options prior to the Effective Time.

RESALE OF OCTEL COMMON STOCK BY VMX AFFILIATES

       Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), regulates the disposition of securities of "affiliates" of VMX in connection with the Merger.

       VMX has delivered to Octel a letter (the "Affiliate Letter") identifying all persons who are, at the time of the VMX Special Meeting, "affiliates" of VMX for purposes of Rule 145 under the Securities Act. Such Affiliate Letter may be further updated prior to the Effective Time. VMX has also agreed to use its best efforts to cause each person who is identified as an Affiliate (an "Affiliate") in the Affiliate Letter to deliver to Octel, prior to the Effective Time, a written agreement (an "Affiliate Agreement").

       Under the Affiliate Agreement, such Affiliate will be advised that the Affiliate may not sell, transfer or otherwise dispose of Octel Common Stock issued to the Affiliate in the Merger unless such sale, transfer or other disposition (i) has been registered under the Securities Act, (ii) is made in compliance with the requirements of Rule 145 under the Securities Act or (iii) in the opinion of counsel reasonably acceptable to Octel, is otherwise exempt from registration under the Securities Act. Octel is under no obligation to register under the Securities Act the sale, transfer or other disposition of Octel Common Stock issued to the Affiliate in the Merger or to take any other action necessary to make compliance with an exemption from such registration available.

       Under the Affiliate Agreement, Octel is entitled to issue appropriate stock transfer instructions to the transfer agent for the shares of Octel Common Stock that are to be received by such Affiliate and to place restrictive legends on the certificates evidencing Octel Common Stock. Unless the transfer by the Affiliate of its Octel Common Stock has been registered under the Securities Act or is a sale made in compliance with the provisions of Rule 145 under the Securities Act, Octel has the right to insert restrictive legends on the certificates issued to any transferee of the Affiliate.

       The foregoing restrictions apply with respect to Affiliates to all purported sales, transfers and other conveyances of Octel Common Stock received or to be received by such Affiliate pursuant to the Reorganization Agreement and Merger and to all purported reductions in the interest in or risks relating to such Octel Common Stock, whether or not such Affiliate shall have exchanged following the Effective Time such VMX Common Stock certificates for Octel Common Stock certificates.

       The Affiliate Agreement also prohibits the Affiliate from any sale, transfer or other disposition or any other reduction of the Affiliate's risk of ownership of or investment in any securities of Octel and VMX from the date of the Affiliate Agreement and until Octel publicly releases results including at least 30 days of its combined operations after the Effective Time.





MEB2OU.R8(5P3)
02/16/94                             -34-

BUSINESS OF VMX PENDING THE MERGER

       Pending the consummation of the Merger, and except as otherwise consented to or approved in advance by Octel in writing, VMX has agreed that VMX will operate its business in accordance with the ordinary course of business and in a manner consistent with past practices, and use reasonable commercial efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants and to preserve its present relationships with customers and suppliers and other persons with which it has significant business relations. In particular, with minor limitations, VMX has agreed not to take any of the following actions, among others, without the prior written consent of Octel: accelerate, amend or change the period of exercisability of options, violate, amend or modify the terms of certain material contracts, grant severance pay (except pursuant to existing written agreements), declare or pay any dividends, issue any shares (except in connection with the exercise of options or stock purchase agreements under the Company Stock Option Plans), sell any material assets or properties, or incur any material indebtedness (other than pursuant to an existing credit facility).

SOLICITATION OF ALTERNATIVE TRANSACTIONS

       The Reorganization Agreement prohibits VMX or its representatives from soliciting alternative proposals regarding a merger or a similar transaction between VMX and third parties other than Octel, except as required by law. In the event VMX shall receive a written offer or proposal, directly or indirectly, oral or written, to acquire all or substantially all of VMX's business, assets or properties or to purchase all of VMX's capital stock, VMX shall immediately inform Octel as to all material facts relating to any such offer or proposal (including the identity of the party making such offer or proposal and the specific terms thereof) and will cooperate with Octel by furnishing any information it may reasonably request.

BUSINESS OF OCTEL PENDING THE MERGER

       Pending the consummation of the Merger, and except as otherwise consented to or approved in advance by VMX in writing, Octel has agreed to operate its business in accordance with its ordinary and usual course of business and to use all reasonable efforts consistent with past practices and policies to preserve intact Octel's present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with Octel, to the end that Octel's goodwill and ongoing business shall be unimpaired at the Effective Time. In particular, with minor limitations, Octel has agreed not to take any of the following actions, among others, without the prior written consent of VMX: accelerate, amend or change the period of exercisability of options, grant severance pay (except pursuant to existing written agreements), declare or pay any dividends, issue any shares (except in connection with the exercise of options), sell or acquire any material assets or properties, or incur any material indebtedness (other than pursuant to an existing credit facility).

CORPORATE STRUCTURE AND RELATED MATTERS AFTER THE MERGER

       At the Effective Time, Merger Sub will be merged with and into VMX, and VMX will be the surviving corporation and a wholly owned subsidiary of Octel. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the surviving corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the surviving corporation.

       Unless otherwise determined by Octel prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the surviving corporation, except that the name of the surviving corporation will be VMX, Inc. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Bylaws of the surviving corporation.





MEB2OU.R8(5P3)
02/16/94                             -35-

       The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation, and the officers of the Merger Sub immediately prior to the Effective Time will be the initial officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified.

       After the Effective Time, all shares of VMX Common Stock will cease to be quoted on The Nasdaq National Market, and the surviving corporation will undertake to terminate registration of VMX Common Stock under the Exchange Act.

CERTAIN COVENANTS

       Director Nominees. Pursuant to the terms of the Reorganization Agreement, upon consummation of the Merger, Octel agrees to appoint a member of the Board of Directors of VMX to the Board of Directors of Octel. Octel has agreed to appoint ______________________ to fulfill this covenant.

       VMX Stockholder Rights Plan. VMX has agreed to amend or terminate its Stockholder Rights Plan, dated as of February 5, 1990 (the "Rights Plan"), and any similar plan, or take other action to redeem any rights thereunder pursuant to such Rights Plan so that the Rights Plan and any similar plan will not apply to the transactions contemplated by the Reorganization Agreement.

CONDITIONS TO THE MERGER

       Consummation of the Merger is subject to the satisfaction of various conditions, including (i) the approval and adoption of the Reorganization Agreement and the Merger by the requisite vote of the stockholders of both Octel and VMX; (ii) the extinction of any rights any holder of VMX capital stock may have under the Rights Plan or any similar plan as a result of the transactions contemplated by the Reorganization Agreement; (iii) the expiration or termination of any waiting period and any extension thereof applicable to the consummation of the Merger under the HSR Act [(which waiting period expired on March 10, 1994)]; (iv) the absence of any restrictive court orders or any other legal restraints or prohibitions, and of any governmental proceedings preventing the consummation of the Merger; (v) the receipt of an officer's certificate by each of Octel and VMX from the other party to the effect that certain representations and warranties made by the respective party are true and correct in all material respects on and as of the Effective Time; (vi) the receipt of an officer's certificate by Octel and VMX from the other party to the effect that the respective party has performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement on or prior to the Effective Time; (vii) the obtaining by Octel and VMX, respectively, of all material consents, waivers, approvals, authorizations or orders required to be obtained for the authorization, execution and delivery of the Reorganization Agreement and the consummation of the transactions contemplated thereby; (xiii) the receipt by Octel and VMX of opinions from Hambrecht & Quist and Unterberg Harris as to the fairness of the consideration to be paid by Octel and received by VMX stockholders, respectively; (ix) the receipt by Octel and VMX, respectively, of certain opinions regarding legal, tax and accounting matters; (x) the receipt by Octel and VMX of the Affiliate Agreements and (xi) the lack of any material adverse change in the business of Octel or VMX since the date of the Reorganization Agreement. Octel's obligation to consummate the Merger is also conditioned on the receipt of an opinion from its independent auditors to the effect that the Merger will be accounted for as a pooling of interests. Neither party intends to waive any of the conditions to the Merger.

TERMINATION; AMENDMENT

       The Reorganization Agreement may be terminated and the Merger may be abandoned prior to the Effective Time either before or after its approval by the stockholders of Octel or VMX or both, under the circumstances specified therein, including: (i) by mutual written agreement of Octel and VMX; (ii) by either Octel or VMX, if the Merger shall not have been consummated by June 30, 1994; (iii) by either Octel or VMX if a court or a governmental agency prohibits, by a final or non-appealable order, decree, ruling or any other action, the transactions contemplated by the Reorganization Agreement; (iv) by either Octel or VMX if there shall be any final action taken, or any statute rule,





MEB2OU.R8(5P3)
02/16/94                             -36-
regulation or order deemed applicable to the Merger by any governmental entity which would make consummation of the Merger illegal; (v) by either Octel or VMX, if the stockholders of either Octel or VMX fail to approve the Reorganization Agreement; (vi) by either Octel or VMX, in the event of a material breach by the other party of any representation, warranty, covenant, term or provision of the Reorganization Agreement which is not cured promptly after notice thereof; (vii) by either Octel or VMX if there has been any government action taken or any statute or rule deemed applicable which would prohibit Octel's or VMX's ownership of all or a material portion of VMX's business operations or assets as a result of the Merger; (viii) by either Octel or VMX if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in the Reorganization Agreement which has not been properly cured; (ix) by Octel if a third party commences or announces a tender offer to acquire 20% or more of the voting stock of VMX or solicits or receives proxies or consents sufficient to elect a majority of the directors of VMX or block the Merger and (x) by Octel if VMX cooperates with any third party concerning the acquisition of VMX.

       The Reorganization Agreement may be amended by an agreement in writing among the parties thereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of VMX, no amendment may be made which would reduce the amount or change the type of consideration into which each share of VMX Common Stock will be converted upon consummation of the Merger.

FEES AND EXPENSES

       Except as described below, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

       Octel and VMX will share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement/Prospectus, the Registration Statement and any amendments or supplements thereto, including the preparation of financial statements to be included therein.

       VMX has agreed to pay Octel up to $1.5 million as reimbursement for expenses actually incurred by Octel in connection with the Reorganization Agreement and the Merger if the Reorganization Agreement is terminated because VMX has materially breached its representations, warranties or obligations under the Reorganization Agreement, and such breach has not been properly cured, provided Octel is not in material breach of its representations, warranties or obligations under the Reorganization Agreement. Octel has agreed to pay VMX up to $1.5 million as reimbursement for expenses actually incurred by VMX in connection with the Reorganization Agreement and the Merger if the Reorganization Agreement is terminated because Octel has materially breached its representations, warranties or obligations under the Reorganization Agreement, and such breach has not been properly cured, provided VMX is not in material breach of its representations, warranties or obligations under the Reorganization Agreement. VMX shall pay Octel $5.0 million in connection with the Reorganization Agreement and Merger if VMX enters into or completes an acquisition agreement with a party other than Octel, as liquidated damages, prior to termination of the Reorganization Agreement and such payment shall be Octel's exclusive remedy for such event.

       In addition, if VMX stockholders do not approve the Merger on or before June 30, 1994, VMX shall pay Octel out-of-pocket expenses, not to exceed $250,000. If Octel's stockholders do not approve the Merger by such date, Octel shall pay VMX out-of-pocket expenses, not to exceed $250,000. Neither of these two payments shall be required if any other payment described in this section is otherwise made.

CONFIDENTIALITY AGREEMENT

       Each party to the Reorganization Agreement has agreed to keep confidential, pursuant to the Confidentiality Agreement dated October 19, 1993 (the "Confidentiality Agreement") between Octel and VMX, information provided to the other party in contemplation of and pursuant to the Reorganization Agreement with respect to the business, properties and personnel of the party furnishing such information. The Confidentiality Agreement contains terms





MEB2OU.R8(5P3)
02/16/94                             -37-
restricting the disclosure and use of confidential information exchanged between the two parties in evaluating the Merger and otherwise.

       In addition, the Confidentiality Agreement provides, among other things, that for a period of three years after the date of the Confidentiality Agreement neither party will (i) use the other party's confidential information for any purpose other than for the purpose of exploring, evaluating and negotiating potential business alliances between VMX and Octel or (ii) disclose the other party's confidential information to any third party. The Confidentiality Agreement also provides that each party will use the same degree of care in safeguarding the other party's confidential information as the first party accords its own proprietary or confidential information.





MEB2OU.R8(5P3)
02/16/94                             -38-

                        OCTEL COMMUNICATIONS CORPORATION

BUSINESS OF OCTEL

       Octel Communications Corporation designs, manufactures and markets voice information processing systems that use the touch-tone telephone as the terminal and the fax machine as the printer. These multi-functional, specialized computers and personal computer-based systems allow users to access, manage and integrate multiple forms of information--voice, image and data--across the telephone network in a single call from any touch-tone telephone in the world. Users with a mailbox on a voice information processing system, referred to as subscribers, can send or retrieve voice messages, receive and forward faxes, and send or retrieve data stored in computers at any time from any touch-tone telephone. Octel sells its systems to organizations of all sizes and to providers of voice information services. Through Tigon Corporation (Tigon), a wholly owned subsidiary acquired in October 1992, Octel also provides voice information processing-related services to telephone companies and large corporations.

       Octel's customers use voice information processing technology as an information resource to address a number of objectives, including enhanced business competitiveness, improved customer service, increased operating flexibility, greater employee productivity, higher revenues, and reduced operating costs. Organizations can realize specific hard-dollar savings from the technology because voice messages tend to be shorter than normal telephone conversations and the need for callbacks is reduced by the ability of callers to leave detailed messages. Further, users may now retrieve data and documents without human intervention, 24 hours per day. In addition, the staff required for telephone answering and message taking may be reduced, routine inquiries and requests can be handled automatically and callers may route their own calls to desired extensions, even after hours, rather than relying on a company operator to handle calls. Finally, with the recently announced fax processing capabilities, subscribers can efficiently store, retrieve and redirect fax documents using any touch-tone telephone.

       Markets and Product Strategy. Octel focuses on two principal customer markets: Customer Premise Equipment (CPE) customers and VIS providers. Octel addresses these markets both in the United States and internationally. Although Octel's voice information processing technologies address both the CPE and VIS markets, there are some differences between these markets in terms of product characteristics, services requirements, distribution channels and competition.

       Octel initially focused its product development, sales and marketing efforts on providing voice processing products to large corporate customers.
In the ensuing years, Octel has expanded its markets to include telephone companies, cellular operators and service bureaus; small and medium-sized businesses; federal, state and local governments; medical organizations; and universities and other non-profit organizations. Geographically, Octel has expanded its sales activities from the United States to Australia, Austria, Bahrain, Brazil, Belgium, Canada, Finland, France, Germany, Hong Kong, Italy, Japan, Malaysia, Mexico, New Zealand, the People's Republic of China, Portugal, Singapore, Taiwan and the United Kingdom.

       A significant market opportunity in the voice information processing market is in selling voice information processing systems to large and medium-size organizations and their branch locations and small, single-site organizations. In this customer market, the system is installed on the customer's premise and connected to a company's PBX, Centrex or other telephone system. Some of Octel's voice information processing systems may also interface with the customer's computer systems to access various forms of information, such as databases. Octel has been particularly successful in penetrating the CPE markets in the U.S. and Canada, and believes that this market continues to offer a significant opportunity for future sales of products, applications and services. Through the acquisition of Compass Technology ("Compass"), a supplier of PC-based voice information processing software, Octel is also participating in the small business market which is among the fastest growing areas of voice information processing. Octel believes that, in addition to sales to new customers, its continued success in the U.S. and Canadian CPE markets will be increasingly dependent upon purchases by large organizations that have already adopted voicemail technology switching to or increasing their purchases of Octel's products, purchases by large organizations of new, multimedia applications such





MEB2OU.R8(5P3)
02/16/94                             -39-
as fax and interactive voice response (IVR) access to computer databases, and sales to smaller entities of less expensive voice messaging equipment.

       Most countries are behind the United States in the degree of development of their CPE market. The sale of voice information processing systems and services in most countries is subject to various regulatory requirements. Subject to such regulations and required product changes, as well as to differences in culture and business practices and the availability of touch-tone telephones, Octel believes that the international CPE market will experience growth similar to that of North America. The speed and extent of this eventual development is difficult to predict, although Octel believes that organizations and individuals in many countries outside of North America generally face communication problems similar to those which Octel is addressing in its North American CPE market.

       Octel's voice information processing system product line has a number of characteristics that Octel believes are important to organizations of all sizes:

       . Integration of multimedia (voice, fax and data) technologies . Broad range of features
       . Broad product line
       . Upgradability
       . Reliability and maintenance
       . Broad range of PBX and Centrex integration
       . Networking
       . Simple system management

       Octel works closely with its CPE customers to understand product requirements. Octel may be required to incur significant expenditures to develop new or enhance existing products or features especially within the area of integrated multimedia applications which is new to Octel's customers. Although there is evidence of market acceptance of the integration of voice, fax and data, and Octel believes that its applications are competitive with offerings by other companies, there can be no assurance of a high level of customer demand for these applications.

       Voice information service (VIS) providers purchase voice information processing systems and provide services to their customers, including residential customers, small businesses and users of cellular telephones. These services are generally available for a monthly charge for rental of a voice mailbox. Service providers gain direct revenue through rental income as well as indirect revenue such as increased cellular telephone connect time.

       Telephone companies in the U.S. and Canada, including both Regional Bell Operating Companies (RBOCs) and independent telephone companies, are offering voice processing services, such as telephone answering and voicemail, as "enhanced" or "information" services to their residential, small business or Centrex customers. All of the RBOCs and many of the independent telephone companies in the United States have begun the deployment of certain of these services. Some of these telephone companies have limited the availability of these services to more densely populated areas, while others have made the services available to a large portion of their customer base. Although the deployment of voice services in countries outside the United States has been limited, Octel has had some early successes in penetrating the international VIS market. While there can be no assurance that Octel's products will receive the same response internationally that they have received in the United States and Canada, sales in countries outside the United States increased as a percentage of total revenue in fiscal 1993 principally due to large, multi-system purchases by telephone companies in Canada and Italy. Octel believes that an important factor in continuing its success will be its ability to increase sales to customers in the international market. As in the international CPE market, the sale of voice information processing systems to international VIS customers is subject to various regulatory requirements and the development of hardware and software components compatible with local specifications.

       Octel's primary product for the VIS market is Sierra, a multi-application voice information processing system specifically designed to meet the special needs of telephone companies and other VIS customers. Single Sierra systems





MEB2OU.R8(5P3)
02/16/94                             -40-
are expandable from 48 ports to 144 ports. A high speed fiber optic backbone enables clustering of up to 3 Sierra systems for a total of 432 ports and 2,016 hours of message storage. The expandability of this system allows for cost-effective system growth to serve up to 60,000 users. The Sierra system was designed by Octel with specific telephone company central office standards in mind. The product meets Bellcore's Network Equipment Building Systems
(NEBS) standards. Backup processor cards within the system minimize downtime caused by failure of a primary component. Line cards and telephone interface cards as well as power supplies are replaceable without a service interruption (hot plugability).

       In fiscal 1993, Octel made its first sales in the international market for "virtual telephone" applications. Such applications use the voice mailbox as a substitute for simultaneous communication in those countries in which basic telephone service is difficult or costly to obtain. Since widescale deployment of virtual telephone has not yet occurred, there is no assurance that a market for such applications will develop. However, Octel believes that virtual telephone applications may represent a significant opportunity in the international VIS market segment in the future.

       Products. Octel provides a broad family of voice information processing systems, with extensive features, telephone switch integrations and networking capabilities. Products range from two-port systems for as few as 20 subscribers to 432-port systems for up to 60,000 subscribers in certain VIS applications. The number of ports determines the number of simultaneous telephone calls a system can handle. Octel's products provide customers with the flexibility to configure a voice information processing system to meet their particular needs for ports and message storage capacity. The applications solutions that are available to the user include the following:

       . Voice Mail enables any subscriber to send a message to any other subscriber 24 hours per day without calling the subscriber directly.
       . Telephone answering answers any busy or unanswered telephone day or night and takes a detailed voice message.
       . Outcalling initiates a call to a user-specified number to notify him that a message has been received.
       . Automated attendant answers incoming calls to a PBX or Centrex and allows callers to direct calls to telephone extensions without the use of a human operator.
       . Enhanced Call Processing ("ECP") uses an interactive customized menu function to provide sophisticated call routing.
       . OctelForms provides a way to collect detailed information from callers by presenting a "form" in voice and enabling callers to fill out the form using verbal responses or touch-tone inputs.
       . TransAct, Octel's interactive voice response application, allows the user to access data within IBM-compatible host environments or from a locally stored database via a touch-tone phone.
       . FaxCall, Octel's fax publishing application, allows callers to use traditional voice processing features to access the pre-stored text or graphic information that the caller desires and to have that information delivered to them via fax to any caller-selected location.
       . InfoTex, Octel's audiotex product, collects, processes and distributes information via the telephone.
       . FaxAgent allows fax images to be received and managed within a standard mailbox in the same manner as voice messages.
       . FaxBroadcast allows a fax to be automatically sent to many fax machines.
       . FaxStation provides fax overflow capability allowing incoming faxes to be redirected when a fax machine is busy or out of service.

       Voice processing software and hardware sold by Compass are integrated into standard personal computer platforms to create full-featured, cost effective voice information processing systems for small, single-site businesses and branch offices of larger organizations. These systems support several products and applications, including the following:

       . Voice Mail enables any subscriber to send a message to any other subscriber 24 hours per day without calling the subscriber directly.





MEB2OU.R8(5P3)
02/16/94                             -41-

       . Telephone Answering answers any busy or unanswered telephone day or night and takes a detailed voice message.
       . Outcalling initiates a call to a user-specified number to notify a subscriber that a message has been received.
       . Automated Attendant answers incoming calls to a PBX or Centrex and allows callers to direct calls to telephone extensions without the use of a human operator.
       . V-Trees allows the creation of multi-level voice menus able to collect information from or distribute information to callers.
       . Fax-on-Demand allows the quick retrieval of needed documents through the fax machine.
       . Fax Mail allows subscribers to receive and resend fax documents using their mailbox.

       Octel sells service products for use with Octel's voice information processing systems. Customers may purchase these service products at the time they purchase a system or thereafter. These service products include the following:

       . Hardware Spares are purchased to replace any system components which do not conform to Octel's performance specification.
       . Installation services are sold to end-user customers that require
         Octel to perform the initial  emplacement of the system.
       . Maintenance Contracts extend the term of the warranty periods.
       . Training Classes, which are held at various Octel locations or at customer sites, are purchased by both end-user customers and third-party maintenance providers.
       . Technical Documentation, in the form of manuals and bulletins, is purchased by both end-user customers and third-party maintenance providers.
       . Application Consulting services are purchased by end-user customers to handle complicated system implementations or develop advanced applications such as TransAct.

       With its acquisition of Tigon, Octel expanded its service offerings. Tigon offers its voice information processing services primarily to corporate customers in the United States. Customers include a number of large U.S.-based corporations which provide voice mailboxes and other voice information processing capabilities to employees using Tigon services. Tigon also provides services to Ameritech, the RBOC in the midwestern section of the United States.

       Product Technology. Octel utilizes two main product technologies, the voice information processing system and personal computer-based software. Octel's voice information processing system has a flexible system architecture specifically designed to handle the requirements of voice information processing applications. The system is a specialized computer that handles information differently than does a conventional data processing system. Commands and verbal messages enter the voice information processing system as sounds and are converted to a digital format. A digitized voice message contains vast quantities of raw data. Storage of a 200-word message in text form requires approximately 1,500 bytes of data, while the same 200-word voice message requires almost 250,000 bytes of storage, even when digitized at a compressed rate. The system is optimized to process and store voice and other high-bandwidth media.

       Octel's voice information processing system iS designed to provide the benefits of an open architecture without sacrificing the advantages of Octel's optimized hardware and software. The Octel Command Language, the system's applications programming interface, and new application development tools allow Octel's customers control over the application software and help ensure rapid implementation of their customized applications. Octel's system architecture uses distributed processors, each of which handles a particular part of the total processing task, rather than one large central processor. This allows Octel significant flexibility to configure systems with larger or smaller numbers of ports and hours of message storage to meet a specific customer's capacity and price requirements. Distributed processors also make it easier to implement new technology and achieve high system performance. A single Sierra system can have over 60 distributed processors. This architecture has also facilitated Octel's development of additional product capabilities, including telephone switch integrations, networking and connectivity to computer systems.





MEB2OU.R8(5P3)
02/16/94                             -42-

       System models and specifications include the following:


                                       Number of                                        Hours of
                                      Subscribers                 Number                 Message
                Model                  Served(1)                 of Ports                Storage
                -----                 -----------               ----------              ---------
              Sierra S                up to 7,500               24 to 144               48 to 672
              Sierra(2)               up to 30,000              24 to 144               48 to 672

              Branch                  up to 150                 4 or 8                  6 to 12

              Branch XP               up to 275                 4 to 16                 6 to 30
              Aspen                   up to 2,000               4 to 24                 6 to 143

              Maxum SE                up to 10,000              12 to 72                19 to 304
              Maxum                   up to 10,000              16 to 72                19 to 304

              Octel XC1000            up to 30,000              24 to 144               48 to 672

              ------------
              (1) The number of users actually supported will depend upon the specific customer application.
              (2) The Sierra can be linked into 3-node clusters for up to 432 ports, 2,016 hours of storage and capacity for up to 60,000 mailboxes, and is currently available for shipment in this configuration.

       OctelNet networking is a powerful software feature that can link a large number of Octel's systems over standard telephone lines. These systems can be geographically dispersed and can include any of Octel's server product offerings. With networking, an Octel subscriber can record a voice message on a local system and request that it be sent to one or more subscribers on other Octel systems included in the network. The message is automatically routed between systems over analog or digital telephone lines, taking advantage of the telephone switch's low cost routing alternatives. In addition, normal priority inter-location messages can be transmitted overnight at lower long distance rates while urgent messages can be given priority and transmitted immediately. Octel provides network access security using a proprietary encryption system. Networked systems have been installed by customers throughout the United States and in international markets.

       The voice information processing system is also compatible with the AMIS (Audio Messaging Interchange Specification) analog intervendor networking standard. This capability allows subscribers on Octel systems to exchange voice messages with subscribers on voice processing systems from other vendors also supporting the standard. Although Octel's implementation of AMIS analog networking has more capabilities than the AMIS standard prescribes, Octel AMIS analog networking is not as fully featured as the OctelNet product.

       Compass' specialized voice processing software is integrated into standard personal computer platforms which utilize the DOS and Windows operating system with either '386SX, '386 or '486 CPUs.





MEB2OU.R8(5P3)
02/16/94                             -43-

       System models and specifications for Octel's PC-based product include the following:

                                 Number           PC-Platform
             Model              of Ports            Included
             -----              --------          -----------
       Smooth Operator          4 to 24                No
       RTG (Ready-To-Go)        4 to 24               Yes

       Co-Operator               4 to 8               Yes
       Call Performer            4 to 8               Yes

       The Smooth Operator software is sold to dealers and distributors in a "kit" which includes standard voice boards from third party vendors. Dealers and distributors then integrate these kits with standard personal computers for sale to their end-users. The RTG and Co-Operator products are sold to dealers and distributors as "turnkey" systems which include the PC platform as well as the specialized software and standard voice boards. The Call Performer product, which was developed to address the specific needs of small branch locations of major corporations, is sold to Octel's larger distributors and directly to larger CPE customers. Sales to date of Call Performer have not been significant. Octel's PC-based software products have the capability to be compatible with, and to communicate directly with, a wide range of small PBX systems, Centrex systems and hybrid telephone key systems. These products also support the AMIS networking standard, and may support OctelNet in the future.

       Sales and Customer Support. Octel sells and supports its voice information processing systems through both independent distributors and direct sales. This strategy reduces Octel's dependence on any single sales channel or distributor and improves market coverage for Octel's products. Octel's domestic CPE sales force is structured into five geographic areas, with each group responsible for sales--distributor, direct, and national account--within its area. A separate sales force is focused on opportunities in the domestic VIS market segment. Sales outside the United States are structured into three world territories--Canada, Europe and Intercontinental, which includes the remainder of the globe.

       Independent distributors are major contributors to Octel's sales in the United States as well as in foreign markets. These distributors include, Adam Net (Japan), BC Tel (Canada), Bell Atlantic Meridian Systems, Bell Canada, Cincinnati Bell, CSK Corporation (Japan), Enhanced Communications Group (Puerto
Rico), Exicom (Australia), Folec Communications (Singapore), GTE Contel Material Management Company, Intercom Inc., KLF Business Communications, Jardine Metrolink (Hong Kong), Maritime Telephones and Telegraph (Canada), NEC America, Norstan Inc., Puerto Rico Telephone Company, Mitel Telecommunication Systems, Inc., SNET Systems, Southwestern Bell Telecom, Telesis (Brazil), Univendor (Mexico), WilTel Communications Systems and US West. Distributors are responsible for sales, installation, support, service and maintaining an inventory of spare parts. Octel invests heavily in training its distributors and in providing support. Octel maintains sales, customer support and technical service personnel around the United States and in Canada for the sole purpose of supporting the distributor organizations, including training, making joint sales calls and assisting in servicing and customer support.

       Sales outside the United States were in the aggregate approximately 15%, 24%, and 26% of net revenues for fiscal 1991, 1992, and 1993, respectively. Prior to fiscal 1992, the majority of sales in each year were made in Canada where Octel has formed a wholly owned subsidiary, Octel Communications Canada Inc. In 1992 and 1993, Octel had substantial sales in Italy and the U.K., as well as Canada.

       Until 1991, Hewlett-Packard Company had an OEM agreement to distribute Octel's products in Europe. In November 1990, Octel formed a wholly owned subsidiary, Octel Communications Limited, to sell Octel's products direct in the United Kingdom. In July 1991, Octel formed a wholly owned subsidiary in France, Octel Communications S.A., to sell direct in that country. Hewlett-Packard continues to provide customer service and support in the U.K. and France as a subcontractor of warranty services and an authorized service provider for post-warranty support. Octel is





MEB2OU.R8(5P3)
02/16/94                             -44-
negotiating with several companies who are interested in becoming distributors of Octel's products in the U.K., France and other countries in Western Europe.

       Customers. Octel has sold and installed over 15,000 systems to over 9,000 different customers, primarily in the United States and Canada, but also in Australia, Austria, Bahrain, Brazil, Belgium, Canada, Finland, France, Germany, Hong Kong, Italy, Japan, Malaysia, Mexico, New Zealand, the People's Republic of China, Portugal, Singapore, Taiwan and the United Kingdom. Customers include approximately 35 companies in the Fortune 50 industrial group, all seven of the RBOCs and all of the major telephone companies in Canada. In addition, Octel's customers include cellular telephone companies, voice processing service bureaus, industrial manufacturing concerns, technology and computer companies, financial and life insurance companies and government, medical, education and non-profit organizations. Many customers have purchased multiple systems. Among Octel's largest end-user customers are US West, General Electric, Hewlett-Packard, Prudential, Coldwell-Banker, BellSouth, McCaw, New York Life, McDonalds and NYNEX. Over 1,100 end-user customers have purchased multiple systems. Octel's top five end-user customers through June 30, 1993 averaged 208 systems each and the top 25 end-user customers averaged 95 systems each. US West accounted for approximately 11% of net revenues during fiscal 1993, 10.6% of net revenues in fiscal 1992 and less than 10% of net revenues in fiscal 1991. BellSouth, an RBOC, accounted for approximately 13% of net revenues in fiscal 1991.

       Competition. The voice information processing industry is highly competitive and Octel believes that competition from new and existing competitors will continue to intensify. The primary competition to date with respect to Octel's CPE products has been from two kinds of competitors: the PBX manufacturers and the independent manufacturers of voice information processing systems. PBX manufacturers include AT&T, Northern Telecom and ROLM, each of which sell voice processing products that integrate principally with their own PBXs. These companies have considerably greater financial, technical, marketing and sales resources than Octel, and may have a competitive advantage when customers are purchasing a voice processing system at the same time they are purchasing a new PBX. Octel believes that it competes favorably with these PBX manufacturers because of its multi-application voice information processing system, the broad set of features incorporated into Octel's products, including its multimedia applications such as fax processing, a more friendly user interface, the ability to integrate with the PBXs of multiple manufacturers and networking. Independent voice processing manufacturers include Centigram Communication Corporation, VMX and Digital Sound, who also offer multiple integrations with PBXs. AVT, Active Voice, Natural Microsystems and other firms have successfully developed personal computer-based solutions for voice processing applications which are directly competitive with Octel's proprietary systems. Octel believes that it competes favorably with these companies because of its strong balance sheet, substantial cumulative investment in research and development, large installed base, strong support organization and broad set of features, including its multimedia applications. Octel also believes that Octel's direct and distributor channels of distribution allow it to compete favorably with companies with only one channel of distribution.

       In 1993, Dialogic Corp., the leading manufacturer of voice processing boards for use in microcomputers, announced Signal Computing System Architecture (SCSA) for building call processing systems with multiple technologies and standard interfaces. Over one-hundred firms, including IBM, Northern Telecom, Siemens, Active Voice and Boston Technology, have publicly announced their support of SCSA. Octel expects adoption of SCSA to intensify existing competition from open-system microcomputer-based voice processing systems.

       Octel's principal competitors for sales to VIS providers include Boston Technology, Comverse, Centigram, Digital Sound and Unisys. Other telecommunications and computer companies, including some large companies that currently supply equipment to the RBOCs and some companies with greater financial and technical resources than Octel, are expected to enter this market segment. In addition, although currently barred from such activities by governmental regulations stemming from the breakup of AT&T in 1984, the RBOCs are expected to be allowed to manufacture their own voice processing equipment at some time in the future.





MEB2OU.R8(5P3)
02/16/94                             -45-

       Manufacturing. Octel's manufacturing operations consist primarily of final assembly and extensive test and quality control of materials, components, subassemblies and systems. Most of Octel's hardware and software product designs are proprietary, except for some peripheral products and products designed by Compass. Octel presently uses third parties to perform printed circuit board assembly and sheet metal fabrication.

       Research and Product Development. Octel believes that the continued timely development of new products and enhancements to its existing products is essential to maintaining Octel's competitive position, and this effort requires a high level of expenditures by Octel for research and development. Octel has continued to improve the features, capabilities, capacity and price/performance of its product line while maintaining compatibility with its customers' existing installations. Octel is currently involved in the development of further enhancements to its products to increase performance, reliability and manufacturability. During fiscal 1991, 1992 and 1993, Octel spent $20.7 million, $25.4 million and $35.0, respectively, on research and development.

       Government Regulation. The seven RBOCs are subject to ongoing regulation by the United States District Court under the terms of the consent decree governing the breakup of AT&T in 1984. The consent decree imposed certain "line of business" restrictions which, among other things, bar the RBOCs from providing "information services" such as voice messaging and from manufacturing telecommunications equipment. The consent decree also prohibited the RBOCs, as a line of business restriction, from manufacturing telecommunications equipment. As a result, the RBOCs may only offer these information services through voice information processing equipment purchased from companies such as Octel. The United States Congress is considering legislation which would lift the ban on manufacturing. The consent decree does not restrict the activities of the non-RBOC telephone and cellular companies, which may also offer voice processing services directly to their subscribers.

       Patents, Copyrights, Trademarks and Technology Licenses. Octel relies on a combination of patent, copyright, trade secret and trademark law, licensing and technical measures to protect its intellectual property. There can be no assurance that Octel's efforts to protect its intellectual property will be successful.

       Octel holds six United States patents and one patent application for which it has received a notice of allowance. The patents expire on dates ranging from 2002 to 2009. Octel also has six patent applications pending in the United States and three patent applications pending in certain foreign countries. While Octel believes that the pending applications relate to patentable devices or concepts, there can be no assurance the patents will be issued or that any patent issued can be successfully defended. In spite of the possible strength of Octel's existing and future patents, Octel believes that patents are of less significance in its industry than such factors as innovation, technological expertise and distribution strength.

       In April 1992, Octel filed suit in California against Theis Research, Inc. (Theis) for a declaratory judgment that Octel's products do not infringe three patents of Theis and that those patents are invalid. In November 1992, Theis filed a counterclaim against Octel alleging infringement of seven of Theis' patents. Subsequently, Theis dismissed with prejudice the claims as to all but four of the patents. In May 1993, two other voice mail vendors filed suit in California for declaratory judgment that their products do not infringe the same Theis patents at issue in Octel suit. In June 1993, the California court consolidated this suit and Theis filed a counterclaim for infringement against, among others, one of Octel's telephone company customers, Pacific Telesis. This customer tendered defense of this action to various of its vendors, including Octel. As a result of these actions, the California case currently involves counterclaims by Theis against Octel, Boston Technology, Northern Telecom, AT&T, Digital Sound and possibly other vendors of voice mail products and Pacific Telesis, a customer of Octel, and most of the other manufacturers of voice mail products. In August 1993, the court severed trial of the counterclaims against all defendants except Octel, Northern Telecom and Boston Technology. In December 1993, the court, in a ruling that Theis Research has asked it to reconsider, granted Octel summary judgment that it did not infringe one of the four patents at issue in the Octel suit. In January 1994, Theis Research dismissed its claims against Boston Technology as part of a confidential settlement, yet to be disclosed to Octel, in which Boston Technology reportedly took a license to one or more patents owned by Theis Research. From January 31 to February 9, 1994, the court conducted a court trial on the equitable defenses of laches and inequitable





MEB2OU.R8(5P3)
02/16/94                             -46-
conduct asserted by Octel and Northern Telecom as to which the parties have submitted post-trial briefs and proposed findings. The court's decision on the equitable defenses is expected in February 1994. The court has advised the parties that a jury trial on the remaining issues of infringement, validity and damages, if necessary, will not commence before March 7, 1994.

       In March 1993, Theis filed a complaint in Virginia for infringement of the four Theis patents, and two other Theis patents, against one of Octel's customers, Bell Atlantic. Bell Atlantic tendered defense of this action to various of its vendors including Octel. The Virginia court stayed the Virginia action pending resolution of the pending consolidated suit in California.

       Octel believes, based upon information currently available, including consultations with patent counsel, that Octel is not infringing any valid patents of Theis. Octel will vigorously defend the patent infringement claims and any related claims for compensatory damages. While litigation is inherently uncertain, Octel believes that the ultimate resolution of these matters will not have a material adverse effect on Octel's financial position.

       Employees. Octel's success depends upon the continued contribution of its officers and key personnel, many of whom would be difficult to replace. If certain of these people where to leave Octel, Octel's operating results could be adversely affected. At January 31, 1994, Octel employed 1,636 people full-time including 92 at Compass and 268 at Tigon. During fiscal 1994 Octel intends to hire additional personnel, especially in the international arena. Many of Octel's employees are highly skilled, and Octel's continued growth and success will depend in part upon its ability to attract and retain such employees, who are in great demand, and on the ability of Octel's officers and key employees to manage successfully the growth of Octel through use of appropriate management information systems and controls.





MEB2OU.R8(5P3)
02/16/94                              -47-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding the beneficial ownership of Octel Common Stock as of January 31, 1994 by (i) each person who is known by Octel to beneficially own more than five percent of Octel Common Stock, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group.

                                                                                                                Percent of
                                                                                      Number of Shares         Common Stock
                                                                                       of Common Stock         Beneficially
                                   Name(1)                                           Beneficially Owned            Owned
                                   -------                                           ------------------        ------------
 State of Wisconsin Investment Board . . . . . . . . . . . . . . . . . . . . . .          1,655,200                9.6%
    Lake Terrace
    121 East Wilson Street
    Madison, WI 53707
 Hewlett-Packard Company(2)  . . . . . . . . . . . . . . . . . . . . . . . . . .          1,654,119                9.1
    3000 Hanover Street
    Palo Alto, CA 94304
 Leo J. Chamberlain(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             44,303                  *
 Robert Cohn(4)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            340,728                1.9
 John Freidenrich(5) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             73,371                  *
 Robert C. Hawk(6) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             46,705                  *
 Dennis McGinn(7)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             20,844                  *
 Peter D. Olson(8) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            368,587                2.0
 Dag Tellefsen(9)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             27,010                  *
 Michael West(10)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            131,699                  *
 Gary A. Wetsel(11)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             27,998                  *
 All directors and executive officers as a group (9 persons)(12) . . . . . . . .          1,081,245                6.0

- ------------
 *   Represents less than 1% of the outstanding Common Stock.
(1) The persons named in the table, to Octel's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.
(2) Hewlett-Packard Company ("HP") has sole voting and investment power with respect to all shares shown as beneficially owned by it, subject to certain provisions of a Common Stock Purchase Agreement dated as of August 10, 1988, as amended October 1, 1990, between Octel and HP. See "Certain Transactions."
(3) Includes 42,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.
(4) Includes shares held of record by a trust for the benefit of Mr. Cohn and his family. Also includes 90,798 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.
(5) Represents holdings by the Freidenrich Family Trust of 42,396 shares and by the Freidenrich Family Partnership (of which the Freidenrich Family Trust is a 50% beneficial owner) of 3,975 shares. Includes 27,000 shares issuable upon exercise of options which are exercisable within 60 days of January 31, 1994.
(6) Includes 17,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.
(7) Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.
(8) Includes 86,200 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.
(9) Includes 27,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.
(10) Includes 48,279 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.
(11) Includes 27,000 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.
(12) Includes 385,277 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.





MEB2OU.R8(5P3)
02/16/94                             -48-

DIRECTORS AND EXECUTIVE OFFICERS

       The executive officers and directors of Octel and their respective ages as of January 31,1994 are as follows:

            Name                    Age                                       Position
            ----                    ---                                       --------
 Robert Cohn(1)(3)                  44             Chairman of the Board, President and Chief Executive Officer
 Peter D. Olson                     51             Executive Vice President
 Michael West                       43             Executive Vice President
 Gary A. Wetsel                     48             Executive Vice President and Chief Financial Officer
 Dennis McGinn                      48             Executive Vice President
 Leo J. Chamberlain                 63             Director
 (1)(2)(3)
 John Freidenrich(2)(3)             56             Director
 Robert C. Hawk                     54             Director
 Dag Tellefsen(1)(3)                51             Director

(1)   Member of the Compensation Committee.
(2)   Member of the Audit Committee.
(3)   Member of the Nominating Committee.

       Mr. Cohn, a founder of Octel, served as its President and Chief Executive Officer from Octel's inception in 1982 until October 1990, and then resumed those positions in November 1993. Mr. Cohn has served as a director from Octel's inception and, in June 1990, the Board of Directors appointed Mr. Cohn Chairman of the Board. Prior to founding Octel, he was employed by Acurex Corporation, a manufacturer of microprocessor-based measurement and control systems, from 1979 to 1982. From 1976 to 1979, he was employed by McKinsey & Co., Inc., a management consulting company. Mr. Cohn holds a B.S. in Mathematics and Computer Science from the University of Florida and an M.B.A. from Stanford University. Mr. Cohn is also a director of Electronic Arts, a publisher of entertainment software, and Global Village Communication, Incorporated, a manufacturer of devices for Apple Computers.

       Mr. Olson, a founder of Octel, has served as its Executive Vice President from its inception and was responsible for Octel's early technology development. He is currently Octel's chief scientist. Prior to founding Octel, Mr. Olson was self-employed, from 1974 to 1982. From 1969 to 1974 Mr. Olson served as Executive Vice President of System Industries, a supplier of large disk systems, which he co-founded. Mr. Olson holds a B.S. in Mathematics and an M.B.A. from the University of Minnesota.

       Mr. West joined Octel in September 1986 as Executive Vice President and is responsible for sales and customer service. From 1979 to September 1986, Mr. West was employed by ROLM, serving for three years during this period as President of an operating subsidiary of ROLM and most recently as General Manager of its National Sales Division. Mr. West attended Southern Illinois University.

       Mr. Wetsel joined Octel in October 1990 as Vice President and Chief Financial Officer and is responsible for finance, treasury, investor relations, business development, corporate information services, the Octel capital leasing division and real estate. He was elected Executive Vice President in August 1993. Mr. Wetsel joined Octel from American President Companies, a shipping and transportation company, where he served as Vice President, Financial Plans and Controls from 1989 to October 1990. From 1986 to 1989, he was Vice President, Finance and Chief Financial and Administrative Officer at Ungermann-Bass, Inc. In 1981 he was Vice President of Finance for ROLM, Texas (a ROLM subsidiary) and advanced from this role in 1982 to serve for five years as Group Controller for the Business Communications Group in ROLM Corporation. Mr. Wetsel also worked in public accounting, including seven years with KPMG Peat Marwick. Mr. Wetsel holds a B.S. in Accounting from Bentley College and is a Certified Public Accountant.





MEB2OU.R8(5P3)
02/16/94                             -49-

       Mr. McGinn joined Octel in February 1993 as Executive Vice President of the Business Systems Division (BSD). As the head of BSD, he is responsible for engineering and marketing activities in support of Octel's sales efforts in the worldwide customer premise equipment market. Mr. McGinn was formerly Executive Vice President of Strategic Alliances and Business Development for The ASK Group. Prior to joining the ASK Group in 1990 as Vice President of Field Operations, he was employed by Hewlett-Packard Company, where he held various executive positions in general management, computer networks and field operations. Mr. McGinn holds a B.S. in engineering physics and an M.B.A. from the University of Arizona.

       Mr. Chamberlain has served as a director of Octel since March 1989. Until ROLM's acquisition by IBM in 1984, Mr. Chamberlain served on the Board of Directors of ROLM, where he had been employed as Executive Vice President until his retirement in 1982. Mr. Chamberlain is also a director of KLA Instruments Corporation, a manufacturer of semiconductor inspection equipment.

       Mr. Freidenrich has served as a director of Octel since January 1986.
He has been active in venture capital investments since 1976 and is currently a general partner of Bay Partners III and Bay Partners IV, each of which is a venture capital fund. From January 1987 to April 1992, Mr. Freidenrich was of counsel to the law firm of Ware & Freidenrich. From 1969 to January 1987, Mr. Freidenrich was a partner of that firm. Mr. Freidenrich is also a director of Protocol Systems, Inc., a manufacturer of patient monitoring instruments and systems, and Chairman of the Board of Directors of Stanford University.

       Mr. Hawk has served as a director of Octel since March 1987. He is President of the Carrier and Information Provider Division of U.S. West Communications, a division of U.S. West, a regional Bell operating company, which position he has held since January 1988. From April 1986 to December 1987, he was Vice President of Marketing of Mountain Bell. From August 1983 to March 1986, he served as Vice President of Strategic Planning and Product Marketing of CXC Corp., a startup manufacturer of PBX systems. Prior to that, Mr. Hawk served in various positions with AT&T.

       Mr. Tellefsen has served as a director of Octel since September 1982.
He is a general partner of Glenwood Management and Glenwood II Management Corporation, investment management firms and the general partners of Glenwood Ventures I and Glenwood Ventures II, respectively, which are venture capital funds. He has been with Glenwood Management since 1982. Mr. Tellefsen is also a member of the Board of Directors of KLA Instruments Corporation, a manufacturer of semiconductor inspection equipment.

       All officers serve at the discretion of the Board of Directors. There are no family relationships between directors or executive officers of Octel.

OPTION GRANTS TO CERTAIN ADDITIONAL DIRECTORS AND EXECUTIVE OFFICERS SINCE JUNE 30, 1993

       In July 1993 four executive officers of Octel were granted options to purchase an aggregate of 127,500 shares of Octel Common Stock at an exercise price of $24.00 per share. Each such option is subject to Octel's usual exercisability restrictions.

       In November 1993 Mr. Cohn was appointed to the position of President and Chief Executive Officer of Octel and in connection therewith was granted stock options to purchase 350,000 shares of Octel Common Stock at $25.00 per share, 200,000 shares of Octel Common Stock at $35.00 per share and 200,000 shares of Octel Common Stock at $50.00 per share. These options are subject to Octel's usual exercisability restrictions, and contain acceleration provisions consistent with all other stock purchases and options Mr. Cohn has received since 1982.

       In connection with the Annual Meeting of Stockholders held in November 1993, the other four directors of Octel were granted options to purchase an aggregate of 12,000 shares of Octel Common Stock at an exercise price of $25.00 per share pursuant to the automatic grant provisions of Octel's 1988 Directors' Stock Option Plan.





MEB2OU.R8(5P3)
02/16/94                                -50-

                                   VMX, INC.

BUSINESS OF VMX

       Introduction. VMX, Inc. was incorporated in Delaware in 1978 under the name Electronic Communications Systems, Inc. In 1980, its name was changed to ECS Telecommunications, Inc. and in 1982, its name was changed to VMX, Inc. In July 1988, VMX acquired all of the outstanding capital stock of OPCOM, a California corporation (the "OPCOM Merger"). In March 1993, VMX acquired all of the outstanding capital stock of Rhetorex, Incorporated, a California corporation, in a merger accounted for as a pooling of interests (the "Rhetorex Merger"). Rhetorex's largest customer is Compass Technology, Inc., a subsidiary of Octel. In April 1993, utilizing technology rights acquired from The Vmail Company, Ltd., VMX formed its Client/Server Software Division. VMX designs and manufactures Integrated Voice Processing ("IVP") systems which provide customer solutions that combine voice, data and image for business communications.

       VMX focuses on CPE applications with a broad range of voice processing systems and software products that permit the creation of communication solutions specifically designed to each particular organization's requirements. VMX's objective is to integrate several communications technologies such as voice mail, voice response, audiotext, fax, text-to-speech and speech recognition with computers in a way that gives users flexibility in both the choice of media (voice, fax, e-mail) and choice of the access method (telephone or computer).

       VMX sees an opportunity to leverage its experience in developing voice processing solutions, and its expertise in bridging the gap between voice and data, into the emerging market of IVP at the desktop. As more and more customers have selected VMX's high-performance VMX 200/300 IVP platform and sophisticated applications, VMX has launched the next stage in its product evolution, bringing IVP functionality to the desktop and the client/server platform.

       Product Description. VMX's products consist of hardware and software and provide a broad range of call and message processing features which integrate with most PBXs and offer worldwide networking capabilities. VMX's product line of voice processing systems consists of the VMX 300 system, the VMX 200 system, and the VMX 100 system, each of which utilizes VMX's D.I.A.L. voice messaging software. Additionally, VMX offers VMXworks, which is a family of software products including packaged applications, templates and other software development tools for creating customer specific applications.
Through its Rhetorex subsidiary, VMX designs and produces high-performance voice processing components and software for PC computers.

       Depending on the system and combination of feature options chosen, VMX systems are designed to achieve some or all of the following functions:

       . Call processing: provides the "automated attendant" role of initially answering telephone calls when they are received by an organization, providing instructional information and menus to the caller, and permitting the caller to select and be connected to the desired telephone extension or information source. It also provides an organized method for handling incoming calls in situations where there are predictably more calls than there are people to receive them, such as in a customer service department or in the mail order department for a catalog sales business.

       . Call answering: the "call coverage" role is to assist the caller if the extension first selected does not answer. Assistance generally consists of taking a voice message or allowing the caller to select another person or extension.

       . Voice mail: allows the use of the telephone to transmit information via recorded voice messages. This functionality is analogous to electronic mail but involves oral communication using the telephone as a "terminal" rather than text information using a computer terminal. This functionality allows users, in a single

MEB2OU.R8(5P3)                        -51-
02/16-94
              call, to send, receive, reply to and redirect voice messages to other users, and to transmit information to multiple users simultaneously from any touchtone telephone, 24 hours a day, even when the intended recipients are not available.

       . Voice response: provides the caller with the ability to access computer databases utilizing a tone generating telephone. Information from the computer database is received by the caller in spoken form and data can be entered by the caller using the touchtone telephone as a terminal.

       . Fax processing: provides a mixed-media mailbox to store and forward fax documents in the same mailbox in which voice messages are stored. Users can control when and where faxed documents are printed. Enables callers to select and receive faxed information from any touchtone telephone and provides the ability to automatically send documents to everyone on a distribution list with only a single call.

       . Mixed media applications: the integration of various combinations of the above capabilities with computer data bases and other information systems to provide customer-specific communications solutions.

       The typical user of VMX's systems is assigned a private voice or mixed media mailbox, accessible worldwide from virtually any touchtone telephone or other telephones when used in conjunction with a commonly available hand-held tone generator. The mailbox is a portion of the system dedicated to a particular user and is accessed by a confidential security code. VMX systems digitize the speaker's voice for storage on computer disks for later retrieval by a user or for delivery to telephone numbers of users or nonusers as specified by the sender. The systems can also activate a recipient's pager as notification of message waiting. VMX systems are designed to operate 24 hours a day, seven days a week.

VMX 300, VMX 200 and VMX 100 Systems

       The VMX 300, VMX 200 and VMX 100 systems are integrated voice processing platforms used by business organizations aimed at increasing revenues and controlling expenses through improved customer service and enhanced employee productivity. With VMX's powerful platform architecture, organizations can integrate multiple communications capabilities--including call processing, voice messaging, voice response, electronic mail, facsimile and access to computer databases--in a single system to build applications that meet customer-specific requirements.

       VMX systems provide practical cost-effective solutions for both internal and external callers. They are designed for broad market application in businesses ranging from as few as ten employees to tens of thousands. VMX markets these systems to corporate, professional and government organizations of all sizes, colleges and universities, and voice message service providers.

       The systems provide the application processors, software and hardware for integrated voice processing. They can be integrated with most PBXs available for purchase or currently installed. These systems operate using the D.I.A.L., time-proven, easy-to-use software and user interface that has been implemented successfully for nearly a decade, in over 12,000 systems worldwide.

       The systems may be purchased for single location implementation or, by use of multiple modules, for use in multiple locations connected with VMX's networking software. VMX's voice messaging/call processing options include: intra-Messaging, DID Interface Adaptor, Single Digit Menus, Scripted Prompting, FIFO Queuing, Incoming Call Restriction, Redundancy (three types), Multilocation Networking, Adaptive Integration, Personal Assistance, Names Directory, MIS Reports and various PBX integration support packages.

       The VMX 300 is designed to meet the needs of large organizations, corporate headquarters and campus environments. The VMX 200 suits medium-sized organizations, regional offices and company divisions. The VMX 100 is designed for small businesses, branch offices and company departments.





MEB2OU.R8(5P3)
02/16/94                                -52-

       The VMX 300 and VMX 200 were developed by VMX. The VMX 100 was jointly developed by VMX and Matsushita-Kotobuki Electronics Industries, Ltd. (MKE) and is manufactured by VMX exclusively by MKE in Japan. The VMX 100 was introduced in September 1989, the VMX 300 was introduced in March 1991 and the VMX 200 was introduced in September 1991.

       The predecessor system to these systems, the VMX D.I.A.L. system, was first shipped in November 1984. D.I.A.L. software has since been enhanced with six major software releases, and continues in use on the VMX platform as the
system and application software that supports voice and fax processing.   The
main system platform of VMX prior to the OPCOM Merger was the VMX 5000/1000 systems, which VMX continues to sell and support, primarily to serve existing 5000/1000 customer needs.

       The size and capacity of VMX IVP systems (measured in number of ports and hours of voice storage), along with their range of end-user list prices are:

                     No. of Ports         Hours of Storage       End User Price Range
                     ------------         ----------------       --------------------
VMX 300 System         16 to 96                8 to 550           $90,000 to $650,000

VMX 200 System          4 to 32            3.5 to 102.5           $28,000 to $200,000

VMX 100 System           2 to 8                 4 to 12            $10,000 to $45,000


D.I.A.L. Voice And Fax Messaging Software

       D.I.A.L. software, the first software layer supported on the VMX platform, is both system and application software that supports voice and fax messaging, call answering and call processing. This software layer is the foundation for IVP and provides a consistent user interface for VMXwork solutions. Fax Mail Plus software integrates fax processing with voice processing in a single VMX system, and is a cost-effective way to provide flexible fax capabilities to employees inside organizations.

VMXworks

       VMXworks, the next layer of software on the VMX platform, forms the operating and development environment for Worksolutions applications. VMXworks is a family of software products consisting of Entryworks system software. Hostworks connectivity software and Toolworks application development tools. Introduced in May 1990, VMXworks can greatly expand the performance of VMX systems while enhancing their integration with already installed or planned company telephone systems, computer systems, voice networks, facsimile transmission systems and databases. VMXworks combines in a single platform the advantages of call processing, local and host single database access, voice messaging, facsimile and e-mail integration and live interaction to best serve each company's needs. The VMXworks open development environment features extensive programming and debugging tools for creating and managing sophisticated applications. The end-user price to add VMXworks to an installed VMX 300, VMX 200 or D.I.A.L. system ranges from approximately $6,000 to $20,000 plus application development as needed.

       A unique capability of VMXworks, Application Controlled Messaging (ACM), lets Worksolutions applications manage voice and fax communications for system users and callers. Other capabilities of VMXworks include local and host database access and application control of external, third-party text-to-speech and speech recognition devices.





MEB2OU.R8(5P3)
02/16/94                             -53-

Worksolutions Applications

       VMX offers three types of Worksolutions applications: prepackaged off-the-shelf software products, template software products that can be easily modified to meet customer-specific needs and completely customized applications designed to the unique specifications of individual customers.

       Prepackaged Worksolutions applications are "shrink-wrapped" software products that solve common communication problems with a common solution that can be applied across different businesses and industries. They include VMX Desktop for Windows that gives PC users visual access to voice and fax messages from their personal computers; e-Mailworks, which bridges the communication gap between VMX IVP systems and popular e-mail systems; Helpworks, which allows organizations to provide efficient communication between callers and help agents; and Message Desk, which provides convenient two-way messaging between employees and callers who do not have their own voice messaging system.

       Template Worksolutions applications include: Benefits Enrollment, Data Entry, Survey Automation and Time Reporting, which all take advantage of the telephone to enable callers to exchange information directly with databases; Fax Access, which enables callers to select and receive faxed information about an organization anywhere, anytime; and Fax Broadcast, which allows organizations to send documents to everyone on a distribution list by placing a single fax telephone call. Template Worksolutions applications are used by multinational corporations, restaurant chains, manufacturers and many other types of organizations.

       Custom Worksolutions applications are made in order to meet the unique needs of organizations. They are developed with VMX's Teamworks partners to bring entirely new solutions to businesses. Custom Workstations are found in mortgage banking firms, insurance companies, utility companies, computer firms and many other types of businesses.

       VMX believes its installed base of approximately 5,700 D.I.A.L. software-based IVP systems represents an excellent customer base in which to market VMXworks applications, VMXworks applications initially have been marketed primarily through VMX's D.I.A.L.PRO distributors.

VMXmail

       VMXmail, developed by VMX's Client/Server Software Division using technology acquired from The Vmail Company, is a product that integrates voice mail into an organization's existing LAN-based e-mail system. With VMXmail, users have visual access to voice, fax and e-mail message from their networked PCs and full integration of voice and fax with cc:Mail and Microsoft Mail.

Voice Processing System Components

       High-performance voice processing components for PC computers are designed and manufactured by VMX's Rhetorex subsidiary located in Campbell, CA. These components are board-level hardware and operating system software that enable PC computers to provide voice messaging and call processing functionality. Rhetorex products are primarily marketed directly to system integrators and also through distributors. In addition to its headquarters location, Rhetorex has sales offices in New Jersey, Atlanta and London, England.

Networking

       As owner of the patent for voice messaging systems networking and the first to network voice messages internationally, VMX has extensive knowledge of linking voice processing systems. VMX believes its networking capability, demonstrated in 1982 and released in 1983, provides an important dimension and substantially increases the attractiveness of its systems to companies with more than one location or exceptionally large single campus sites.





MEB2OU.R8(5P3)
02/16/94                               -54-

VMX's proprietary networking software permits remote systems to be linked, regardless of the type of telephone equipment installed at each location. Voice messages may be sent immediately from one system to another or batched and sent during hours of lowest telephone transmission rates. VMX has been a leading participant in the industry group (Audio Messaging Interchange Specifications, or "AMIS") that established inter-vendor networking standards to allow networking of messages between systems from a variety of manufacturers. In May 1992, VMX introduced its AMIS analog networking software, which allows inter-vendor networking of voice messages between VMX systems and other voice processing systems. VMX systems now support AMIS networking with systems provided by other vendors such as AT&T, Northern Telecom, ROLM and Octel.

       Marketing, Support and Customers. VMX's business and marketing strategy emphasizes the use of VMX systems as a primary means by which organizations interface with their customers. A key component of this strategy is effective implementation of VMX systems to provide customer-specific communication solutions. Consequently, VMX has established direct sales and application support offices in major metropolitan centers (New York, Los Angeles, Chicago, Atlanta, Detroit, Dallas, Columbus and Washington, D.C.) and has developed a broad network of specialized value-adding resellers (VARs) who are responsible for sale, implementation and application support of VMX systems in other assigned territories. These VARs also provide installation, training and some post-implementation support services to certain VMX direct customers with locations in their assigned territories.

       Highlighting VMX's distribution network, in the United States and Canada, are the D.I.A.L.PRO Systems Companies. These VARs have committed resources exclusively to the pursuit of business with VMX's products and do not carry competitors' products. As of June 30, 1993, there were 32 D.I.A.L.PRO Systems Companies with 54 locations covering many of the major metropolitan markets in the U.S. and Canada.

       VMX and its D.I.A.L.PRO VARs pursue the voice processing business as systems integrators, selling and supporting VMX systems and providing their expertise to individual customer applications. VMX, in turn, has devoted a large portion of its product support resources to this value-adding distribution network. The contractual arrangements between VMX and the D.I.A.L.PRO VARs establish stringent customer support standards and also require extensive training and support of the D.I.A.L.PRO VARs on the part of VMX.

       The second tier of VMX's North America distribution network consists of Authorized Distributors. VMX provides support to the Authorized Distributors and their customers upon request. As of June 30, 1993, there were 26 Authorized Distributors serving portions of the U.S. and Canadian market.

       In addition to the D.I.A.L.PRO VARs and the Authorized Distributors, individuals or companies with a particular vertical market or customer interest and expertise may be appointed as Market Specialists. They work as sales agents for local D.I.A.L.PRO distributors on certain assigned accounts and are paid a fee for sales generated.

       VMX's Teamworks partners assist customers in implementing powerful VMX Worksolutions. Teamworks partners are major contributors to the rapid growth of VMX's increasingly comprehensive library of customer-specific IVP applications. Included as Teamworks partners are Systemhouse, DRT Systems, Science Applications, International Corporation (SAIC) and Computer Sciences Corporation (CSC) Europe. The Teamworks partnership adds value to an organization's investment in VMX's IVP hardware and software by ensuring a reliable source for high-quality customized applications. The program encourages the development of business communication solutions that span both vertical and horizontal markets to solve important customer-specific problems. VMX certifies every one of its Teamworks partners. The certification process is one of the industry's most thorough and rigorous training programs.

       VMX's systems are sold outside the United States and Canada in more than 42 other countries, both directly and through distributors in the United Kingdom and by distributors in Europe, Japan, Australia, New Zealand, Hong Kong, Singapore and by original equipment manufacturers (OEMs) in Europe and Japan. Internationally, VMX has sales offices in London, Paris, Milan, Munich, Mexico City, Sydney, Tokyo and Toronto. Additionally, VMX has distribution alliances with nearly 20 organizations, including Siemens, Italtel, Mercury, J.S. Telecom, Bull S.A.,





MEB2OU.R8(5P3)
02/16/94                                -55-

Ericsson, Toshiba and Hitachi. VMX's products are certified in numerous countries outside of the U.S. and applications are pending for certifications in several other countries.

       No customer or distributor accounted for more than 10% of VMX's total revenues during the years ended June 30, 1993, 1992 or 1991.

       Manufacturing. Assembly and testing of VMX systems are performed in Dallas, Texas. The Dallas facility has over 40,000 square feet dedicated to manufacturing and is well suited to flexible, high-quality manufacturing for a full range of products. Rhetorex voice boards are assembled by third-party contract manufacturers and are inspected and tested at its facility in Campbell, CA., which has approximately 1,200 square feet dedicated to this purpose.

       In December 1992, VMX became the first U.S.-based independent voice processing company to be certified to the International Standards Organizations
(ISO) 9002 requirements. The certification covers VMX's Dallas manufacturing facility and means that VMX is recognized by the Standards Organization as a company with a well-defined functioning quality system. By meeting the requirements of ISO 9002, VMX customers are assured that its products are manufactured in a controlled, high-quality environment.

       VMX has implemented extensive testing and inspection procedures at the raw material, subassembly and finished product levels for all systems. At present, VMX either has multiple sources of supply or carries what it believes to be adequate levels of inventory for all critical components for the VMX 300, VMX 200 and 5000/100 systems, as well as Rhetorex board-level components.
VMX's agreement with MKE for the manufacture of the VMX 100 expires on January 27, 1995 and can be extended by mutual written agreement. Although MKE is currently the single source supplier for the VMX 100 system, VMX retains manufacturing rights in the event MKE is unable to supply VMX's requirements of VMX 100 systems. Furthermore, VMX has not experienced nor does it expect any significant delays in delivery of materials from either subcontractors, component vendors or MKE. However, there can be no assurance that interruption in the supply due to supply shortages will not occur in the future. Any such delays could adversely affect the business of VMX.

       Research and Development. VMX believes that its success depends significantly on its continuing ability to develop new hardware and software technology. Accordingly, VMX is continually seeking to develop new products and enhance the features of its existing products. Expenditures for research and development in fiscal 1993, 1992, and 1991 were $9,407,000, $6,881,000, and
$7,975,000, respectively. Expenditures relating to software development costs capitalized amounted to $550,000, $536,000, and $515,000, respectively, in fiscal 1993, 1992 and 1991. In fiscal 1993, 1992 and 1991, amortization expense of $571,000, $535,000, and $822,000, respectively, relating to capitalized software development costs was charged to cost of revenues.

       Current research and development programs include development and enhancement of VMXMail and VMX Desktop for Windows, digital signal processor and other enhancements to Rhetorex voice boards, future release enhancements of VMXworks, development of additional VMX 200/300 platform system features, and customized interfaces to the PBX and voice and data switching systems of OEM customers. VMX's ability to accomplish these developments on a timely basis will depend, in part, on the availability of qualified personnel, particularly hardware and software engineers who are, at times, in short supply.

       Patents, Trademarks and Licenses. VMX was awarded U.S. Patent No. 4,371,752 covering voice message methods and systems (the "Voice Messaging Patent"), by the U.S. Patent Office on February 1, 1983, and currently has twelve (12) additional patents issued in the U.S. with respect to other voice messaging features. The Voice Messaging Patent, which will expire by its terms on February 1, 2000, has fifty-one claims covering VMX's voice messaging system and method of operation. VMX has two issued Canadian patents, one issued Australian patent, one issued Spanish patent, and one issued European Patent Convention patent with designated countries comprising France, West Germany, the Netherlands and the United Kingdom. VMX has granted non-exclusive licenses under its Voice





MEB2OU.R8(5P3)
02/16/94                              -56-

Messaging Patent, including certain related patents, to numerous parties, including substantially all of its major competitors.

       VMX was awarded U.S. Patent No. 4,747,124 and U.S. Patent No. 4,783,796 covering automated attendant methodology and systems (the "Automated Attendant Patents") by the U.S. Patent Office on May 24, 1988 and November 8, 1988, respectively. VMX has an agreement with the owner of U.S. Patent No. 4,696,028 entitled "PBX Interactive and Attendant Bypass System" which permits VMX to grant non-exclusive licenses under U.S. Patent No. 4,696,028. VMX has granted several non-exclusive licenses under the Automated Attendant Patents.

       VMX views the licensing of its patented technology as an integral part of its total business and an important source of income. VMX conducts a systematic licensing program intended to maintain and increase the income derived from that source. VMX currently has eight (8) patent applications pending before the U.S. Patent and Trademark Office, two (2) patent applications pending before the Canadian Patent Office, six (6) patent applications pending before the European Patent Office and five (5) patent applications pending before the Japanese Patent Office.

       VMX has periodically received letters from third parties asserting their patent rights. Following technical and legal analysis, VMX generally has responded to such letters by stating its products do not infringe the asserted patents. VMX to date has not believed it necessary to license any of the patent rights referred to in such letters. Although there can be no assurance, VMX believes that any necessary licenses or other rights under patents to products or features could be obtained on conditions that would not have a materially adverse financial effect on VMX.

       VMX is or has been a party to the following recent litigation:

       Voice Systems and Services, Inc. ("VSSI") filed an action against VMX in February 1991 in the United States District Court for the Northern District of Oklahoma, seeking a declaratory judgment that VSSI's products do not infringe the VMX patents. VMX filed counterclaim for patent infringement. On November 20, 1992, VMX obtained a preliminary injunction against VSSI and its principal, Peter Zuyus, Sr., enjoining further infringement by VSSI. In addition, the Court upheld VMX's voice messaging patent and declared it the pioneer patent in voice processing and found that VMX was likely to succeed on the merits.
VSSI's voluntary petition under Chapter 11 of the Bankruptcy Code has been converted to a Chapter 7 proceeding. On January 12, 1994, the court denied a motion by Mr. Zuyus to dissolve the injunction as to him.

       In August 1991, Centigram filed an action against VMX in the United States District Court for the Northern District of California seeking a declaratory judgment that Centigram's products do not infringe certain of VMX's patents or that such patents are invalid, and seeking damages resulting from an alleged attempt by VMX to disrupt Centigram's initial public offering of stock. VMX brought a patent infringement action against Centigram in the United States District Court for the Northern District of Texas. These cases have been transferred to and consolidated in the United States District Court for the Northern District of California. Centigram amended its complaint in August 1993 to add certain alleged violations of the antitrust laws and challenging VMX's ownership of the Ladd patents. Discovery is continuing, and the case is set for trial on May 16, 1994. Settlement talks are also under way.

       An action for patent infringement was brought against VMX in June 1992 by Elk Industries, Inc. ("Elk") in the United States District Court for the Southern District of Florida, seeking unspecified damages. VMX has filed a counterclaim against Elk for patent infringement. Discovery is nearing completion and VMX expects the case to be set for trial in the spring of 1994.

       In March 1993, a lawsuit was brought against VMX in the Circuit Court for the Ninth Judicial Circuit in and for Orange County, Florida, by Members Service Corporation ("MSC") for Communications Enhancement Corporation ("CEC") as a derivative shareholder of CEC, and for Interwest Communications Corporation ("IWC") as a shareholder of IWC, alleging breach of a distribution agreement, intentional interference with contractual relations, business defamation, misappropriation of trade secrets, and interference with prospective economic advantages as causes of action.





MEB2OU.R8(5P3)
02/16/94                             -57-

MSC filed an Amended Complaint adding causes of action for theft of trade secrets and breach of contract. Discovery is currently underway, and the case has not yet been set for trial.

       Dialogic Corporation ("Dialogic") filed an action against VMX in April 1993 in the United States District Court for the District of New Jersey alleging certain violations of the antitrust laws and seeking a declaration of patent invalidity. VMX filed a counterclaim for patent infringement. Dialogic has moved for a preliminary injunction seeking an order prohibiting VMX from continuing to offer licenses under certain of VMX's patents in connection with voice processing boards manufactured by its wholly owned subsidiary, Rhetorex Incorporated. A hearing was held on the preliminary injunction, but the Court has not yet rendered a decision. No date is set for trial.

       On March 18, 1992, the United States Patent and Trademark Office declared an interference between U.S. Patent No. 4,696,028, allowed by Dytel, Inc., and a pending patent application assigned to VMX. The issues raised by the interference were determined by arbitration. VMX won the arbitration award, and as a result, expects to receive in the near future a new patent based upon the award.

       Competition. Competition in the voice processing segment of the telecommunications industry is intense. VMX cannot accurately predict the size of the market or VMX's market share. In marketing its products, VMX currently competes directly with, among other firms, Centigram Communications Corporation, Octel, AT&T, Northern Telecom, ROLM, Applied Voice Technology, and Digital Sound Corporation and expects to continue to encounter significant competition from some or all of these companies. VMX also competes with, and anticipates greater competition in the future from interactive voice response systems providers such as Syntellect, Inc. and InterVoice, Inc. Some of VMX's competitors have longer operating histories, greater name recognition and significantly greater resources and thus can expend considerably larger amounts than VMX for research and development, marketing and distribution.

       The voice processing market is characterized by rapid technological change, which will require that VMX continue to incur substantial research and development expenditures to remain competitive. VMX believes that reliability, ease of use, product features, product serviceability, service and support, experience, name recognition, innovation and price are the significant competitive factors. VMX further believes that its products compare favorably with products currently marketed by its competitors.

       Employees. As of January 31, 1994, VMX had 574 full-time employees, of whom 338 were engaged in marketing, sales, service and training; 57 in manufacturing; 110 in research and development; and 69 in general and administrative positions. None of VMX's employees are subject to collective bargaining agreements.

       VMX considers its ability to attract and retain competent employees and to motivate such employees to meet its objectives essential to its future success and profitability. To date, VMX has not experienced significant difficulties in hiring such personnel. However, there is no assurance that VMX will not experience such difficulties in the future.

       Export Revenues. The aggregate revenues of VMX attributable to export sales were approximately $15,000,000, $14,400,000 and $9,700,000 during the fiscal years ended June 30, 1993, 1992 and 1991, respectively.





MEB2OU.R8(5P3)
02/16/94                                 -58-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding the beneficial ownership of VMX Common Stock as of January 31, 1994, by (i) each person who is known by VMX to beneficially own more than five percent of VMX Common Stock, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group:

                                                                          Number of Shares           Percent of
                                                                          of Common Stock           Common Stock
                                Name(1)                                  Beneficially Owned      Beneficially Owned
                                -------                                  ------------------      ------------------
 Kopp Investment Advisors, Inc.  . . . . . . . . . . . . . . . . . . .        1,488,589                 5.6%
   6600 France Avenue South, Suite 672
   Edina, MN 55435
 Patrick S. Howard(2)  . . . . . . . . . . . . . . . . . . . . . . . .          597,438                 2.2
 David J. Ladd(3)  . . . . . . . . . . . . . . . . . . . . . . . . . .          781,522                 2.9
 Deborah A. Coleman(4) . . . . . . . . . . . . . . . . . . . . . . . .           40,000                   *
 Allen W. Dawson(5)  . . . . . . . . . . . . . . . . . . . . . . . . .          136,500                   *
 Herbert W. Funk(6)  . . . . . . . . . . . . . . . . . . . . . . . . .           40,000                   *
 William A. Hasler(7)  . . . . . . . . . . . . . . . . . . . . . . . .           30,000                   *
 Henry R. Nothhaft(8)  . . . . . . . . . . . . . . . . . . . . . . . .          142,000                   *
 Raymond V. Glynn  . . . . . . . . . . . . . . . . . . . . . . . . . .          162,652                   *
 Edward J. Mattiuz . . . . . . . . . . . . . . . . . . . . . . . . . .          162,500                   *
 Bruce C. Pollock  . . . . . . . . . . . . . . . . . . . . . . . . . .          279,006                 1.0
 All executive officers and directors as a group (10 persons)(9) . . .        2,371,618                 8.7

 *   Represents less than 1% of the outstanding Common Stock.
(1) Certain of the shares shown in this table or referred to in the footnotes hereof are shares of which the persons named in this table have the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. Except as otherwise noted, each person named in this table possesses sole voting and investment power with respect to the shares of Common Stock shown as owned by such person.
(2) Includes 150,000 shares subject to options held by Mr. Howard, all of which are vested. Pursuant to the regulations of the Commission, Mr. Howard is deemed to beneficially own such shares.
(3) Includes 56,250 shares subject to options held by Mr. Ladd, all of which are vested, and 725,272 shares owned by the Ladd Family Trust. Mr. Ladd, as a Trustee of such trust, shares voting and investment power with respect to these shares.
(4) Consists of shares subject to options held by Ms. Coleman, all of which are vested. Pursuant to the regulations of the Commission, Ms. Coleman is deemed to beneficially own such shares.
(5) Includes 135,500 shares subject to options held by Mr. Dawson which he is deemed to beneficially own under the regulations of the Commission. Also includes 1,000 shares owned by the Mr. Dawson's wife, as to which Mr. Dawson disclaims beneficial ownership.
(6) Consists of shares subject to options held by Mr. Funk, all of which are vested. Pursuant to the regulations of the Commission, Mr. Funk is deemed to beneficially own such shares.
(7) Consists of shares subject to options held by Mr. Hasler, all of which are vested. Pursuant to the regulations of the Commission, Mr. Hasler is deemed to beneficially own such shares.
(8) Includes 50,000 shares subject to options held by Mr. Nothhaft, which he is deemed to beneficially own under the regulations of the Commission. Also includes 2,000 shares owned by the H.R. Nothhaft Trust. Mr. Nothhaft, as a Trustee of such Trust, shares voting and investment power with respect to these shares.





MEB2OU.R8(5P3)
02/16/94                             -59-

(9) Includes 890,000 shares subject to options deemed to be beneficially owned under the regulations of the Commission and 3,000 shares owned of record by other persons (as described in notes (2) through (8) above).

OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS SINCE JUNE 30, 1993

       On November 11, 1993, VMX granted options to purchase 150,000 shares of VMX Common Stock to Patrick Howard, President, Chief Executive Officer and Director; options to purchase 150,000 shares of VMX Common Stock to David Ladd, Executive Vice President and Director; options to purchase 100,000 shares of VMX Common Stock to Edward Mattiuz, Executive Vice President and Chief Operating Officer; options to purchase 100,000 shares of VMX Common Stock to Bruce Pollock, Executive Vice President, Chief Financial Officer and Secretary; and options to purchase 50,000 shares of VMX Common Stock to Raymond Glynn, Executive Vice President. All such options were granted pursuant to existing stock option plans at the fair market value at the date of grant, or $4.38/share.

CERTAIN TRANSACTIONS SINCE JUNE 30, 1993

       On November 15, 1993, VMX loaned $100,000 to David Ladd. The loan is secured by 50,000 shares of VMX Common Stock owned by Mr. Ladd. The full principal amount is due in a single balloon payment five years from the date of the loan, or by November 15, 1998. The interest rate on the loan is the prime rate plus one percent. Interest payments are on a quarterly basis.





MEB2OU.R8(5P3)
02/16/94                                -60-

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

       The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the Merger. The unaudited pro forma combined condensed financial statements give effect to the Merger using the pooling-of-interests method of accounting.

       The unaudited pro forma combined condensed financial statements reflect certain assumptions deemed probable by management regarding the proposed Merger (e.g. that share information used in the unaudited pro forma information approximates actual share information at the Effective Date). No adjustments to the unaudited pro forma combined condensed financial information have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information of the varying outcomes, individually or in the aggregate, would not be materially different.

       The unaudited pro forma combined condensed balance sheet as of December 31, 1993 gives effect to the Merger as if it had occurred on December 31, 1993, and combines the unaudited condensed consolidated balance sheets of Octel and VMX as of December 31, 1993.

       The unaudited pro forma combined condensed statements of income combine the historical consolidated statements of income of Octel and VMX for each of the three fiscal years ended June 30, 1993 and the unaudited six months ended December 31, 1993, in each case as if the Merger had occurred at the beginning of the earliest period presented.

       The number of pro forma Octel Common and Common Equivalent Shares used in computing net income per share in respect of the Merger for all periods presented in the unaudited combined condensed statements of income is based upon the number of outstanding Octel Common Shares and Octel Common Equivalent Shares, and for each such unaudited pro forma combined condensed presentation gives effect to the proposed issuance of one Octel Common Share and one Octel Common Stock Option for every five outstanding VMX Common Shares and Common Stock Options, respectively.

       Octel and VMX estimate that they will incur direct transaction costs of approximately $3.4 million associated with the Merger which will be charged to operations during the quarter ending June 30, 1994. In addition, it is expected that following the Merger, Octel will incur a restructuring charge to operations, currently estimated to be between $15 and $20 million in the quarter ending June 30, 1994 to reflect costs associated with integrating the two companies. This amount is a preliminary estimate only and is therefore subject to change. There can be no assurance that Octel will not incur additional charges in subsequent quarters to reflect costs associated with the Merger or that management will be successful in their efforts to integrate the operations of the two companies.

       Such unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Octel and VMX and should be read in conjunction with the respective historical consolidated financial statements and notes thereto of Octel and VMX, incorporated by reference herein, and do not incorporate any benefits from cost savings or synergies of operations of the combined company.





MEB2OU.R8(5P3)
02/16/94                               -61-

         Octel-VMX Unaudited Pro Forma Combined Condensed Balance Sheet
                                 (In thousands)


                                                     Octel                 VMX               Pro Forma          Pro Forma
                                               December 31, 1993    December 31, 1993       Adjustments         Combined
                                               -----------------    -----------------     ---------------      -----------
 Assets
 Current assets:
   Cash and equivalents                               $ 12,628           $ 5,403                 --            $ 18,031
   Short-term investments                               52,330            10,081                 --              62,411
   Accounts receivable, net                             64,982            20,587               $337 (3a)         85,721
                                                                                               (185)(3b)
   Inventories                                          24,545             4,658                (81)(3a)         29,065
                                                                                                (57)(3b)
   Prepaid expenses and other assets                     9,639             1,490               (200)(2b)         10,929
                                                      --------           -------            -------            --------
      Total current assets                             164,124            42,219               (186)            206,157
 Property and equipment, net                            60,530             7,110               (900)(2b)         66,740
 Deposits and other assets                              30,704             4,963             (2,300)(2b)         33,367
                                                      --------           -------            -------            --------
      Total                                           $255,358           $54,292            $(3,386)           $306,264
                                                      ========           =======            =======            ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Trade payables                                     $ 10,564            $4,090              $(185)(3b)       $ 14,469
   Accrued compensation and employee benefits           14,754             3,029                --               17,783
   Income taxes payable                                  1,266                39               (137)(3c)          1,168
   Accrued and other liabilities                        26,570             3,777              3,400 (2a)         33,767
                                                                                                 20 (3a)
   Accrued restructuring                                    --                --             16,600 (2b)         16,600
                                                      --------           -------            -------            --------
      Total current liabilities                         53,154            10,935            $19,698              83,787
 Long-term obligations                                   1,241               566                 --               1,807
 Commitments and contingencies
 Stockholders' equity
   Preferred Stock
    Authorized                                           5,000 shares      1,000 shares     (1,000) shares        5,000 shares
    Issued and outstanding                                  --                --                 --                  --
   Common Stock                                       $113,986           $46,582                 --            $160,568
    Authorized                                          50,000 shares     50,000 shares    (50,000) shares       50,000 shares
    Issued and outstanding                              18,102 shares     26,407 shares    (26,407) shares       23,384 shares
                                                                                              5,282 shares
   Retained earnings (deficit)                        $ 87,266           $(3,526)              $373 (3)        $ 60,656
                                                                                                (57)(3b)
                                                                                             (3,400)(2a)
                                                                                            (20,000)(2b)
   Employee notes receivable                                --               (56)                                   (56)
   Accumulated translation adjustments                    (289)             (209)                                  (498)
                                                      --------           -------            -------            --------
      Stockholders' equity                             200,963            42,791            (23,084)            220,670
                                                      --------           -------            -------            --------
      Total                                           $255,358           $54,292            $(3,386)           $306,264
                                                      ========           =======            =======            ========


  See accompanying notes to unaudited combined condensed financial statements





MEB2OU.R8(5P3)
02/16/94                             -62-

     Octel-VMX Unaudited Pro Forma Combined Condensed Statements of Income
                    (In thousands, except per share amounts)



                                                           Year Ended June 30,
                                                  ------------------------------------    Six Months Ended
                                                     1991         1992         1993       December 31, 1993
                                                  ----------   ----------   ----------    -----------------
 Net revenues:
   Systems (Note 3)                                $182,409     $215,625     $260,074         $143,092
   Service and license                               35,900       46,637       77,910           49,747
                                                   --------     --------     --------         --------
     Total net revenues                             218,309      262,262      337,984          192,839
 Cost and expenses:
   Cost of systems (Note 3)                          56,913       66,882       83,950           46,474
   Cost of service                                   23,211       25,824       43,362           29,141
   Research and development                          28,661       32,285       44,420           27,688
   Selling, general and administrative (Note 3)      92,964      108,140      129,526           72,176
                                                   --------     --------     --------         --------
     Total costs and expenses                       201,749      233,131      301,258          175,479
 Operating income                                    16,560       29,131       36,726           17,360
 Interest and other income, net                       6,163        6,596        4,294            1,474
                                                   --------     --------     --------         --------
 Income before income taxes and
   cumulative effect of accounting change            22,723       35,727       41,020           18,834
 Provision for income taxes (Note 3)                  9,402        9,739       11,734            4,034
                                                   --------     --------     --------         --------
 Income before cumulative effect of
   accounting change                                 13,321       25,988       29,286           14,800
 Cumulative effect of accounting change              --           --             (115)          --
                                                   --------     --------     --------         --------
 Net income                                         $13,321      $25,988      $29,171          $14,800
                                                   ========     ========     ========         ========
 Income per common and equivalent share
   before cumulative effect of accounting
   change                                             $0.57        $1.06        $1.18            $0.60
 Cumulative effect of accounting change               --           --           (0.01)           --
                                                   --------     --------     --------         --------
 Net income per common and equivalent share           $0.57        $1.06        $1.17            $0.60
                                                   ========     ========     ========         ========
 Weighted average number of common and
   equivalent shares used in computation             23,204       24,424       24,869           24,749
                                                   ========     ========     ========         ========
 Income per fully diluted common and
   equivalent share before cumulative effect of
   accounting change                                  $0.56        $1.06        $1.18            $0.59
 Cumulative effect of accounting change               --           --           (0.01)           --
                                                   --------     --------     --------         --------
 Net income per fully diluted common and
   equivalent share                                   $0.56        $1.06        $1.17            $0.59
                                                   ========     ========     ========         ========
 Weighted average number of fully diluted
   common and equivalent shares used in
   computation                                       23,753       24,424       24,869           25,268
                                                   ========     ========     ========         ========

  See accompanying notes to unaudited combined condensed financial statements





MEB2OU.R8(5P3)
02/16/94                             -63-

                                   OCTEL-VMX
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.     Pro Forma Basis of Presentation

              These unaudited pro forma combined condensed financial statements reflect the issuance of 5,281,475 Octel Common Shares in exchange for an aggregate of 26,407,377 VMX Common Shares (outstanding as of December 31, 1993) in connection with the Merger based on the Exchange Ratio of one Octel Common Share for every five VMX Common Shares.

              The following table details the pro forma share issuances in connection with the Merger:


                                                              Common                               Number of
                                                              Shares            Exchange             Octel
                                                            Outstanding           Ratio          Common Shares
                                                            -----------         --------         ------------
        VMX                                                  26,407,377            5:1
        Octel Common Shares issued                                                                 5,281,475
        Octel Common Shares outstanding at
          December 31, 1993                                                                       18,102,350
                                                                                                  ----------
        Total Octel Common Shares outstanding after
          completion of the Merger                                                                23,383,825
                                                                                                  ==========



       The actual number of Octel Common Shares to be issued will be determined at the effective time of the Merger based on the number of VMX Common Shares outstanding.

2.     Transaction Costs and Restructuring

       (a) Octel and VMX estimate they will incur direct transaction costs of approximately $3.4 million associated with the Merger consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. At December 31, 1993, no transaction-related costs had been incurred. These nonrecurring transaction costs will be charged to operations during the quarter ending June 30, 1994.

       (b) In addition, it is expected that following the Merger, Octel will incur a restructuring charge to operations, currently estimated to be between $15 and $20 million in the quarter ending June 30, 1994 to reflect the combination of the two companies. The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to estimated direct transaction costs and a $20 million restructuring charge as if such costs and charge had been incurred as of December 31, 1993. These costs and charge are not reflected in the Unaudited Pro Forma Combined Condensed Statements of Income. The restructuring charge consists primarily of the following: (i) the elimination of duplicate facilities and equipment; (ii) severance, moving and relocation costs; (iii) incremental operations consulting and other costs associated with anticipated internal and customer-related integration activities; (iv) customer and employee notifications and programs; (v) incremental training costs; (vi) cancellation and continuation of certain contractual obligations; and (vii) other asset impairments arising from the Merger, including purchased software and other intangibles.





MEB2OU.R8(5P3)
02/16/94                                -64-

                                   OCTEL-VMX
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

3.     Conforming Adjustments and Intercompany Eliminations

       The following is a summary of conforming adjustments and intercompany eliminations which reflect the Merger, as if it were effected for all periods presented below.

                                               Year Ended June 30,
                                      ---------------------------------------     Six Months Ended
                                        1991           1992            1993       December 31, 1993
                                      --------       --------        --------     -----------------
SYSTEMS REVENUE:
Octel                                 $133,641       $156,443        $188,170         $102,172
VMX                                     49,199         60,982          73,932           41,426
                                      --------       --------        --------         --------
                                       182,840        217,425         262,102          143,598
Adjustment (a)                            (185)          (470)           (502)             337
Adjustment (b)                            (246)        (1,330)         (1,526)            (843)
                                      --------       --------        --------         --------
  Adjusted                            $182,409       $215,625        $260,074         $143,092
                                      ========       ========        ========         ========
COST OF SYSTEMS:
Octel                                 $ 36,709       $ 44,642        $ 58,824         $ 33,472
VMX                                     20,442         23,593          26,706           13,707
                                      --------       --------        --------         --------
                                        57,151         68,235          85,530           47,179
Adjustment (a)                             (13)           (47)           (106)              81
Adjustment (b)                            (225)        (1,306)         (1,474)            (786)
                                      --------       --------        --------         --------
  Adjusted                            $ 56,913       $ 66,882        $ 83,950         $ 46,474
                                      ========       ========        ========         ========
SELLING, GENERAL AND
ADMINISTRATIVE:
Octel                                 $ 63,905       $ 75,159        $ 90,736         $ 50,162
VMX                                     29,070         33,009          38,820           21,994
                                      --------       --------        --------         --------
                                        92,975        108,168         129,556           72,156
Adjustment(a)                              (11)           (28)            (30)              20
                                      --------       --------        --------         --------
  Adjusted                            $ 92,964       $108,140        $129,526         $ 72,176
                                      ========       ========        ========         ========
PROVISION FOR INCOME TAXES:
Octel                                 $  9,400       $  9,152        $ 10,925         $  3,100
VMX                                          2            587             809            1,071
                                      --------       --------        --------         --------
                                         9,402          9,739          11,734            4,171
Adjustment(c)                               --             --              --             (137)
                                      --------       --------        --------         --------
  Adjusted                            $  9,402       $  9,739        $ 11,734         $  4,034
                                      ========       ========        ========         ========
NET INCOME:
Octel                                 $ 17,714       $ 21,356        $ 22,553         $ 10,502
VMX                                     (4,211)         5,051           7,036            3,982
                                      --------       --------        --------         --------
                                        13,503         26,407          29,589           14,484
Adjustments (a, b and c)                  (182)          (419)           (418)             316
                                      --------       --------        --------         --------
  Adjusted                            $ 13,321       $ 25,988        $ 29,171         $ 14,800
                                      ========       ========        ========         ========



MEB2OU.R8(5P3)
02/16/94                             -65-

                                   OCTEL-VMX
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

       (a) Pro forma adjustments have been made to conform revenue recognized by VMX to Octel's revenue recognition policy, which provides for the recording of revenue on the basis of installation for first time customers in the CPE market rather than upon shipment.

       (b) Adjustments have been recorded to eliminate intercompany sales and cost of sales for the years ended June 30, 1991, 1992 and 1993, and for the unaudited six-month period ended December 31, 1993. The related intercompany profit in ending inventory of approximately $57,000 and the net intercompany receivables and payables of $185,000 as of December 31, 1993 have also been eliminated.

       (c) The tax effects relating to the pro forma adjustments for fiscal years 1991 through 1993 have been offset by changes in the valuation allowance in those fiscal years due to the uncertainty of realization. The tax effect of the cumulative pro forma adjustments has been reflected in the financial statements for the six months ended December 31, 1993 due to a change in the valuation allowance attributable to full utilization of operating loss carryforwards and realization of other deferred tax assets.

       (d) Retained earnings in these unaudited pro forma combined condensed financial statements has been adjusted to reflect the unaudited pro forma adjustments.

       (e) Certain VMX historical consolidated balance sheet and income statement amounts have been reclassified to conform with the unaudited pro forma combined condensed presentation.





MEB2OU.R8(5P3)
02/16/94                             -66-

                              RIGHTS OF HOLDERS OF
                    OCTEL COMMON STOCK AND VMX COMMON STOCK

COMPARISON OF RIGHTS

       The following is a summary of material differences between the rights of holders of Octel Common Stock and the rights of holders of VMX Common Stock.
As each of Octel and VMX is organized under the laws of Delaware, these differences arise from various provisions of the Certificate of Incorporation and Bylaws of each of Octel and VMX and Octel's Common Shares Rights Agreement and VMX's Shareholder Rights Plan.

       Cumulative Voting. Octel's Certificate of Incorporation provides for cumulative voting in director elections.

       VMX's Bylaws prohibit cumulative voting.

       Special Meetings of Stockholders; Stockholder Action by Written Consent. Octel's Bylaws provide that a special meeting of stockholders may be called at any time by the board of directors, or by the chairman of the board, by the president, or by the chief executive officer, or by one or more stockholders holding shares in the aggregate entitled to cast not less ten percent of the votes at that meeting. Octel's Certificate of Incorporation and Bylaws provide that any action required or able to be taken at any meeting of Octel stockholders may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.

       VMX's Bylaws provide that special meetings of stockholders may be called by the Chairman of the Board of Directors, the President, the Board of Directors, or the holders of more than fifty percent (50%) of all shares entitled to vote at the meeting. VMX's Certificate of Incorporation and Bylaws prohibit stockholder action by written consent in lieu of a meeting.

       Removal of Directors. Octel's Certificate of Incorporation and Bylaws provide that any director or directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that so long as the stockholders are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors.

       VMX's Bylaws provide that any director may be removed with or without cause by the affirmative vote of a majority of the entire Board of Directors or by an affirmative vote of the holders of a majority of the shares represented at any stockholders' meeting at which a quorum is present, provided that such proposed removal is stated in the notice of the stockholders' meeting.

       Written Reports to Stockholders. VMX's Bylaws provide that the Board of Directors must, when requested by the holders of at least one- third (1/3) of the outstanding shares of the corporation, present written reports of the situation and amount of business of the corporation.

RIGHTS PLAN

       Octel Common Shares Rights Agreement. In July 1990, Octel's Board of Directors approved a common shares rights agreement and declared a dividend distribution, payable to stockholders of record on August 15, 1990, of one Common Stock purchase right for each outstanding share of its Common Stock. Initially, each right entitles the stockholder to buy one newly issued share of Octel's Common Stock at an exercise price of $80. The rights become exercisable (unless postponed by action of the disinterested directors) on the earlier of: 1) ten days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 21 percent





MEB2OU.R8(5P3)
02/16/94                             -67-
or more of the outstanding Common Stock or 2) ten days following the commencement or announcement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 21 percent or more of Octel's outstanding Common Stock.

       If Octel is acquired in a merger or other business combination transaction without approval by Octel's Board of Directors, each right not held by the acquiring person would entitle its holder to purchase $160 worth of the
Common Stock of the acquiring company for $80.   If any person or group
acquires 21 percent or more of Octel's Common Stock without approval by Octel's Board of Directors, each right not held by the acquiring person would entitle its holder to purchase $160 worth of Octel's Common Stock for $80.

       The rights are redeemable at Octel's option for $.01 per right. Additionally, the exercise price, number of rights and number of common shares that may be acquired are subject to adjustment from time to time to prevent dilution. The rights expire on July 31, 2000.

       VMX Shareholder Rights Plan. Pursuant to the Shareholder Rights Plan dated as of February 5, 1990, each share of VMX Common Stock is associated with a VMX Right. Each VMX Right, when it is distributed and becomes exercisable, entitles the owner to purchase from VMX one half of one share of Common Stock at a price of $12.00 per common share, subject to adjustment (the "Purchase Price"). Upon the occurrence of any Trigger Event (as defined in the Shareholder Rights Plan), each two VMX Rights not owned by an Acquiring Person (as defined in the Shareholder Rights Plan (or certain of its transferees)) will enable the holder to purchase, at the then current Purchase Price, VMX Common Stock or Common Stock of an acquiring company, as the case may be, having a calculated value of twice the Purchase Price.

       Pursuant to the terms of the Merger Agreement, VMX agreed to amend the Shareholder Rights Plan to provide that the execution and delivery of the Reorganization Agreement, and the consummation of the Merger provided for in the Reorganization Agreement, will not cause Octel or Merger Sub to be an Acquiring Person and will not constitute a Trigger Event and will therefore not cause the distribution or exercisability of the VMX Rights.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Octel has entered into separate indemnification agreements with its directors and executive officers, which may require Octel, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and obtain directors' and officers' insurance if available on reasonable terms. To the extent Octel may be required to make substantial payments under the indemnification agreements that are not covered by insurance, Octel's available cash and shareholders' equity would be adversely affected.





MEB2OU.R8(5P3)
02/16/94                             -68-

                     MARKET PRICE AND DIVIDEND INFORMATION

OCTEL

       Octel's Common Stock is traded on the over-the-counter market and is quoted on The Nasdaq National Market under the symbol OCTL. The following table sets forth for the periods indicated the high and low closing prices for Octel's Common Stock as reported by The Nasdaq National Market.

                                                                                             High ($)       Low ($)
                                                                                             --------       -------
 Fiscal Year 1992
       Quarter ended September 30, 1991  . . . . . . . . . . . . . . . . . . . . . .          28 1/2        20
       Quarter ended December 31, 1991   . . . . . . . . . . . . . . . . . . . . . .          23 1/2        16 1/2
       Quarter ended March 31, 1992  . . . . . . . . . . . . . . . . . . . . . . . .          37 1/2        21 3/4
       Quarter ended June 30, 1992   . . . . . . . . . . . . . . . . . . . . . . . .          33 1/4        17 3/4
 Fiscal Year 1993
       Quarter ended September 30, 1992  . . . . . . . . . . . . . . . . . . . . . .          27 1/2        18 3/4
       Quarter ended December 31, 1992   . . . . . . . . . . . . . . . . . . . . . .          24            14 1/2
       Quarter ended March 31, 1993  . . . . . . . . . . . . . . . . . . . . . . . .          30            20
       Quarter ended June 30, 1993   . . . . . . . . . . . . . . . . . . . . . . . .          25 1/4        19
 Fiscal Year 1994
       Quarter ended September 30, 1993  . . . . . . . . . . . . . . . . . . . . . .          24 3/4        19 1/4
       Quarter ended December 31, 1993   . . . . . . . . . . . . . . . . . . . . . .          28 1/2        23 1/4
       Quarter ended March 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . .

       On ____________, 1994, the last reported sale price of the Octel Common Stock as reported on The Nasdaq National Market was $_____ per share. On January 28, 1994, the last business day prior to the public announcement of the Merger, the last reported sale price of the Common Stock as reported on The Nasdaq National Market was $27.75. As of ____________, 1994, there were ___ holders of record of the Common Stock.

       Octel has not paid cash dividends on its Common Stock since inception, and its Board of Directors presently plans to reinvest Octel's earnings in its business. Accordingly, it is anticipated that no cash dividends will be paid to holders of Octel Common Stock in the foreseeable future.

VMX

       VMX's Common Stock is traded on the over-the-counter market and is quoted on The Nasdaq National Market under the symbol VMXI. The following table sets forth for the periods indicated the high and low closing prices for VMX's Common Stock as reported by The Nasdaq National Market.

                                                                                         High ($)       Low ($)
                                                                                         --------       -------
 Fiscal Year 1992
       Quarter ended September 30, 1991  . . . . . . . . . . . . . . . . . . . . . .       2              1 7/16
       Quarter ended December 31, 1991   . . . . . . . . . . . . . . . . . . . . . .       2 9/16         1 3/8
       Quarter ended March 31, 1992  . . . . . . . . . . . . . . . . . . . . . . . .       3 1/16         1 15/16
       Quarter ended June 30, 1992   . . . . . . . . . . . . . . . . . . . . . . . .       2 5/8          1 5/8
 Fiscal Year 1993
       Quarter ended September 30, 1992  . . . . . . . . . . . . . . . . . . . . . .       2 9/16         1 13/16
       Quarter ended December 31, 1992   . . . . . . . . . . . . . . . . . . . . . .       3 1/2          2 1/16
       Quarter ended March 31, 1993  . . . . . . . . . . . . . . . . . . . . . . . .       4 5/16         2 15/16
       Quarter ended June 30, 1993   . . . . . . . . . . . . . . . . . . . . . . . .       3 7/8          2 5/8





MEB2OU.R8(5P3)
02/16/94                             -69-

 Fiscal Year 1994
       Quarter ended September 30, 1993  . . . . . . . . . . . . . . . . . . . . . .       4              2 1/2
       Quarter ended December 31, 1993   . . . . . . . . . . . . . . . . . . . . . .       4 9/16         3 1/8
       Quarter ended March 31, 1994  . . . . . . . . . . . . . . . . . . . . . . . .


       On ____________, 1994, the last reported sale price of the VMX Common Stock as reported on The Nasdaq National Market was $________ per share. On January 28, 1994, the last business day prior to the public announcement of the Merger, the last reported sale price of the Common Stock on The Nasdaq National Market was $4 3/16. As of _______________, there were _____ holders of record of VMX's Common Stock.

       VMX has not paid cash dividends on its Common Stock since inception, and its Board of Directors presently plans to reinvest VMX's earnings in its business. Accordingly, it is anticipated that no cash dividends will be paid to holders of VMX Common Stock in the foreseeable future. Additionally, certain financial covenants set forth in VMX's bank lines of credit limit VMX's ability to pay cash dividends.





MEB2OU.R8(5P3)
02/16/94                             -70-

          ADDITIONAL MATTERS FOR CONSIDERATION BY OCTEL STOCKHOLDERS:
             APPROVAL OF AMENDMENT TO THE 1985 INCENTIVE STOCK PLAN

GENERAL

       The 1985 Incentive Stock Plan (the "Option Plan") was amended by the Board of Directors on January 31, 1994, subject to approval by Octel's stockholders, to reserve an additional 3.0 million shares for issuance thereunder. All of the shares currently reserved for issuance are subject to outstanding options.

       Octel believes that the ability to grant stock options to employees is an important factor in attracting and retaining skilled personnel. Each year Octel reviews the number of shares available for issuance under the Option Plan and considers the possible grant of additional options to new and existing employees. Based on Octel's estimates of the incentive value of stock options, the degree of market competition in attracting and retaining skilled employees and other relevant factors, management presents to the Board of Directors a recommendation for the addition of shares to the pool reserved for issuance under the Option Plan. The Board then reviews this recommendation and presents a proposal such as this one to the stockholders for approval.

VOTE REQUIRED

       The affirmative votes of the holders of a majority of the shares of Common Stock present or represented and "voting" on the proposed amendment will be required to approve the increase in shares reserved under the Option Plan. Votes that are cast against the proposal are counted for purposes of determining the total number of Voting Shares with respect to this proposal. While there is no definitive statutory authority or case law in Delaware as to the proper treatment of abstentions, Octel believes that abstentions should also be counted for purposes of determining the number of voting shares with respect to the proposal. In the absence of controlling precedent to the contrary, Octel intends to treat abstentions on this proposal in this manner. With respect to broker non-votes, there is case law to the effect that, while such shares may be counted for determining the presence or absence of a quorum for the transaction of business at a meeting, broker non- votes should not be counted for purposes of determining the number of shares voting with respect to the particular proposal(s) on which the broker has expressly not voted. Accordingly, broker non-votes will not be counted as voting shares with respect to this proposal.

       OCTEL'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADDITION OF SHARES TO THE POOL RESERVED FOR ISSUANCE UNDER THE OPTION PLAN.

       The essential features of the Option Plan are outlined below.

PURPOSES

       The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and consultants of Octel and to promote the success of Octel's business.

ADMINISTRATION

       With respect to grants of options to employees who are also officers or directors of Octel, the Option Plan, as amended, shall be administered by (i) the Board of Directors of Octel if the Board may administer the Option Plan in compliance with Rule 16b-3 under the Exchange Act ("Rule 16b-3"), with respect to a plan intended to qualify under Rule 16b-3 as a discretionary plan or (ii) a committee designated by the Board of Directors to administer the Option Plan, which committee shall be constituted in such a manner





MEB2OU.R8(5P3)
02/16/94                             -71-
as to permit the Option Plan to comply with Rule 16b-3 with respect to a plan intended to qualify thereunder as a discretionary plan. With respect to grants of options to employees or consultants who are neither officers nor directors of Octel, the Option Plan shall be administered by (i) the Board of Directors or (ii) a committee designated by the Board, which committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of incentive stock option plans, if any, of Delaware corporate law, federal and state and securities laws and the Tax Code. If permitted by Rule 16b-3, the Option Plan may be administered by different bodies with respect to directors, non-director officers and employees who are neither officers nor directors and consultants who are not directors.

ELIGIBILITY

       The Option Plan provides for the granting of options and sale of shares to employees of and consultants to Octel. Only employees may be granted incentive stock options. The Board or a committee of the Board selects the purchasers and optionees and determines the number of shares to be sold or made subject to option. As of the date of this Proxy Statement, directors who are not also employees of Octel are not eligible to participate in the Option Plan. However, prior to March 10, 1988, such directors were eligible to participate in the Option Plan and they may still exercise options granted to them prior to that date.

       At January 31, 1994, Octel employed 1,636 people, 1,620 of whom were eligible to participate in the Option Plan.

TERMS OF OPTIONS

       Each option granted under the Option Plan is evidenced by a written stock option agreement between Octel and the optionee. Options are generally subject to the terms and conditions set forth below, but specific terms may vary.

       (a) Exercise of the Option. The Board or its committee determines when options may be exercised. In no event may any incentive stock option granted under the Option Plan be exercised more than ten years after the date of grant. Incentive stock options currently being granted generally expire after five years and six months. An option is exercised by giving written notice of exercise to Octel specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in such form of consideration as is authorized by the Option Plan and determined by the Board, and such form of consideration may vary for each option.

       (b) Exercise Price. The exercise price of options granted under the Option Plan is determined by the Board or its committee and may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. In the case of incentive stock options granted to an optionee who owns more than 10% of the voting power or value of all classes of stock of Octel, the exercise price must not be less than 110% of the fair market value on the date of grant. The fair market value of the Common Stock is the closing sale price on The Nasdaq National Market on the date of grant.

       (c) Termination of Employment. If the optionee's employment or association with Octel terminates for any reason (other than death or disability), the optionee may, but only within 30 days (or such other period as may be determined by the Board, but not exceeding three months for incentive stock options) following the date of such termination, exercise any option granted under the Option Plan, but only to the extent such option was exercisable on the date of termination. To the extent that the option is not exercised within such 30-day (or other) period, the option terminates.

       (d) Disability. In the event that an employee or consultant is unable to continue his employment or consulting relationship with Octel as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Tax Code), exercisability is accelerated from the usual five-year period to a three-year period, and the optionee may, but only within six months (or such other period of time not exceeding one year as is determined by the Board at the time of grant of the option) from the date of termination, exercise the option to the extent it was otherwise exercisable at the date of such termination. To the extent that the option is not exercised within such period, the option terminates.





MEB2OU.R8(5P3)
02/16/94                             -72-

       (e) Death. If an optionee should die while employed by Octel, exercisability of options granted under the Option Plan is accelerated from the usual five-year period to a three-year period, and the option may be exercised at any time within six months after death by the optionee's estate to the extent the option would have been exercisable if the optionee had continued living and remained an employee of Octel for six months after the date of death. If an optionee should die within one month after termination of employment with Octel, exercisability of options granted under the Option Plan is accelerated from the usual five-year period to a three-year period, and the option may be exercised by the optionee's estate at any time within six months following the date of death, but only to the extent such options were exercisable on the date of termination.

       (f) Liquidation or Acquisition. In the event of a proposed dissolution or liquidation of Octel, options under the Option Plan terminate unless otherwise provided by the Board. In such event, the Board, in its sole discretion, may determine to make options immediately exercisable as to all shares.

       Current option agreements provide that in the event of a proposed sale of all or substantially all of the assets of Octel, or the merger of Octel with or into another corporation, options shall be assumed or equivalent options shall be substituted by such successor corporation or its affiliate. If such successor corporation refuses to assume an option or to substitute an equivalent option, the Board shall provide for the optionee to have the right to exercise the option as to all of the Common Stock subject to the option. Most options granted before December 1987 allowed the Board the right to accelerate the exercisability of options whether or not a successor corporation was willing to assume such options.

       Option agreements for officers and certain key employees provide for full acceleration of exercisability in the event that, following a change in control of Octel, the optionee's employment is terminated or his compensation and benefits are reduced. The Board may, in its discretion, provide in individual option agreements for an optionee to have the right to return an option to Octel for a cash payment equal to the net value of the option upon the occurrence of a merger, sale of all or substantially all assets of Octel, tender offer or other transaction or series of related transactions resulting in a change of ownership of more than 50% of the voting securities of Octel.

       (g) Non-transferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

       (h) Withholding of Shares to Pay Tax Liability. The Option Plan allows Octel to withhold shares as to which an option has been exercised in order to comply with regulations requiring Octel to withhold taxes upon certain exercises of options. See "Tax Information--Nonstatutory Options."

       (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board or its committee.

OPTIONS OUTSTANDING

       Options granted under the Option Plan generally become exercisable in installments. Most options become exercisable as to 20% of the total shares under option one year after the date of beginning employment (for new employees) or the date of option grant (for existing employees), and as to an additional 20% after each subsequent twelve-month period so long as the optionee remains an employee of Octel. Exercisability is accelerated in the case of death or disability or, in certain cases, by termination of employment or reduction in compensation following a change in control, as described above. Exercisability is delayed by leaves of absence or temporary reductions in work hours. Options being granted at this time generally expire five years and six months from the date of grant.

       At January 31, 1994, 690,070 shares had been sold directly, options to purchase 1,945,364 shares of Octel's Common Stock had been exercised, options to purchase 6,314,741 shares were outstanding, and 2,039,895 shares remained available for future sale or grant under the





MEB2OU.R8(5P3)
02/16/94                             -73-

Option Plan (including 3.0 million shares to be approved pursuant to this Joint Proxy Statement/Prospectus). The range of exercise prices per share for options outstanding under the Option Plan at January 31, 1994 was from $0.75 to $50.00, and the weighted average exercise price per share was approximately $22.32. Expiration dates for outstanding options range from May 1994 to July 1999.

CAPITAL CHANGES

       In the event any change is made in Octel's capitalization which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration, appropriate adjustment will be made in the exercise price and in the number of shares subject to options outstanding under the Option Plan, as well as in the number of shares reserved for issuance under the Option Plan.

AMENDMENT AND TERMINATION OF THE PLAN

       The Board may at any time amend, alter, suspend or discontinue the Option Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any optionee under any grant theretofore made, without such optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Tax Code (or any other applicable law or regulation, including the requirements of the NASD or an established stock exchange), Octel shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

TAX INFORMATION

       Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Tax Code, or nonstatutory options.

       An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of Octel. Octel will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

       All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Octel will be subject to tax withholding by Octel. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

       Octel will be entitled to a tax deduction in the same amount as the ordinary income recognized by the Optionee with respect to shares acquired upon exercise of a nonstatutory option.

       THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE AND OCTEL WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE OPTION PLAN, DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE.





MEB2OU.R8(5P3)
02/16/94                             -74-

                                    EXPERTS

       The consolidated financial statements and schedules of Octel Communications Corporation as of June 30, 1993 and 1992, and for each of the years in the two-year period ended June 30, 1993, incorporated by reference in this Form S-4 of Octel Communications Corporation and in the related Joint Proxy Statement/Prospectus, have been incorporated by reference in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements and schedules of Octel Communications Corporation at June 30, 1991 and for the year then ended, which have been incorporated by reference in this Registration Statement on Form S-4 and the related Joint Proxy Statement/Prospectus, have been audited by Deloitte & Touche, independent auditors, as stated in their report which is incorporated by reference herein, and has been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

       The consolidated financial statements and schedules of VMX, Inc. as of June 30, 1993 and 1992, and for each of the years in the three- year period ended June 30, 1993, incorporated by reference in this Form S-4 of Octel Communications Corporation and in the related Joint Proxy Statement/Prospectus, have been incorporated by reference in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL MATTERS

       The validity of the Octel Common Stock issuable pursuant to the Merger will be passed upon for Octel by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, California. Gray Cary Ware & Freidenrich, A Professional Corporation, California is acting as counsel for VMX in connection with certain legal matters relating to the Merger and the transactions contemplated thereby. As of the date of this Joint Proxy Statement/Prospectus, certain members of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, or investment partnerships of which such persons are partners, beneficially owned 4,000 shares of Octel Common Stock.


                                 OTHER MATTERS

       Neither the Octel Board nor the VMX Board intends to bring any matters before the meetings other than those specifically set forth in the notices of meetings and neither knows of any matters to be brought before the respective meetings by others. If any other matters properly come before the meetings, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Octel Board and VMX Board, respectively.





MEB2OU.R8(5P3)
02/16/94                             -75-

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       OCTEL COMMUNICATIONS CORPORATION,

                         OCTEL ACQUISITION CORPORATION

                                      AND

                                   VMX, INC.

                               TABLE OF CONTENTS

                                                                                                                                PAGE
                                                                                                                                ----
ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

     1.1         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2         Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.3         Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.4         Certificate of Incorporation; Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.5         Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.6         Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.7         Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
     1.8         No Further Ownership Rights in Company Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     1.9         Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
     1.10        Tax and Accounting Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     1.11        Taking of Necessary Action; Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

     2.1         Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     2.2         Company Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     2.3         Obligations With Respect to Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     2.4         Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     2.5         SEC Filings; Company Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
     2.6         No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     2.7         Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
     2.8         Tax  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
     2.9         Restrictions on Business Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     2.10        Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment . . . . . . . . . . . . . . . .   12
     2.11        Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     2.12        Agreements, Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.13        Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     2.14        Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     2.15        Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     2.16        Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     2.17        Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     2.18        Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     2.19        Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     2.20        Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
     2.21        Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     2.22        Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     2.23        Registration Statements; Proxy Statement/Prospectus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     2.24        Complete Copies of Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
     2.25        Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PARENT AND
                 MERGER SUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

     3.1         Organization of Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                               PAGE
                                                                                                                               ----
     3.2         Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     3.3         Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     3.4         SEC Documents; Parent Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     3.5         No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     3.6         Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     3.7         Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     3.8         Restrictions on Business Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     3.9         Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment . . . . . . . . . . . . . . .   25
     3.10        Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     3.11        Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     3.12        Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     3.13        Agreements, Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     3.14        Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     3.15        Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     3.16        Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     3.17        Broker's and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     3.18        Registration Statement; Proxy Statement/Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     3.19        Complete Copies of Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
     3.20        Representations Complete . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE IV - CONDUCT PRIOR TO THE EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

     4.1         Conduct of Business of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
     4.2         Conduct of Business of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
     4.3         No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE V - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

     5.1         Proxy Statement/Prospectus; Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     5.2         Meeting of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     5.3         Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     5.4         Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     5.5         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     5.6         Public Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     5.7         Pooling Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     5.8         Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     5.9         Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     5.10        FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.11        Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.12        Blue Sky Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.13        Best Efforts and Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.14        Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
     5.15        Form S-8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.16        Certain Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.17        Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     5.18        Tax-Free Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                               PAGE
                                                                                                                               ----
     5.19        Agreement to Vote Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     5.20        Update to Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     5.21        NMS Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     5.22        Company Stockholder Rights Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

ARTICLE VI - CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

     6.1         Conditions to Obligations of Each Party to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . .   44
     6.2         Additional Conditions to Obligations of Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     6.3         Additional Conditions to the Obligations of Parent and Merger Sub  . . . . . . . . . . . . . . . . . . . . .   46

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

     7.1         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     7.2         Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     7.3         Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
     7.4         Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

ARTICLE VIII - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

     8.1         Non-Survival of Agreement at Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     8.2         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
     8.3         Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     8.4         Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     8.5         Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     8.6         Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     8.7         Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     8.8         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     8.9         Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

                      AGREEMENT AND PLAN OF REORGANIZATION



  This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of January 29, 1994 among Octel Communications Corporation, a Delaware corporation ("Parent"), Octel Acquisition Corporation, a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Parent, and VMX, Inc., a Delaware corporation (the "Company").


                                    RECITALS

  A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that the Company and Merger Sub combine into a single company through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

  B. Pursuant to the Merger, among other things, the outstanding shares of Common Stock of the Company ("Company Capital Stock") shall be converted into shares of Common Stock of Parent ("Parent Common Stock") at the rate determined herein.

  C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

  D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                                   THE MERGER

  1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, and a Merger Agreement (the "Merger Agreement") and the applicable provisions of the Delaware General Corporations Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing the Merger Agreement with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the "Effective Time"). The Closing of the transaction contemplated hereby (the "Closing") shall take place at 1:00 p.m. at the offices of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation on April 27, 1994, or at such other time, date and location as the parties hereto agree (the "Closing Date").

  1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.4  Certificate of Incorporation; Bylaws.

   (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is VMX, Inc."

   (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

  1.5 Directors and Officers. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of the Merger Sub shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

   (a) Conversion of Company Capital Stock. Each share of Common Stock, $0.05 par value, of the Company (the "Company




DMP2HY.R4(5P3)
02/15/94                                                               -2-

Capital Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b) will be canceled and extinguished and be converted automatically into the right to receive .20 of a share of Common Stock, $0.001 par value, of the Parent (the "Parent Common Stock"), (the "Exchange Ratio").

   (b) Cancellation of Parent-Owned Stock. Each share of Company Capital Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

   (c) Stock Options. At the Effective Time, all options to purchase Company Capital Stock then outstanding under the Company's 1981 ECS Stock Option Plan, 1983 Stock Option Plan, Employee Stock Purchase Plan, 1986 Stock Option Plan, VMX Inc./OPCOM 1982 Stock Option Plan, 1989 Stock Option Plan, 1989 Restated Nonstatutory Stock Option Plan and Nonstatutory Stock Option Plan and any other plan pursuant to which options set forth in Section 2.2 have been issued (the "Company Stock Option Plans") shall be assumed by Parent in accordance with
Section 5.14 hereof.

   (d) Capital Stock of Merger Sub. Each share of Common Stock, $.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

   (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

   (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average closing price of a share of Parent Common Stock for the ten most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the NASDAQ National Market System.





DMP2HY.R4(5P3)
02/15/94                                                               -3-

  1.7  Surrender of Certificates.

   (a) Exchange Agent. Chemical Trust Company of California shall act as exchange agent (the "Exchange Agent") in the Merger.

   (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock.

   (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such





DMP2HY.R4(5P3)
02/15/94                                                               -4-

Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

   (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

   (f)   No Liability.  Notwithstanding anything to the contrary in this
Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.8 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  1.9 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or





DMP2HY.R4(5P3)
02/15/94                                                               -5-
destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

  1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of
Section 368 of the Code and (b) qualify for accounting treatment as a pooling of interests.

  1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the schedules supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof or as otherwise disclosed in the Company SEC Reports (as defined below) or, subject to the subsequent approval in writing by Parent of updated Company Schedules, as of the Closing Date, as set forth below. Unless specified otherwise, all references to the Company herein shall include the Company and all of its subsidiaries.

  2.1 Organization of the Company. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects ("Material Adverse Effect") of the Company. The Company has delivered to Parent a true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary. Except as set forth in the Company SEC Reports (as defined below in Section 2.5), the Company does not





DMP2HY.R4(5P3)
02/15/94                                                               -6-
directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws or other charter documents of the Company and its subsidiaries, each as amended to date, to counsel for Parent.

  2.2 Company Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.05 par value, of which there are 26,479,327 shares issued and outstanding as of January 28, 1994, and 1,000,000 shares of Preferred Stock, $1.00 par value, of which there are no shares issued and outstanding. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. The Company has reserved 6,039,574 shares of Common Stock, net of exercises, for issuance to employees and consultants pursuant to the Company Stock Option Plans, under which options are outstanding for 5,438,266 shares. All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. The Company has provided to Parent a schedule which sets forth for each outstanding option, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have been vested at January 31, 1994 and, if the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, an indication of the extent of such acceleration. Such list also describes any repricing of options which has taken place since January 1, 1992.

  2.3  Obligations With Respect to Capital Stock.  Except as set forth in
Section 2.2, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or caused to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of the Company, except for the proxy agreement to be entered into by certain Company stockholders in connection with the Merger, there are no voting trusts, proxies or other





DMP2HY.R4(5P3)
02/15/94                                                               -7-
agreements or understandings with respect to the shares of capital stock of the Company.

  2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, as amended, or Bylaws of the Company or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on the Company. The Company has prepared and delivered to Parent a full and complete list of all necessary consents, waivers and approvals ("Consents") of third parties material to the operations of the Company that are required to be obtained by the Company in connection with the execution and delivery of this Agreement or the Merger Agreement and the performance of the Company's obligations hereunder or thereunder prior to the Closing. Prior to the Closing Date, Company will obtain all such Consents.

  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) The filing of the pre- merger notification report under the Hart-Scott-Rodino Act ("HSR Act"), (ii) the filing of a Form S-4 Registration Statement with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Merger Agreement with the Delaware Secretary of State, (iv) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act,
(v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under





DMP2HY.R4(5P3)
02/15/94                                                               -8-
applicable federal and state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company.

  2.5  SEC Filings; Company Financial Statements.

   (a) The Company has filed all forms, reports and documents required to be filed with the SEC since June 30, 1991, and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 1991, 1992 and 1993, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 1993 and December 31, 1993, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 30, 1991, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above and Reports on Form SR) filed by the Company with the SEC since June 30, 1991 and
(vi) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to made the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed after the date hereof until the Closing, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company, as of December 31, 1993 is hereinafter referred to as the "Company Balance Sheet."

   (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which





DMP2HY.R4(5P3)
02/15/94                                                               -9-
have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

  2.6 No Undisclosed Liabilities. Except as disclosed in writing to Parent or as otherwise provided in the Company SEC Reports, the Company does not have any material liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, (i) have not been reflected in the Company Balance Sheet,
(ii) have not been specifically described in this Agreement or in the Company Schedules or (iii) are not normal or recurring liabilities incurred since December 31, 1993 in the ordinary course of business consistent with past practices.

  2.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations or business of the Company or any of its subsidiaries, or any other event that would have a material negative impact on the Company's strategic or competitive position, its organization or its customer base (together, a "Material Adverse Change"), or any development that could reasonably be expected to cause a Material Adverse Change; provided, however, that a Material Adverse Change of the Company shall be presumed not to have occurred as to results of operations, so long as (x) revenues and net income in the quarter ending March 31, 1994 exceed revenues and net income in the quarter ending March 31, 1993 and (y) if the interim period from April 1, 1994 until the Closing includes one or more full months of operations and revenues for such full month(s) during such interim period exceed revenues in the comparable period of the preceding quarter and operating expenses have grown by 10% or less as compared to operating expenses in the similar period of the preceding quarter (collectively the "Safe Harbor"); provided further that there shall be no presumption that a Material Adverse Change did occur if the results of operations for such periods do not meet the Safe Harbor requirements; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any of its subsidiaries having a Material Adverse Effect on the Company; (iii) any material change by the Company in its accounting methods, principles or practices to which Parent has not previously consented in writing; (iv) any revaluation by the Company of any of its assets having a Material Adverse Effect on the Company, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business, unless Parent has previously consented in





DMP2HY.R4(5P3)
02/15/94                                                              -10-
writing; or (v) except as disclosed in the Company Disclosure Schedule, any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement and has a Material Adverse Effect on the Company.

  2.8  Taxes.

   (a) Definition of Taxes. For the purposes of this Agreement, "Taxes" or, collectively, a "Tax," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

   (b)   Tax Returns and Audits.

       (i) The Company has accurately prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

       (ii) The Company as of the Effective Time: (A) will have paid all Taxes it is required to pay prior to the Effective Time and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

       (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

       (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

       (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise.





DMP2HY.R4(5P3)
02/15/94                                                              -11-

       (vi) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

       (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

       (viii) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

       (ix) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

       (x) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

  2.9 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

  2.10 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

   (a) The Company has provided Parent with a true and complete list of all real property owned or leased by the Company, and, in the case of leased real property, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental or other fee payable under any such lease. All such leases are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company has not taken adequate steps to prevent such default from occurring), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect on the Company.





DMP2HY.R4(5P3)
02/15/94                                                              -12-

   (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Company Financial Statements and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

   (c)   All the equipment owned or leased by the Company is, taken as a whole,
(i) adequate for the conduct of the business of the Company consistent with its past practice, (ii) suitable for the uses to which it is currently employed,
(iii) in good operating condition, subject to normal wear and tear, (iv) reasonably maintained, and (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

  2.11 Intellectual Property. Except as set forth in the Company SEC Reports, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company (the "Company Intellectual Property Rights"). The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any material license, sublicense or other intellectual property agreement. Except as set forth in the Company SEC Reports, no claims with respect to the Company Intellectual Property Rights, any trade secret material to the Company, or any third party intellectual property rights to the extent arising out of any use, reproduction or distribution of such third party intellectual property rights by or through the Company, have been asserted or, are threatened by any person that could have a Material Adverse Effect on the Company, nor does the Company know of any valid grounds for any bona fide claims that could have a Material Adverse Effect on the Company (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights





DMP2HY.R4(5P3)
02/15/94                                                              -13-
or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use, or the validity or effectiveness of any third party intellectual property rights.

  All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the Company's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any of the Company Intellectual Property Rights, any trade secret material to the Company, or any third party intellectual property rights to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. The Company (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party;
(ii) has no knowledge of the basis for any such charge or claim; and (iii) has no knowledge of any infringement liability with respect to, or infringement or violation by, the Company of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another.

  No Company Intellectual Property Right, trade secret material to the Company, or third party intellectual property right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company. Each employee of, and consultant to the Company has signed a Proprietary Rights and Confidentiality Agreement, or Consultant Agreement, respectively, in the Company's standard forms.

  2.12 Agreements, Contracts and Commitments. The Company has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Company SEC Reports ("Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company thereunder. Each Material Contract is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto. The Company has provided Parent with an opportunity to review true and complete copies of all Material Contracts to which it is a party or by which it may be bound.

  2.13 Governmental Authorization. The Company has provided Parent with an accurate list of each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates





DMP2HY.R4(5P3)
02/15/94                                                              -14-
or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties.

  2.14 Litigation. Except as described in the Company SEC Reports, there is no action, suit or proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion nor, to the Company's knowledge, is there a reasonable basis to expect such notice of assertion against the Company which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which could reasonably be anticipated to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

  2.15 Environmental Matters.

   (a) Hazardous Material. As of the date hereof, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, is present, as a result of the actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

   (b) Hazardous Materials Activities. At no time prior to the date hereof has the Company transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.





DMP2HY.R4(5P3)
02/15/94                                                              -15-

   (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

   (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability which would have a Material Adverse Effect on the Company.

  2.16 Brokers' and Finders' Fees. Except for fees payable to Unterberg Harris as disclosed to Parent as of the date hereof, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

  2.17 Labor Matters. Except as to matters which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company, and there is neither pending nor threatened any investigation or hearing concerning the Company arising out of or based upon any such laws, regulations or practices. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company has fully complied with all applicable provisions of COBRA and has no obligations with respect to any former employees or qualifying beneficiaries thereunder. The Company has not given to or received from any current employee of the Company notice of termination of employment.

  2.18 Employee Benefit Plans.

   (a) The Company has identified to Parent all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee





DMP2HY.R4(5P3)
02/15/94                                                              -16-
benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any trade or business (whether or not incorporated) which is a member or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company (together, the "Employee Plans").

   (b) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA; (ii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Plans; (iii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either has received a favorable determination letter with respect to each such Employee Plan from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination; and (iv) no Employee Plan is or within the prior six
(6) years has been subject to, and the Company has not incurred and does not expect to incur any liability under, Title IV of ERISA or Section 412 of the Code and (v) nothing in any Employee Plan precludes or interferes with Parent's ability to cause the Company to terminate (or consolidate, at Parent's option) any Employee Plan after the Closing; provided that (i) the Employee Plans may be terminated prospectively only, subject to rights accrued by the Company's employees at the time of such termination and (ii) not more than sixty days notice may be required to terminate certain Employee Plans.

   (c) None of the following now exists or has existed within the six-year period ending on the date hereof with respect to any Employee Plan: (i) any act or omission by the Company constituting a violation of Section 402, 403, 404 or 405 of ERISA; (ii) any act or omission by the Company which constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by Section 4975(d) of the Code; (iii) any act or omission by the Company constituting a violation of Section 503, 510 or 511 of ERISA; or (iv) any act or





DMP2HY.R4(5P3)
02/15/94                                                              -17-
omission by the Company which could give rise to liability under Section 502 of ERISA or under Sections 4972 or 4975 through 4980 of the Code.

   (d) Each Employee Plan has been maintained in substantial compliance with its terms, and all contributions, premiums or other payments due from the Company or any of its subsidiaries to (or under) any such Employee Plan have been fully paid or adequately provided for on the audited Company Financial Statements for the most recently-ended fiscal year. All accruals thereon (including, where appropriate proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis. There has been no amendment, written interpretation or announcement (whether or not written) by the Company with respect to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the most recently-ended fiscal year.

   (e) The Company has made available to Parent complete, accurate and current copies of all Employee Plans and all amendments, documents, correspondence and filings relating thereto, including but not limited to any statements, filings, reports or returns filed with any governmental agency with respect to the Employee Plans at any time within the three-year period ending on the date hereof.

  2.19 Insurance. The Company has provided Parent with an accurate list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company.
There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

  2.20 Compliance With Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.





DMP2HY.R4(5P3)
02/15/94                                                              -18-

  2.21 Pooling of Interests. To its knowledge, neither the Company nor any of its directors, officers or stockholders has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

  2.22 Compensation. Since December 31, 1993, the Company has not paid or committed itself to pay to or for the benefit of any of its directors, officers, employees who earn more than $40,000 annually or stockholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect on December 31, 1993, subject to wage increases of less than five percent paid or payable to employees other than officers and directors, nor has it effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pensions, bonus, incentive, retirement, severance, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement. The Company has no bonus plan or obligations with respect to any bonus plan except as disclosed to Parent. The Company has also provided Parent with a full and complete list of all directors, officers, employees and consultants of the Company as of the date hereof, specifying their names and job designations, the total amount paid or payable, and the basis of such compensation, whether fixed or commission or a combination thereof. The Company has disclosed on the date hereof a reasonable estimate of all amounts (whether currently payable or payable in the future) payable as a result of a change in control of the Company to which current or former officers, directors or employees of the Company are entitled or would become entitled after the Merger, under the terms of any benefit arrangements.

  2.23 Registration Statements; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.16) shall not at the time the Registration Statement is declared effective by the Securities and Exchange Commission (the "SEC") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company and Parent in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") and in connection with the meeting of Parent's stockholders to consider the merger (the "Parent Stockholders Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders and Parent's Stockholders, at the time of the Company Stockholders' Meeting or the Parent's Stockholder Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be





DMP2HY.R4(5P3)
02/15/94                                                              -19-
made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent's Stockholder Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

  2.24 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) which has been requested by Parent or its counsel in connection with their legal and accounting review of the Company.

  2.25 Representations Complete. None of the representations or warranties made by the Company, nor any statement made in any Company Schedule, Exhibit or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the schedules supplied by Parent to the Company (the "Parent Schedules") and dated as of the date hereof or as otherwise disclosed in the Parent SEC Reports (as defined below) or, subject to the subsequent approval in writing by the Company of updated Parent Schedules, as of the Closing Date, as follows:

  3.1 Organization of Parent. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do





DMP2HY.R4(5P3)
02/15/94                                                              -20-
business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Reports, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. Parent has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents of Parent, each as amended to date, to counsel for the Company.

  3.2  Capital Structure.

   (a) The authorized stock of Parent consists of 50,000,000 shares of Common Stock, $0.001 par value, of which 18,131,450 shares were issued and outstanding as of January 26, 1994, and 5,000,000 shares of undesignated Preferred Stock, $.001 par value. No shares of Preferred Stock are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.001 par value, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of December 31, 1993, Parent has also reserved (i) 7,300,000 shares, net of exercises, of Common Stock for issuance to employees and consultants pursuant to Parent's 1985 Incentive Stock Plan under which options are outstanding for 5,587,718 shares, (ii) 200,000 shares of Common Stock for issuance to directors under its 1988 Directors' Stock Option Plan under which options are outstanding for 145,000 shares, and (iii) 1,250,000 shares, net of purchases, of Common Stock for issuance under the Parent's 1987 Employee Stock Purchase Plan. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

   (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable.





DMP2HY.R4(5P3)
02/15/94                                                              -21-

  3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub subject only to the approval of the Merger by Parent's stockholders as contemplated by
Section 6.1(a). This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on the Parent.

  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act; (ii) the filing of the Form S-4 Registration Statement with the SEC, (iii) the filing of the Merger Agreement with the Delaware Secretary of State, (iv) the filing of a Form 8-K and Form 10-C with the SEC within 15 days and 10 days, respectively, after the Closing Date, (v) listing of the Parent Shares on the NASDAQ National Market System, (vi) any filings as may be required under applicable state securities laws and the laws of any foreign country, and (vii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent.

  3.4  SEC Documents; Parent Financial Statements.

   (a) Parent has filed all forms, reports and documents required to be filed with the SEC since June 30, 1991, and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 1991, 1992 and 1993, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 1993 and





DMP2HY.R4(5P3)
02/15/94                                                              -22-

December 31, 1993, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since June 30, 1991, (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above and Reports on Form SR) filed by Parent with the SEC since June 30, 1991 and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to made the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date hereof until the Closing, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of Parent, as of December 31, 1993 is hereinafter referred to as the "Parent Balance Sheet."

   (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

  3.5 No Undisclosed Liabilities. Except as disclosed in writing to the Company or as otherwise provided in the Parent SEC Reports, Parent does not have any material liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, (i) have not been reflected in the Parent Balance Sheet, (ii) have not been specifically described in this Agreement or
(iii) are not normal or recurring liabilities incurred





DMP2HY.R4(5P3)
02/15/94                                                              -23-
since December 31, 1993 in the ordinary course of business consistent with past practices.

  3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except as disclosed in the Parent SEC Reports filed since that date to the date of this Agreement, except with respect to the actions contemplated by this Agreement, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations or business of the Parent or any of its subsidiaries, or any other event that would have a material negative impact on Parent's strategic or competitive position, its organization or its customer base (together, a "Material Adverse Change"); or any development that could reasonably be expected to cause a Material Adverse Change; provided, however that a Material Adverse Change of Parent shall be presumed not to have occurred as to results of operations, so long as (x) revenues and net income in the quarter ending March 31, 1994 exceed revenues and net income in the quarter ending March 31, 1993 and (y) if the interim period from April 1, 1994 until the Closing includes one or more full months of operations and revenues for such full month(s) during such interim period exceed revenues in the comparable period of the preceding quarter and operating expenses have grown by 10% or less as compared to operating expenses in the similar period of the preceding quarter (collectively, the "Safe Harbor"); provided further that there shall be no presumption that a Material Adverse Change did occur if the results of operations for such periods do not meet the Safe Harbor requirements; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Parent or any of its subsidiaries having a Material Adverse Effect on Parent; (iii) any material change by Parent in its accounting methods, principles or practices, unless the Company has previously consented in writing; or (iv) any revaluation by Parent of any of its assets having a Material Adverse Effect on Parent, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business, unless the Company has previously consented in writing.

  3.7  Taxes.

       (i) Parent has accurately prepared and timely filed all Returns relating to any and all Taxes concerning or attributable to Parent or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

       (ii) Parent as of the Effective Time: (A) will have paid all Taxes it is required to pay prior to the Effective





DMP2HY.R4(5P3)
02/15/94                                                              -24-

Time and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

       (iii) Parent has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Parent, nor has the Parent executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

       (iv) No audit or other examination of any Return of Parent is presently in progress, nor has the Parent been notified of any request for such an audit or other examination.

       (v) Parent does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

       (vi) None of Parent's assets are treated as "taxexempt use property" within the meaning of Section 168(h) of the Code.

       (vii) Parent has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Parent.

       (viii) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

       (ix) Parent's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Parent's tax books and records.

  3.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon Parent which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by the Company or the conduct of business by the Parent as currently conducted or as proposed to be conducted by the Company.

  3.9 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

   (a) Parent owns no real property except as described in the Parent Schedules. All real property leases to which Parent





DMP2HY.R4(5P3)
02/15/94                                                              -25-
or its subsidiaries are parties are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent has not taken adequate steps to prevent such default from occurring), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect on the Parent.

   (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Parent Financial Statements and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

   (c) All of the equipment owned or leased by the Parent is, taken as a whole, (i) adequate for the conduct of the business of Parent consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, subject to normal wear and tear,
(iv) reasonably maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

  3.10 Intellectual Property. Except as set forth in the Parent SEC Reports, Parent owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used or proposed to be used in the business of Parent as currently conducted or as proposed to be conducted by Parent (the "Parent Intellectual Property Rights"). Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any material license, sublicense or other intellectual property agreement. Except as set forth in the Parent SEC Reports, no claims with respect to Parent Intellectual Property Rights, any trade secret material to Parent, or any third-party intellectual property rights to the extent arising out of any use, reproduction or distribution of such third-party intellectual property rights by or through Parent, have been asserted or, are threatened by any person that could have a Material Adverse Effect, nor does Parent know of any valid grounds for any bona fide claims that could have a Material Adverse Effect (i) to the effect that





DMP2HY.R4(5P3)
02/15/94                                                              -26-
the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Parent infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Parent of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Parent's business as currently conducted or as proposed to be conducted by Parent; (iii) challenging the ownership, validity or effectiveness of any of the Parent Intellectual Property Rights or other trade secret material to Parent; or (iv) challenging Parent's license or legally enforceable right to use, or the validity or effectiveness of the third-party intellectual property rights.

  Except as set forth in the Parent SEC Reports, all patents, registered trademarks, service marks and copyrights held by Parent are valid and subsisting. To the Parent's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any of Parent Intellectual Property Rights, any trade secret material to the Parent, or any third party intellectual property right to the extent licensed by or through Parent, by any third party, including any employee or former employee of Parent. Except as set forth in the Parent SEC Reports, Parent (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party;
(ii) has no knowledge of the basis for any such charge or claim; and (iii) has no knowledge of any infringement liability with respect to, or infringement or violation by, Parent of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another.

  Except as set forth in the Parent SEC Reports, no Parent Intellectual Property Right, trade secret material to Parent, or third-party intellectual property right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company. Each employee of, and consultant to, Parent has signed a proprietary rights and confidentiality agreement, or consultant agreement, respectively, in Parent's standard forms.

  3.11 Litigation. Except as described in the Parent SEC Reports, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion nor, to Parent's knowledge, is there a reasonable basis to expect such notice of assertion against Parent which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or which could reasonably be anticipated to have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.





DMP2HY.R4(5P3)
02/15/94                                                              -27-

  3.12 Environmental Matters.

   (a) Hazardous Material. As of the date hereof, no underground storage tanks and no Hazardous Material, but excluding office and janitorial supplies, is present, as a result of the actions of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

   (b) Hazardous Materials Activities. At no time prior to the date hereof has Parent transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Parent disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

   (c) Permits. Parent currently holds all Environmental Permits necessary for the conduct of Parent's Hazardous Material Activities and other businesses of Parent as such activities and businesses are currently being conducted.

   (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning or relating to Parent, any Environmental Permit or any Hazardous Materials Activity of Parent. Parent is not aware of any fact or circumstance which could involve Parent in any environmental litigation or impose upon Parent any environmental liability which would have a Material Adverse Effect on Parent.

  3.13 Agreements, Contracts and Commitments. Parent has not breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Parent SEC Reports ("Material Contracts") in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Parent thereunder. Each Material Contract is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent pursuant thereto. Parent has provided the Company with an opportunity to review true and complete copies of all Material Contracts to which it is a party or by which it may be bound.





DMP2HY.R4(5P3)
02/15/94                                                              -28-

  3.14 Labor Matters. Except as to matters which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Parent has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which Parent is a party or involving Parent, and there is neither pending nor threatened any investigation or hearing concerning Parent arising out of or based upon any such laws, regulations or practices. There are no pending claims against Parent under any workers compensation plan or policy or for long term disability.

  3.15 Compliance With Laws. Parent has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

  3.16 Pooling of Interests. To Parent's knowledge, neither Parent nor any of its subsidiaries has taken any action which would interfere with Parent's ability to account for the Merger as a pooling of interests.

  3.17 Broker's and Finders' Fees. Except for fees payable to Hambrecht & Quist Incorporated, Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

  3.18 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company made in Section 2.23, the registration statement (the "Registration Statement") on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company's Stockholders' Meeting, at the time of the Parent's Stockholders' Meeting and at the Effective Time, contain any statement





DMP2HY.R4(5P3)
02/15/94                                                              -29-
which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent's Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

  3.19 Complete Copies of Materials. Parent has delivered or made available true and complete copies of each document (or summaries of same) which has been requested by the Company or its counsel in order for the Company to make a complete legal and accounting review of Parent and its subsidiaries.

  3.20 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein, nor any statement made in any Parent Schedule, Exhibit or certificate furnished pursuant to this Agreement or the SEC Documents, when all such documents are read together in their entirety, contains or will contain any untrue statement of a material fact at the Effective Time, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (which shall include the Company and all of its subsidiaries) (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices





DMP2HY.R4(5P3)
02/15/94                                                              -30-
and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of the Company, and will not enter into any agreement or take any action which could have a Material Adverse Effect on the Company. The Company shall promptly notify Parent if any event, agreement or occurrence could have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent, such consent not to be unreasonably withheld in the case of subsections 4.1(b),(f),(i) and (l):

   (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under the employee stock plans of the Company or authorize cash payments in exchange for any options granted under any of such plans;

   (b) Enter into long-term partnerships, joint development agreements or strategic alliances, agreements to create standards or agreements with "Standards" bodies;

   (c) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and as previously disclosed to Parent;

   (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company's Intellectual Property Rights or enter into grants to future patent rights, networking protocols or agreements with other voicemail vendors, other than licenses in connection with the sale of systems, goods or services entered into in the ordinary course of business consistent with past practices; provided, however, that if in connection with any transaction described in this paragraph 4.1(d) Parent does not consent, then Parent will either (i) disclose its reasons for such refusal and the Company can elect to proceed with the transaction or not, in its reasonable discretion and/or (ii) not disclose its reasons for such refusal and elect to indemnify the Company with respect to the Company's forbearance concerning the contemplated transaction if the Merger fails to occur;

   (e) Violate, amend or otherwise modify the terms of any of the contracts set forth in the Company Schedules in a way that could have a Material Adverse Effect;





DMP2HY.R4(5P3)
02/15/94                                                              -31-

   (f)   Commence a lawsuit other than (i) for the routine collection of bills,
(ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to the filing of such a suit;

   (g) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to the Company;

   (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the repurchase of shares of the Company's Common Stock from terminated employees pursuant to the terms of restricted stock purchase agreements and the issuance of shares of the Company's Common Stock pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement;

   (i) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

   (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company, or enter into any joint ventures, strategic partnerships or alliances or purchase any distributors;

   (k) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business;

   (l) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to the existing credit facility) or guarantee any such indebtedness or issue or





DMP2HY.R4(5P3)
02/15/94                                                              -32-
sell any debt securities of the Company or guarantee any debt securities of others;

   (m) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than in the ordinary course, except officers who have not received increases since December 31, 1993 and who are otherwise due for an ordinary course increase; provided however, that the Company may amend its Management Performance Bonus Plan to exclude expenses related to the Merger from the Company's financial results for the third and fourth quarters of fiscal year 1994 in calculating bonuses that are payable under such Plan, if such Plan has not been so modified with Parent's consent prior to the date such bonuses are otherwise due;

   (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

   (o) Pay, discharge or satisfy in an amount in excess of $50,000 ( in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

   (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

   (q) Take any action, including the acceleration of vesting of any options, warrants or other rights to acquire shares of the Company's Capital Stock, which would interfere with Parent's ability to account for the Merger as a pooling of interests; or

   (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.





DMP2HY.R4(5P3)
02/15/94                                                              -33-

  4.2 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent (which shall include Parent and its subsidiaries) agrees (except to the extent that the Company shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and taxes when due subject (i) to good faith disputes over such debts or taxes and
(ii) in the case of taxes, to the Company's consent to the filing of material Returns if applicable, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact Parent's present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Parent, to the end that Parent's goodwill and ongoing businesses shall be unimpaired at the Effective Time. Parent shall promptly notify the Company of any event or occurrence not in the ordinary course of business of Parent, and will not enter into any agreement or take any action which could have a Material Adverse Effect on Parent. Parent shall promptly notify the Company if any event, agreement or occurrence could have a Material Adverse Effect.
Except as expressly contemplated by this Agreement, Parent shall not, without the prior written consent of the Company, such consent not to be unreasonably withheld in the case of subsections (c), (d) or (j):

   (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under the employee stock plans of Parent or authorize cash payments in exchange for any options granted under any of such plans;

   (b) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and as previously disclosed to the Company;

   (c) Violate, amend or otherwise modify the terms of any of the contracts set forth in the Parent Schedules or any Material Contracts in a way that could have a Material Adverse Effect;

   (d)   Commence a lawsuit other than (i) for the routine collection of bills,
(ii) for software piracy, or (iii) in such cases where Parent in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Parent's business, provided that Parent consults with the Company prior to the filing of such a suit;





DMP2HY.R4(5P3)
02/15/94                                                              -34-

   (e) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Parent;

   (f) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the repurchase of shares of Parent's Common Stock from terminated employees pursuant to the terms of restricted stock purchase agreements and the issuance of shares of Parent's Common Stock pursuant to the exercise of Parent stock options or warrants therefor outstanding as of the date of this Agreement;

   (g) Cause or permit any amendments to its Certificate of Incorporation, other than to increase Parent's authorized capital stock, or Bylaws;

   (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, or enter into any joint ventures, strategic partnerships or alliances or purchase any distributors; provided, however, that the Company's consent shall not be required for any acquisition, joint venture, strategic partnerships or alliances so long as the aggregate consideration for such transactions does not exceed $50 million or 10% of the outstanding Common Stock of Parent and provided further that Parent agrees to disclose all such transactions to the Company;

   (i) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Parent, except in the ordinary course of business;

   (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to Parent's existing bank facility) or guarantee any such indebtedness or issue or





DMP2HY.R4(5P3)
02/15/94                                                              -35-
sell any debt securities of Parent or guarantee any debt securities of others;

   (k) Adopt or amend any employee benefit or stock purchase or option plan (except as required to add additional shares to the existing option plan), or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than in the ordinary course;

   (l) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

   (m) Pay, discharge or satisfy in an amount in excess of $200,000 ( in any one case) or $400,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved for in the Parent Financial Statements (or the notes thereto);

   (n) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

   (o) Take any action, including the acceleration of vesting of any options, warrants or other rights to acquire shares of Parent's Common Stock, which would interfere with Parent's ability to account for the Merger as a pooling of interests; or

   (p) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (o) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.


  4.3 No Solicitation. Prior to the Effective Time, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees, except as required by law (including actions which the Company's Board of Directors





DMP2HY.R4(5P3)
02/15/94                                                              -36-
determines, after consultation with outside legal counsel, are required pursuant to its fiduciary duties under applicable law):

   (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or substantially all of the Company's or any subsidiary's business, assets or properties or to purchase or acquire capital stock of the Company or any subsidiary whether by merger, purchase of assets, tender offer or otherwise (an "Acquisition"),

   (b) disclose any information not customarily disclosed to any person other than its attorneys or financial advisors concerning the Company's or any subsidiary's business and properties or afford to any person or entity access to its properties, books or records, or

   (c) assist or cooperate with any person to make any proposal to consummate a transaction of the type referred to in clause (a) above.

  In the event the Company shall receive any such written offer or proposal, directly or indirectly, oral or written, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately inform Parent as to all material facts relating to any such offer or proposal (including the identity of the party making such offer or proposal and the specific terms thereof) and will cooperate with Parent by furnishing any information it may reasonably request.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which shall include preliminary proxy materials relating to the approval of the Merger, and which complies in form with applicable SEC requirements. Parent and the Company shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger which shall not be changed unless the Board of Directors of the Company, upon advice of its outside legal counsel, shall determine that to include such





DMP2HY.R4(5P3)
02/15/94                                                              -37-
recommendation or not withdraw such recommendation if previously included would constitute a breach of the Board's fiduciary duty under applicable law. The Proxy Statement shall include the recommendation of the Board of Directors of Parent in favor of the Merger; provided that such recommendation may not be included or may be withdrawn if previously included if Parent has been advised by its outside legal counsel that Parent's Board of Directors would be in breach of its fiduciary duties if it included such recommendation or did not withdraw such recommendation if previously included.

  5.2  Meeting of Stockholders.

   (a) The Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting on April 27, 1994 or as soon thereafter as is practicable. The Company shall consult with Parent and use its best efforts to hold the Company Stockholders' Meeting on the same day as the Parent Stockholders' Meeting. Subject to Section 5.1, the Company shall use reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger.

   (b) Parent shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders' Meeting on April 27, 1994 or as soon thereafter as is practicable. Parent shall consult with the Company and shall use all reasonable efforts to hold the Parent Stockholders' Meeting on the same day as the Company Stockholders' Meeting. Subject to Section 5.1, Parent shall use reasonable efforts to solicit from stockholders of Parent proxies in favor of the Merger.

  5.3 Access to Information. Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all information concerning the business, properties and personnel of such party as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  5.4  Confidentiality.    The parties acknowledge that Parent and the Company
have previously executed an Agreement for Mutual Disclosure of Information dated November 1, 1993 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.





DMP2HY.R4(5P3)
02/15/94                                                              -38-

  5.5  Expenses.

   (a) Except as set forth in this Section 5.5, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys fees, incurred in relation to the printing and filing of the Registration Statement (including financial statements and exhibits and the proxy statement) and any amendments or supplements thereto.

   (b) If this Agreement is terminated by Parent pursuant to Section 7.1(b)(i) and provided that (A) Parent is not then in breach of its representations and warranties under this Agreement such that Section 6.2(a) of this Agreement would not be satisfied and (B) Parent is not otherwise in material breach of its obligations under this Agreement, then the Company shall pay Parent for all of its reasonable out-of-pocket expenses, including but not limited to attorney's fees, accounting fees, financial printer expenses, filing fees and fees and expenses of financial advisors incurred in connection with this Agreement and the Merger ("Out of Pocket Expenses"), not to exceed $1.5 million. If this Agreement is terminated pursuant to Section 7.1(c)(i), and provided that (C) the Company is not then in breach of its representations and warranties under this Agreement such that Section 6.3(a) of this Agreement would not be satisfied and (D) the Company is not otherwise in material breach of its obligations under this Agreement, then Parent shall pay the Company its Out-of-Pocket Expenses, not to exceed $1.5 million, incurred in connection with this Agreement and the Merger. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of this Agreement.

   (c) If the Company's stockholders do not approve the Merger on or before June 30, 1994, the Company shall pay Parent its Out-of-Pocket Expenses, not to exceed $250,000. If the Parent's stockholders do not approve the Merger on or before June 30, 1994, Parent shall pay the Company its Out-of-Pocket Expenses, not to exceed $250,000. Notwithstanding the foregoing, this provision shall not apply in the event the Company is required to make payment to the Parent hereunder pursuant to Section 5.5(b) or Section 5.5(d) or if Parent is required to make payment to the Company pursuant to Section 5.5(b). Nothing contained herein shall relieve any party from liability for any breach of this Agreement.

   (d) The Company shall pay Parent $5 million in connection with this Agreement and the Merger if the Company (A) enters into an agreement for an Acquisition (as defined in Section 4.3 hereof) with a Third Party (as defined in





DMP2HY.R4(5P3)
02/15/94                                                              -39-

Section 7.1(b)(iii) hereof) or (B) completes an Acquisition transaction with a Third Party.

   (e) If this Agreement shall be terminated in the circumstances specified in the foregoing subsection (d), then the payments thereunder shall be liquidated damages for loss of the bargain hereunder and shall be the recipient's sole and exclusive remedy in such event.

  5.6 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange.

  5.7 Pooling Accounting. Parent and the Company shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use its best efforts to cause its Affiliates (as defined in Section 5.9) not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

  5.8 Consents. Each of Parent and the Company shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and the Company shall use its best efforts to obtain all necessary consents, waivers and approvals under any of the Company's material agreements, contracts, licenses or leases in connection with the Merger for the assignment thereof or otherwise. All such necessary consents are set forth on Company Schedule 5.8.

  5.9  Affiliate Agreements.

   (a) Within two weeks of the date hereof, the Company will provide Parent with a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 (each such person who is an "affiliate" of Parent or Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Parent by March 1, 1994 (and in each case prior to the Effective Time) from each of the Affiliates of the Company, an executed Affiliate Agreement in the usual and customary form. Parent and Merger Sub shall be entitled to place appropriate





DMP2HY.R4(5P3)
02/15/94                                                              -40-
legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliates Agreements.

  5.10 FIRPTA. The Company shall deliver to the Internal Revenue Service a notice that the Company Capital Stock is not a "U.S. Real Property Interest" as defined in and in accordance with the requirements of Treasury Regulation
Section 1.897-2(h)(2).

  5.11 Legal Requirements. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

  5.12 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

  5.13 Best Efforts and Further Assurances. Each of the parties to this Agreement shall each use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

  5.14 Stock Options.

   (a) At the Effective Time, each outstanding option to purchase shares of Company Capital Stock (each a "Company Stock





DMP2HY.R4(5P3)
02/15/94                                                              -41-

Option") under the Company Stock Option Plans, whether vested or unvested, will be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time, except that (i) such Company Stock Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

   (b) After the Effective Time, Parent will issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.

   (c) It is the intention of the parties that the Company Stock Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Stock Options qualified as incentive stock options prior to the Effective Time.

  5.15 Form S-8. Parent agrees to file a registration statement on Form S-8 for the Company Stock Option Plans no later than 30 days after the Closing.

  5.16 Certain Benefit Plans. Subject to compliance with pooling of interests accounting treatment of the Merger, Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefit programs substantially comparable to those applicable to employees of Parent on similar terms, as soon as practicable after the Effective Time.

  5.17 Indemnification. For a period of five (5) years from the date hereof, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of the Company is, or is threatened to be, made a party by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as





DMP2HY.R4(5P3)
02/15/94                                                              -42-
a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. Parent shall indemnify the persons who are currently officers and directors of the Company substantially in accordance with the Bylaws of the Company as they are currently in effect and in accordance with indemnification agreements between such persons and the Company. In addition, the Company shall, and after the Effective Time Parent shall, use their respective best efforts to maintain in effect for not less than three years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company, provided that the Company may substitute therefor policies providing at least the same coverage and containing terms and conditions which are not less advantageous with respect to matters occurring prior to the Effective Time; and, provided further that the Parent shall only be obligated to maintain insurance pursuant hereto to the extent such coverage may be purchased for amounts which do not exceed $150,000 per year and that, in the event such insurance cannot be obtained, Parent will use its best efforts to provide insurance covering such parties on the best available terms obtained for premiums in that amount. Notwithstanding anything herein to the contrary, Parent shall not be obligated to provide insurance covering such parties to any greater extent than it provides for its officers and directors.

  5.18 Tax-Free Organization. Parent and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code.

  5.19 Agreement to Vote Shares. Within two weeks of the date hereof, in consideration for the execution of this Agreement and the Merger Agreement by Parent and Merger Sub, each officer and director of the Company shall, in an agreement in the usual and customary form, agree to vote all shares of the Company Capital Stock held by such person entitled to vote at the Company's Stockholders' Meeting (and at any adjournment thereof) in favor of the Merger Agreement and the Merger.

  5.20 Update to Disclosures. Without limiting either party's right to rely on the representations and warranties as of the date of this Agreement, each party shall provide the other party with updates to the disclosures provided or made available to the other party as to material facts which arise between the date of this Agreement and the Effective Date, and which, if they had occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations warranties contained in Article II true and correct as of the date of this Agreement.





DMP2HY.R4(5P3)
02/15/94                                                              -43-

  5.21 NMS Listing. The Company agrees to continue the listing of the Company Capital Stock on the NASDAQ National Market System during the term of this Agreement so that stockholders of the Company will not receive appraisal rights under Section 262 of the Delaware General Corporation Law.

  5.22 Company Stockholder Rights Plan. The Company agrees to amend or terminate its Stockholder Rights Plan, dated as of February 5, 1990 (the "Rights Plan"), and any similar plan, or take other action to redeem any rights thereunder pursuant to such Rights Plan so that the Rights Plan and any similar plan will not apply to the transactions contemplated by this Agreement.

  5.23 Board Representation. Parent agrees to appoint one director of the Company to its Board of Directors as of the Effective Time.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

  6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of each of the Company, Merger Sub and Parent.

   (b) Registration Statement Effective. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

   (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted,





DMP2HY.R4(5P3)
02/15/94                                                              -44-
entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

   (d) Tax Opinions. Parent and the Company shall have received substantially identical written opinions of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, and Gray Cary Ware & Freidenrich, Professional Corporation, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsels for the purpose of rendering such opinions.

   (e) Approval. Parent, the Company and Merger Sub shall have timely obtained from each Governmental Entity all approvals, if any, necessary for consummation of the Merger and the transactions contemplated hereby, including without limitation termination of the waiting period under the HSR Act.

   (f) Affiliate Agreements. Each party shall have received from each of the Affiliates of the Company an executed Affiliate Agreement.

  6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

   (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

   (b) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

       (i) all representations and warranties made by Parent and Merger Sub under this Agreement are true and complete in all material respects; and

       (ii) all covenants, obligations and conditions of this Agreement to be performed by Parent and Merger Sub on or before such date have been so performed in all material respects.





DMP2HY.R4(5P3)
02/15/94                                                              -45-

   (c) Legal Opinion. The Company shall have received a legal opinion from Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Parent, in the usual and customary form.

   (d) Fairness Opinion. Unterberg Harris shall have delivered an opinion to the Board of Directors of the Company dated as of the date of the Proxy Statement, in form reasonably satisfactory to Company, to the effect that the consideration to be received by the stockholders of the Company in connection with the transactions contemplated by this Agreement is fair from a financial point of view.

   (e) Material Adverse Change. There shall not have occurred any Material Adverse Change in the business of Parent as defined in Section 3.6 hereof.

  6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

   (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

   (b) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its President and Chief Financial Officer to the effect that, as of the Effective Time:

       (i) all representations and warranties made by the Company under this Agreement are true and complete in all material respects; and

       (ii) all covenants, obligations and conditions of this Agreement to be performed by the Company on or before such date have been so performed in all material respects.

   (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required to effectuate the Merger or whose consents are necessary to assign contracts, licenses, leases or other instruments material to the business of the Company.





DMP2HY.R4(5P3)
02/15/94                                                              -46-

   (d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision challenging Parent's proposed acquisition of the Company, or limiting or restricting Parent's conduct or operation of the business of the Company, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking any of the foregoing be pending.

   (e) Fairness Opinion. Hambrecht & Quist Incorporated shall have delivered, and reconfirmed as of the date of the Proxy Statement, an opinion to the Board of Directors of Parent, in form reasonably satisfactory to Parent, to the effect that the consideration to be paid by Parent in connection with the transactions contemplated by this Agreement is fair from a financial point of view to Parent.

   (f) Legal Opinion. Parent shall have received a legal opinion from Gray Cary Ware & Freidenrich, Professional Corporation, legal counsel to the Company, in the usual and customary form.

   (g) No Material Adverse Changes. There shall not have occurred any Material Adverse Change in the business of the Company as defined in Section
2.7 hereof.

   (h) Opinion of Accountants. Parent shall have received an opinion of KPMG Peat Marwick, independent auditors, acceptable to Parent, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

   (i) Dissenters. Holders of not more than 5% of the outstanding shares of Company Capital Stock shall have exercised, or shall continue to have the right to exercise, appraisal rights with respect to the transactions contemplated by this Agreement.

   (j) Stockholder Rights Plan. The holders of Company Capital Stock shall have no rights under the Rights Plan or any similar plan as a result of the transactions contemplated by this Agreement.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

  7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:





DMP2HY.R4(5P3)
02/15/94                                                              -47-

   (a)   by mutual written consent of the Company and Parent;

   (b)   by Parent if:

       (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within five business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

       (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would prohibit Parent's or the Company's ownership or operation of all or a material portion of the business of the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger;

       (iii) Any corporation, partnership, person or other entity or group, (as defined in Section 13d) of the Exchange Act (other than Parent or affiliate of Parent) (a "Third Party") commences or publicly announces a tender or exchange offer to acquire more than 20% of the outstanding voting securities of the Company;

       (iv) any Third Party solicits and receives proxies or consents sufficient to permit it to elect directors nominated by it to a majority of the seats of the Company's Board of Directors or to block stockholder approval of the Merger;

       (v) (A) the Company advises Parent (or is obligated by Section 4.3 hereof to advise Parent but has failed to do so) that the Company has been advised in writing by counsel that it is required to participate in negotiations, provide information or otherwise cooperate with any Third Party concerning an acquisition and intends to proceed with such action or the Company (or its subsidiaries) or (B) any of their respective directors, officers or agents, directly or indirectly, solicits or initiates any discussions in violation of Section 4.3; or

       (vi) if any condition to Parent's obligation to complete the Merger has not been satisfied or waived by Parent.

   (c)   by the Company if:

     (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within five days after written notice to Parent





DMP2HY.R4(5P3)
02/15/94                                                              -48-

(provided that, no cure period shall be required for a breach which by its nature cannot be cured);

     (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would prohibit Parent's or the Company's ownership or operation of all or a material portion of the business of the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger; or

     (iii) if any condition to the Company's obligation to complete the Merger has not been satisfied or waived by the Company.

   (d) by any party hereto if: (i) the Closing has not occurred by June 30, 1994; (ii) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or (iv) if the Company's stockholders do not approve the Merger and this Agreement at the Company Stockholders' Meeting or (v) if Parent's Stockholders do not approve the Merger and this Agreement at the Parent Stockholders' Meeting.

  Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

  7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement, and, provided that, the provisions of Sections 5.4 and 5.5 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

  7.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  7.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations





DMP2HY.R4(5P3)
02/15/94                                                              -49-
or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

  8.1 Non-Survival of Agreement at Effective Time. The representations, warranties and covenants of the Company and Parent contained in this Agreement shall terminate on the Effective Time of the Merger, except that the agreements set forth in Article I, Sections 4.3, 5.4, 5.5, 5.13, 5.14, 5.15, 5.16, 5.17
and 5.18 and Article VIII shall survive the Effective Time indefinitely. All representations, warranties and covenants in or pursuant to this Agreement shall be deemed to be conditions to the Merger, and in the event this Agreement and the Merger Agreement shall be terminated in accordance with the terms thereof, the provisions of Sections 5.4 and 5.5 of the Agreement shall survive any termination of this Agreement or the Merger Agreement.

  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a)   if to Parent or Merger Sub, to:

     Octel Communications Corporation
     890 Tasman Drive
     Milpitas, California 95035-7439
     Attention:  Robert Cohn
     Telecopy No.:  (408) 321-0347

     with a copy at the same address to the attention of the General Counsel and





DMP2HY.R4(5P3)
02/15/94                                                              -50-
     with a copy to:

     Wilson, Sonsini, Goodrich & Rosati, P.C.
     Two Palo Alto Square, Suite 900
     Palo Alto, California 94306
     Attention:  Barry E. Taylor, Esq.
     Telecopy No.:  (415) 493-6811

   (b)   if to the Company, to:

     VMX, Inc.
     2115 O'Nel Drive
     San Jose, California 95131-2032
     Attention:  Chief Executive Officer
     Telecopy No.:  (408) 441-7026

     with a copy to:

     Gray Cary Ware & Freidenrich, P.C.
     400 Hamilton Avenue
     Palo Alto, California 94304
     Attention:  Eric Lapp, Esq.
     Telecopy No.:  (415) 327-3699

  8.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.





DMP2HY.R4(5P3)
02/15/94                                                              -51-

  8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.





DMP2HY.R4(5P3)
02/15/94                                                              -52-

  IN WITNESS WHEREOF, Parent, Merger Sub, the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.


VMX, INC.                           OCTEL COMMUNICATIONS CORPORATION

          PATRICK S. HOWARD                     ROBERT COHN
By: ____________________________    By: ____________________________
    Patrick S. Howard, President         Robert Cohn, President and
      and Chief Executive Officer          Chief Executive Officer



                                    OCTEL ACQUISITION CORPORATION

                                                ROBERT COHN
                                    By: ____________________________
                                         Robert Cohn, President and
                                           Chief Executive Officer





DMP2HY.R4(5P3)
02/15/94                                                              -53-

                                                                         ANNEX B


                               HAMBRECHT & QUIST
                                ONE BUSH STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                                 (415)576-3300
                                CABLE: HAMQUIST
                             TELEX: 277064 HQ UP UR
                               FAX (415) 576-3624


Confidential


January 29, 1994

The Board of Directors
Octel Communications Corporation
890 Tasman Drive
Milpitas, California 95035-7439


Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Octel Communications Corporation ("Octel" or the "Company") of the consideration to be paid by the Company in connection with the proposed merger (the "Proposed Transaction") of Octel Acquisition Corporation ("Sub"), a wholly owned subsidiary of Octel, with and into VMX, Inc. ("VMX") pursuant to the Agreement and Plan of Reorganization dated as of January 29, 1994, among Octel, Sub and VMX (the "Agreement"). The Agreement provides, among other things, that holders of outstanding shares of VMX common stock, par value $0.05 per share, will receive upon consummation of the Proposed Transaction 0.200 shares of common stock, par value $.001 per share, of Octel (the "Common Stock") for each share of VMX common stock in the manner more fully described in the Agreement (the "Merger Consideration"). For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code and that the Proposed Transaction will be accounted for as a pooling of interests.

Hambrecht & Quist Incorporated ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Board of Directors of Octel in connection with the Proposed Transaction and will receive a fee for our services, including the rendering of this opinion.

Hambrecht & Quist is familiar with Octel and has in the past provided investment banking and other financial advisory services to Octel for which it has received customary fees. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Octel and receives customary compensation in connection therewith, and also provides research coverage for Octel. In the ordinary course of business, Hambrecht & Quist actively trades in the equity and derivative securities of Octel for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

       (i) reviewed the publicly available financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to us from published sources and the internal records of the Company;

The Board of Directors                           Confidential
Octel Communications Corporation
January 29, 1994
Page 2



       (ii) discussed with certain members of the management of the Company and the Company's Board of Directors the business, financial condition and prospects of the Company;

       (iii) reviewed certain financial and operating information, including certain projections, relating to the Company;

       (iv) discussed with certain members of the management of the Company and the Company's Board of Directors the Proposed Transaction;

       (v) reviewed the publicly available financial statements of VMX for recent years and interim periods to date and certain other relevant financial and operating data of VMX made available to us from published sources and the internal records of VMX;

       (vi) reviewed certain financial and operating information, including certain projections, provided by the management of VMX and discussed such projections with certain members of the management of VMX;

       (vii) reviewed the recent reported prices and trading activity for the Common Stock and the VMX common stock and compared such information and certain financial information of the Company and VMX with similar information for certain other companies engaged in businesses we consider comparable to those of the Company and VMX;

       (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

       (ix)    reviewed the Agreement; and

       (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

We have not independently verified any of the information concerning Octel or VMX considered in connection with our review of the Proposed Transaction and, for purposes of the opinion set forth herein, we have assumed and relied upon the accuracy and completeness of all such information. We have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of VMX or Octel, nor have we conducted a physical inspection of the properties and facilities of VMX or Octel. With respect to the financial forecasts and projections made available to us and used in our analyses, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Octel and VMX. We have assumed that neither Octel nor VMX is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which the Common Stock will trade subsequent to the consummation of the Proposed Transaction.





MEB2OU.R8(5P3)
02/16/94                             B-2

The Board of Directors                           Confidential
Octel Communications Corporation
January 29, 1994
Page 3



Based upon and subject to the foregoing, and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the Merger Consideration to be paid by the Company in the Proposed Transaction is fair to the Company from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by VMX or any of its affiliates or any security holder of VMX.


Very truly yours,




HAMBRECHT & QUIST INCORPORATED





MEB2OU.R8(5P3)
02/16/94                             B-3

                                                                         ANNEX C


                                UNTERBERG HARRIS
                               PARK AVENUE TOWER
                        65 EAST 55TH STREET, 18TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 888-5600
                               FAX (212) 888-8611


Board of Directors
VMX, Inc.
2115 O'Nel Drive
San Jose, CA 95131-2032

Dear Sirs and Madam:

       We understand that VMX, Inc. ("VMX" or the "Company"), Octel Acquisition Corporation, and Octel Communications Corporation ("Octel") have entered into an Agreement and Plan of Reorganization, dated as of January 29, 1994 (the "Reorganization Agreement") pursuant to which VMX will become a wholly owned subsidiary of Octel (the "Merger"). In connection with the Merger, Octel will issue 0.20 shares of its Common Stock for each share of VMX's Common Stock (the "Merger Consideration").

       You have requested our opinion with respect to the fairness of the Merger Consideration, from a financial point of view, to the stockholders of VMX.

       In connection with our review, we have, among other things:

       (i)     reviewed the Reorganization Agreement;

       (ii) reviewed publicly available financial information with respect to the business operations of the Company including, but not limited to, audited financial statements for the fiscal years ended June 30, 1991, 1992 and 1993 and unaudited financial statements for the quarterly periods ended September 30, 1993 and December 31, 1993;

       (iii) reviewed publicly available financial information with respect to the business operations of Octel including, but not limited to, audited financial statements for the fiscal years ended June 30, 1991, 1992 and 1993 and unaudited financial statements for the quarterly periods ended September 30, 1993 and December 31, 1993;

       (iv) reviewed certain internal financial and operating information relating to VMX and Octel (including financial projections) prepared by the respective managements of each company;

       (v) held discussions with certain members of both VMX and Octel senior management concerning their past and current operations, financial condition and business prospects and the potential financial effect of the Merger of VMX and Octel if the Merger were consummated;

       (vi) reviewed a comparison of operating results and other financial information of VMX and Octel with other companies which we deemed appropriate;

       (vii) reviewed the historical market prices and reported trading activity of VMX and Octel shares;

       (viii) compared the financial terms of the Merger with the terms of certain other merger, acquisition and business combination transactions which we deemed appropriate; and

Board of Directors
VMX, Inc.
2115 O'Nel Drive
San Jose, CA 95131-2032



       (ix) considered such other information, financial studies and analyses as we deemed relevant and performed such analyses, studies and investigations as we deemed necessary.

       We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. With respect to any financial projections, we assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective future financial performances of VMX and Octel and the future financial performance of the combined company. We have also assumed that the Merger will be accounted for as a pooling-of-interests.

       We have not conducted a physical inspection of the properties or facilities of VMX or Octel or made any independent valuation or appraisal of the assets, liabilities, patents or intellectual property of VMX or Octel, nor have we been furnished with any such valuations or appraisals. We were not requested to and did not approach any parties other than Octel with respect to a business combination involving the Company. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us, as of the date of this letter.

       We understand that in considering the Merger, the Board of Directors of the Company has considered a wide range of financial and non- financial factors, many of which are beyond the scope of this letter. This letter is not intended to substitute for the Board's exercise of its own business judgment in reviewing the Merger. This opinion is solely for purposes of the Board of Directors of the Company in connection with its exercise of its business judgment, and delivery of this opinion is not intended to confer rights on any third party, including stockholders, employees or creditors of the Company or Octel.

       It should be understood that, although subsequent developments may affect this opinion, Unterberg Harris does not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the shares of the Company or Octel will actually trade at any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger.

       Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the stockholders of VMX.

                                        Very truly yours,

                                        Unterberg Harris


                                        By:
                                            ----------------------------------





MEB2OU.R8(5P3)
02/16/94                             C-2

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant's Restated Certificate of Incorporation and Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements with its executive officers and directors. The Registrant has also purchased and maintained insurance for its officers, directors, employees or agents against liabilities which an officer, a director, an employee or an agent may incur in his or her capacity as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

 Exhibit No.                                              Description
 -----------                                              -----------
      2.1    Agreement and Plan of Reorganization Among Octel Communications Corporation, Octel Acquisition
                 Corporation and VMX, Inc. dated as of January 29, 1994 (included as Annex A to the Joint Proxy
                 Statement/Prospectus filed as part of this Registration Statement).
      3.1    Certificate of Incorporation of the Registrant. (1)
      3.2    Bylaws of the Registrant, as Amended. (1)
     +5.1    Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, as to the legality of the
               Common Stock being registered hereby.
     +8.1    Tax Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.
     +8.2    Tax Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.
     11.1    Statement re Computation of Earnings Per Share for Octel Communications Corporation.
     11.2    Statement re Computation of Earnings Per Share for VMX, Inc.
     21.1    Subsidiaries of Octel.
     23.1    Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, with respect to legality of securities being registered (contained in Exhibit 5.1).
     23.2    Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, with respect to certain tax matters (contained in Exhibit 8.1).
     23.3    Consent of Gray Cary Ware & Freidenrich, A Professional Corporation, with respect to certain tax matters (contained in Exhibit 8.1).
     23.4    Consent of KPMG Peat Marwick, independent certified public accountants, with respect to financial statements of Octel.
     23.5    Consent of KPMG Peat Marwick, independent certified public accountants, with respect to financial statements of VMX.
     23.6    Consent of Deloitte & Touche, independent auditors, with respect to financial statements of Octel.
     24.1    Power of Attorney (see page II-4).
     28.1    Form of Proxy Card of Octel.
     28.2    Form of Proxy Card of VMX.

(1) Incorporated by reference to the exhibit filed with Octel's Form 8-B filed with the Securities and Exchange Commission on February 12, 1990.

+    To be filed by amendment.





MEB2OU.R8(5P3)
02/16/94                             II-1

(B)  FINANCIAL STATEMENT SCHEDULES

       All other schedules have been omitted because the required information is not applicable or the information is incorporated herein by reference.


ITEM 22.  UNDERTAKINGS

       (a)    The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (d) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





MEB2OU.R8(5P3)
02/16/94                             II-2

       (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Act and will be governed by the final adjudication of such issue.

       (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

       (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.





MEB2OU.R8(5P3)
02/16/94                             II-3

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 17th day of February, 1994.

                                       OCTEL COMMUNICATIONS CORPORATION


                                       By   /s/ ROBERT COHN
                                            ------------------------------------
                                            Robert Cohn
                                            Chairman of the Board, President and
                                            Chief Executive Officer


                               POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Cohn and Gary A. Wetsel, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.





MEB2OU.R8(5P3)
02/16/94                             II-4

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                 Signature                                    Title                              Date
 -------------------------------------------------------------------------------------------------------------
 /s/ Robert Cohn                            Chairman of the Board, President and          February 17, 1994
 ------------------------------------------ Chief Executive Officer (Principal
 (Robert Cohn)                              Executive Officer)


 /s/ Gary A. Wetsel                         Executive Vice President and Chief            February 17, 1994
 ------------------------------------------ Financial Officer
 (Gary A. Wetsel)


 /s/ Herzel Ashkenazi                       Controller (Principal Accounting Officer)     February 17, 1994
 ------------------------------------------
 (Herzel Ashkenazi)


 /s/ Leo J. Chamberlain                     Director                                      February 17, 1994
 ------------------------------------------
 (Leo J. Chamberlain)


 /s/ John Freidenrich                       Director                                      February 17, 1994
 ------------------------------------------
 (John Freidenrich)


                                            Director                                    _______________, 1994
 ------------------------------------------
 (Robert C. Hawk)


 /s/ Dag Tellefsen                          Director                                      February 17, 1994
 ------------------------------------------
 (Dag Tellefsen)





MEB2OU.R8(5P3)
02/16/94                                II-5

                                EXHIBIT INDEX
                                -------------


                                                                                                                        Sequentially
                                                                                                                          Numbered
 Exhibit No.                                              Description                                                        Page
 -----------                                              -----------                                                        ----
      2.1    Agreement and Plan of Reorganization Among Octel Communications Corporation, Octel Acquisition
                 Corporation and VMX, Inc. dated as of January 29, 1994 (included as Annex A to the Joint Proxy
                 Statement/Prospectus filed as part of this Registration Statement).
      3.1    Certificate of Incorporation of the Registrant. (1)
      3.2    Bylaws of the Registrant, as Amended. (1)
     +5.1    Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, as to the legality of the
               Common Stock being registered hereby.
     +8.1    Tax Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.
     +8.2    Tax Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.
     11.1    Statement re Computation of Earnings Per Share for Octel Communications Corporation.
     11.2    Statement re Computation of Earnings Per Share for VMX, Inc.
     21.1    Subsidiaries of Octel.
     23.1    Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, with respect to legality of securities being registered (contained in Exhibit 5.1).
     23.2    Consent of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, with respect to certain tax matters (contained in Exhibit 8.1).
     23.3    Consent of Gray Cary Ware & Freidenrich, A Professional Corporation, with respect to certain tax matters (contained in Exhibit 8.1).
     23.4    Consent of KPMG Peat Marwick, independent certified public accountants, with respect to financial statements of Octel.
     23.5    Consent of KPMG Peat Marwick, independent certified public accountants, with respect to financial statements of VMX.
     23.6    Consent of Deloitte & Touche, independent auditors, with respect to financial statements of Octel.
     24.1    Power of Attorney (see page II-4).
     28.1    Form of Proxy Card of Octel.
     28.2    Form of Proxy Card of VMX.

(1) Incorporated by reference to the exhibit filed with Octel's Form 8-B filed with the Securities and Exchange Commission on February 12, 1990.

+    To be filed by amendment.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                     PROXY

                        OCTEL COMMUNICATIONS CORPORATION

         _______________________, 1994 SPECIAL MEETING OF STOCKHOLDERS

    The undersigned stockholder(s) of Octel Communications Corporation, a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated __________________, 1994, and hereby appoints Robert Cohn and Derek S. Daley, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the ________________, 1994 Special Meeting of Stockholders of Octel Communications Corporation, to be held on _____ ___________, 1994, at _______ a.m., local time, at _____________________________________________, California
____________, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth below:

    THIS BALLOT WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF JANUARY 29, 1994, FOR APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES RESERVED UNDER THE 1985 INCENTIVE STOCK PLAN AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)





MEB2OU.R8(5P3)
02/16/94

                    ___________________
                           COMMON

[X]  Please mark
     your votes
     as this

1.  Proposal to approve the Reorganization Agreement.

              FOR     AGAINST    ABSTAIN
              [ ]       [ ]        [ ]

2.  Proposal to amend the 1985 Incentive
    Stock Plan to increase the number shares reserved for issuance thereunder.

              FOR     AGAINST    ABSTAIN
               [ ]      [ ]        [ ]

                                        In their discretion the Proxies are
                                        authorized to vote upon such other
                                        business as may properly come before
                                        the meeting.

                                        This Proxy should be marked, dated,
                                        signed by the stockholder(s) exactly as
                                        the stockholder's name appears hereon
                                        and returned promptly in the enclosed
                                        envelope.  Persons signing in a
                                        fiduciary capacity should so indicate
                                        if shares are held by joint tenants or
                                        as community property, both should
                                        sign.

                                        ________________________________________
                                                Typed or Printed Name(s)

                                        ________________________________________
                                                       Signature

                                        ________________________________________
                                                       Signature

                                        ________________________________________
                                                  Title, if applicable

                                        Dated: ___________________________, 1994





MEB2OU.R8(5P3)
02/16/94

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                                     PROXY

                                   VMX, INC.

         _______________________, 1994 SPECIAL MEETING OF STOCKHOLDERS

    The undersigned stockholder(s) of VMX, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated __________________, 1994, and hereby appoints Patrick Howard and Bruce Pollock, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the ________________, 1994 Special Meeting of Stockholders of VMX, Inc., to be held on _________________, 1994, at _______ a.m., local time, at
_____________________________________________, California ____________, and at
any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth below:

    THIS BALLOT WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF JANUARY 29, 1994 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)





MEB2OU.R8(5P3)
02/16/94

                    ___________________
                           COMMON

[X]  Please mark
     your votes
     as this

1.  Proposal to approve the Reorganization Agreement.

              FOR     AGAINST    ABSTAIN
              [ ]       [ ]        [ ]

                                        In their discretion the Proxies are
                                        authorized to vote upon such other
                                        business as may properly come before
                                        the meeting.

                                        This Proxy should be marked, dated
                                        signed by the stockholder(s) exactly
                                        as the stockholder's name appears
                                        hereon and returned promptly in the
                                        enclosed envelope.  Persons signing in
                                        a fiduciary capacity should so
                                        indicate if shares are held by joint
                                        tenants or as community property, both
                                        should sign.

                                        ________________________________________
                                                Typed or Printed Name(s)

                                        ________________________________________
                                                        Signature

                                        ________________________________________
                                                        Signature

                                        ________________________________________
                                                  Title, if applicable

                                        Dated: ___________________________, 1994





MEB2OU.R8(5P3)
02/16/94